As filed with the Securities and Exchange Commission on November 23, 2021

Registration No. 333-257992

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

EVmo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7371	81-3028414
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

433 N. Camden Drive, Suite 600
Beverly Hills, CA 90210
(310) 926-2643
(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Stephen M. Sanchez
Chief Executive Officer
433 N. Camden Drive, Suite 600
Beverly Hills, CA 90210
(310) 926-2643
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to

M. Ridgway Barker, Esq. Joseph A. Tagliaferro III, Esq. Withers Bergman LLP 1925 Century Park East, Suite 400 Los Angeles, CA 90067 Telephone: (310) 277-9930 Facsimile: (310) 951-9139	Barry Grossman, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee
Common Stock, par value $0.000001 per share (the “Common Stock”)(2)	$17,250,000	$1,599.08
Representative’s Warrants(3)	—	—
Shares of Common Stock issuable upon exercise of Representative’s Warrants(4)	$1,035,000	$95.94
Total(6)	$18,285,000	$1,695.02

(1)	In the event of a stock split, stock dividend, or similar transaction involving our Common Stock, the number of shares of Common Stock underlying the warrants registered hereby shall automatically be increased to cover the additional shares of Common Stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes shares of Common Stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representative’s warrants are exercisable for up to the number of shares of Common Stock equal to 5% of the aggregate number of shares of Common Stock sold in this offering at a per share exercise price equal to 120% of the public offering price of the shares. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $103,500, which is equal to 120% of $750,000 (5% of the proposed maximum aggregate offering price of $17,250,000).

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.
(6)	Of this total registration fee, $1,322.84 has already been paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 23, 2021

16,666,667 Shares

Common Stock

EVmo, Inc.

This is a firm commitment public offering of 16,666,667 shares of common stock, par value $0.000001 per share (the “Common Stock”) of EVmo, Inc., a Delaware corporation, at an assumed offering price of $0.90 per share. Our Common Stock is traded on the Pink Open Market and quoted on the OTC Market under the symbol “YAYO.” On November 19, 2021, the last reported sale price of the Common Stock on the OTC Market was $0.90 per share (the “Assumed Offering Price”). The Assumed Offering Price used throughout this prospectus has been included for illustration purposes only and the final public offering price of the shares of Common Stock in this offering will be determined through negotiation between us and the underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the final offering price.

We are an “emerging growth company” and a “smaller reporting company,” each as defined under the federal securities laws and, as such, have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings. See the section titled “Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of the risks that you should consider in connection with an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price payable to the underwriters. We have agreed to reimburse the underwriters for certain expenses and the underwriters will receive compensation in addition to underwriting discounts and commissions. We have also agreed to issue warrants to the representative of the underwriters (the “Representative’s Warrants”) as a portion of the underwriting compensation payable to the underwriters in connection with this offering. See the section titled “Underwriting” beginning on page 52 of this prospectus for additional disclosure regarding underwriter compensation and offering expenses.

We have granted to the underwriters of this offering an option for a period of 45 days from the date of this prospectus to purchase up to an additional 2,500,000 shares of our Common Stock, an amount equal to 15% of the number of shares offered hereby, on the same terms and conditions described herein, solely to cover over-allotments, if any. See “Underwriting” for more information.

The underwriters expect to deliver the shares of Common Stock against payment on or about,                  2021, subject to customary closing conditions.

The date of this prospectus is November 23, 2021

EVmo, Inc.

ABOUT THIS PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide you with information different than that which is contained in this prospectus or in any free writing prospectus that we have authorized for use in connection with this offering. We are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Common Stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

You should assume that the information appearing in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information.”

For investors outside of the United States: No action is being taken in any jurisdiction outside of the United States that would permit a public offering of the shares of our Common Stock or possession or distribution of this prospectus in any such jurisdiction. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside of the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, references in this prospectus to “EVmo,” “EVmo, Inc.,” the “Company,” “we,” “us,” and “our” refer to EVmo, Inc., a Delaware corporation.

This prospectus may make reference to trademarks, servicemarks and tradenames owned by us or other companies. All such trademarks, servicemarks and tradenames, if any, included in this prospectus are the property of their respective owners.

1.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before deciding to invest in our securities, you should read this entire prospectus carefully, including the section of this prospectus entitled “Risk Factors” beginning on page 8. All brand names or trademarks appearing in this report are the property of their respective holders.

Overview of the Company

EVmo, Inc. is a holding company operating principally through two wholly-owned subsidiaries: (i) Rideshare Car Rentals LLC, a Delaware limited liability company (“Rideshare”), and (ii) Distinct Cars, LLC, a Delaware limited liability company (“Distinct Cars”). Rideshare offers an online bookings platform (the “Rideshare Platform”) while Distinct Cars maintains a fleet of passenger vehicles and transit vans for use in the last-mile logistical space for rent to our customers who are drivers in the ridesharing and delivery gig industries, while also providing them with insurance coverage and issuing them insurance cards in their own names. This enables such drivers to meet the vehicle suitability and other requirements of rideshare and delivery gig companies such as Uber, Lyft, DoorDash and Grubhub. Through Rideshare and Distinct Cars, we seek to become a leading provider of rental vehicles to drivers in the ridesharing and delivery gig spaces, and an industry leader in supplying transit vans for last-mile logistics. “Gig” generally refers to a labor market characterized by the prevalence of short-term contracts or freelance work as opposed to permanent jobs.

Drivers can rent their vehicles using the Rideshare Platform, which enables them to check inventory and performance and review vehicle data. Drivers have the ability to book vehicles online by the day, week or month, at their option, make payments, check insurance, or extend their rental with a minimum of inconvenience, while at the same time incurring no maintenance expenses. Depending on the make and model of the requested vehicle, rental prices begin at $39 per day or $795 per month. The Rideshare Platform is available on desktop, iOS and Android devices. We initially launched the Rideshare Platform in Los Angeles, CA and have since expanded it in the following markets: Oakland, CA; Las Vegas, NV; Chicago, IL; Newark, NJ; Baltimore, MD; and Dallas, TX.

In March 2021, we formed another wholly-owned subsidiary, EV Vehicles LLC, a Delaware limited liability company, which we intend to utilize as the corporate platform to implement our strategy to transition our entire fleet of rental vehicles from standard vehicles with internal combustion engines to electric by 2024.

Our Market

We service drivers in the ridesharing and delivery gig industries by providing them with qualifying vehicles and insurance, enabling them to work for Transportation Network Companies (“TNCs”) such as Uber and Lyft. We strongly believe this is a vibrant and growing market, as the advent of ridesharing and food delivery gigs over the last decade has permanently changed the transportation industry. The U.S. Department of Labor-Bureau of Labor Statistics in its April 2021 report has reported that consumer expenditures on transportation were approximately $1.1 trillion in 2019. Further, according to such statistics, transportation (including vehicle purchases and expenditures for gasoline and motor oil) was the second largest household expenditure after housing and the aggregate consumer spending on transportation was almost twice as large as that of healthcare and three times as large as entertainment. The use of rideshare and food delivery gig applications on smart phones has been transformative, allowing Uber, for example, to announce in mid-2016 that it had completed its two billionth ride only six months after it marked its first one billion rides.

One of the challenges the ridesharing and delivery gig industries faces is ensuring that driver growth keeps pace with the massive demand. Lyft recently reported an increase in active riders by over 940,000 in the first quarter of 2021 than in the fourth quarter of 2020, and that by the end of February 2021 rider growth had exceeded driver growth. Uber had 3.5 million active drivers on its platform during the first three months of the year but is also reporting a shortage. In April 2021, it announced a $250 million stimulus to entice both former and new drivers to work for them.

2.

Accordingly, the TNCs have actively taken steps to satisfy their driver demand by setting up programs designed to get eligible drivers into qualified cars. Uber has entered into multiple partnerships with car rental companies, and Lyft Express Driver is partnered with Hertz. We believe EVmo can be a major independent player in this space, since we also supply TNC drivers with qualifying vehicles, which we expect will eventually be electric vehicles, and provide them access to the Rideshare Platform, which is a driver-friendly mechanism to manage their vehicle rental and allowing them to generate income.

Our Growth Strategy

Our current growth strategy, which we formulated in early 2021, centers around our goal to transition our entire vehicle fleet to electric vehicles. We initiated this strategy for several reasons. First, we believe that industry trends are clear that electric vehicles will become the mainstay of the automobile market over the next 10 years. The Ford Motor Company has recently announced its intention to invest more than $30 billion in vehicle electrification through 2025, and has stated that it expects electric vehicles will comprise nearly half of all global sales by 2030. General Motors has stated that its goal is to exclusively sell electric vehicles by 2035. Apple and Hyundai are collaborating on producing an electric vehicle, and industry leader Tesla is rapidly growing and expanding its electric vehicle product line. While, according to LMC Automotive, only 410,000 electric vehicles were built in North America in 2020, annual production is expected to increase to at least 1.4 million vehicles by 2028.

Second, we believe that both drivers and riders will be increasingly drawn to electric vehicles for their environmental benefits, especially as they become comparable to combustion cars in terms of pricing, mileage and the number of available options to choose from. The demand for clean energy products is undeniable, and electric vehicles should be no exception as consumers continue to seek out eco-friendly alternatives.

Finally, we concluded that governmental policies and mandates will ultimately force the hand of both the automobile industry and consumers. Fuel economy and carbon dioxide emission targets are under constant review by the Environmental Protection Agency and many state governments, and in our opinion, this has helped shape manufacturing strategies and consumer preferences. Several states and municipalities have taken steps to either halt the sales of gasoline-fueled vehicles in the near future, or to promote the sale of electric vehicles. For example, the governor of California issued an executive order in September 2020 requiring all in-state sales of new passenger cars and trucks to be zero- emissions by 2035. In Oregon, residents can receive a rebate of up to $2,500 on the purchase or lease of a qualifying electric vehicle.

While we will incur a considerable short-term operating expense in turning over our fleet, we firmly believe that the reputational and brand benefits we will realize from being known as a TNC vehicle provider with an entirely electric fleet will quickly allow us to differentiate ourselves and significantly grow our business. The trends we describe above will directly impact the ridesharing and delivery gig industries, as we believe that both TNC drivers and riders will increasingly express a preference for electric vehicles. By making ourselves an early industry leader in this area, we believe that we will be well-positioned to market ourselves successfully and become profitable, using our current business model of vehicle rentals to TNC drivers. We currently have 40 electric vehicles in our fleet and we expect this number to grow to approximately 150-200 by the end of 2021. We expect to complete our transition to wholly electric by 2024.

Impact of COVID-19 on our Business

On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, it characterized the outbreak as a “pandemic.” In response, numerous states and cities ordered their residents to cease traveling to non-essential jobs and to curtail all unnecessary travel, and similar restrictions were recommended by the federal government. Beginning in the first quarter of 2020, which saw the initial rapid spread of COVID-19, rideshare companies were severely and negatively impacted, as demand plummeted. Consequently, the Company experienced a decline in revenue during the first half of 2020, which had a negative impact on our cash flows, but we then saw a positive upward movement in revenue during the second half of 2020, which has continued into the first three fiscal quarters of 2021. As of the date of this prospectus, one vaccination for COVID-19 has received full approval from the Food and Drug Administration, while others have received emergency-use authorization, and many of the lockdown restrictions imposed by state and local governments have abated. Still, the pandemic has not yet ended, and there have been multiple waves where infections, hospitalizations, and deaths have sharply increased. Most recently, variants of the original virus have been identified, and many Americans have resisted obtaining one of the vaccinations. At this time, we cannot predict the ultimate impact that COVID-19 may have on our business over the entirety of this year, and possibly beyond.

3.

Corporate History and Information

EVmo was initially formed on June 21, 2016 as a Delaware limited liability company under the name “YayYo, LLC.” The Company was subsequently converted into a Delaware corporation pursuant to Section 265 of the Delaware General Corporation Law (the “DGCL”). The Company now operates as a “C” corporation formed under the laws of the State of Delaware.

We became a reporting company when, on March 17, 2017, an offering circular on Form 1-A relating to a best-efforts offering of our Common Stock pursuant to “Regulation A+” of the Securities Act, was qualified by the Securities and Exchange Commission (the “SEC”). Then, on November 15, 2019, we completed an initial public offering of 2,625,000 shares of Common Stock, at $4.00 per share, for gross proceeds, before underwriting discounts and commissions and expenses, of $10.5 million and our Common Stock was listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “YAYO.”

On February 10, 2020, after being advised by Nasdaq that it believed we no longer met the conditions for continued listing, the Company announced its intent to voluntarily delist its Common Stock. Since delisting from Nasdaq, our Common Stock has been quoted and traded on the Pink Open Market, which is operated by OTC Markets Group, under the same ticker symbol. The delisting was effective on March 1, 2020.

In September 2020, we changed our name from YayYo, Inc. to Rideshare Rental, Inc., in order for our corporate brand to better reflect our principal businesses, ridesharing and vehicle rentals. In February 2021, we again changed our name to EVmo, Inc., to underscore our commitment to making a full transition to electric vehicles by the end of 2024.

Our address is 433 N. Camden Drive, Suite 600, Beverly Hills, CA 90210. Our telephone number is (310) 926-2643 and our website may be accessed at www.evmo.com.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	requiring only two years of audited financial statements in addition to any required unaudited interim financial statements, with a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our periodic filings made under the Securities Act of 1933, as amended (the “Securities Act”);

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding shareholder advisory votes on our executive compensation, including any golden parachute arrangements; and

●	exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002 (“SOX”).

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”).

We are also a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a smaller reporting company after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on the price of our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float or a public float that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

4.

THE OFFERING

The following summary contains general information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common Stock Offered by Us	16,666,667 shares of Common Stock.

Option to Purchase Additional Shares of Common Stock	We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to additional shares of our Common Stock, an amount equal to 15% of the number of shares offered hereby, on the same terms and conditions as set forth herein, to cover over-allotments, if any.

Common Stock to be Outstanding Immediately After this Offering	52,424,816 shares (or 54,924,816 shares if the underwriters exercise their option to purchase additional shares in full) (based on Assumed Offering Price of $0.90).

Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $13,950,000 million, or approximately $16,042,500 million if the representative of the underwriters exercises its option to purchase additional shares in full, in each case, after deducting underwriting discounts and our estimated offering expenses.

We currently intend to use: (i) $2,303,750 of the net proceeds that we receive from this offering to redeem 230,375 outstanding shares of Series B preferred stock, par value $0.000001 per share (the “Series B Preferred Stock”) at a redemption price of $10.00 per share; (ii) $8,000,000 for the acquisition of electric vehicles; (iii) $1,000,00 for the replacement of standard vehicles while our transition to all-electric is pending; and (iv) $700,000 to be allocated to our marketing budget and enhancements to the Rideshare Platform, with the remainder to help finance our transition to electric vehicles through vehicle acquisitions and provide additional working capital for general corporate purposes. In addition, we may use a portion of the net proceeds from this offering to pursue potential strategic acquisitions, although we do not have any specific plans or arrangements to do so at this time. See “Use of Proceeds” on page 21 of this prospectus.

Risk Factors	Investing in our Common Stock involves significant risks. Before making a decision whether to invest in our Common Stock, please read the information contained under the heading “Risk Factors” beginning on page 8 of this prospectus.

Common Stock Trading Symbol	“YAYO”

5.

The number of shares of Common Stock to be outstanding after this offering is based on 35,758,149 shares outstanding as of November 19, 2021, and excludes:

●	778,125 shares of our Common Stock issuable upon the exercise of issued and outstanding stock options outstanding at a weighted-average strike price of $0.44 per share;

●	3,825,000 shares of Common Stock issuable upon the exercise of outstanding warrants at an weighted-average exercise price of $2.87 per share;

●	8,405,075 shares of Common Stock reserved for future issuance under our 2016 Equity Incentive Plan for employees, directors, officers, consultants and other eligible participants; and

●	958,333 shares of Common Stock issuable upon the exercise of the Representative’s Warrants to be issued upon closing of this offering.

Unless otherwise indicated, all information in this prospectus assumes:

●	no exercise of the outstanding warrant or any of the outstanding stock options issued under the 2016 Equity Incentive Plan, as described above;

●	no exercise by the underwriters of their option to purchase up to an additional 2,500,000 shares of Common Stock from us in this offering to cover over-allotments, if any;

●	no exercise of the Representative’s Warrants to be issued upon consummation of this offering at an exercise price equal to 120% of the initial offering price of the Common Stock;

●	the Series B Preferred Stock is redeemed from the proceeds of this offering and is not converted into shares of Common Stock prior to completion of this offering; and

●	that the Assumed Offering Price is $0.90 per share.

6.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table summarize our financial data for the periods and as of the dates indicated. The consolidated statements of operations data for the years ended December 31, 2020 and 2019 are derived from our audited consolidated financial statements and notes thereto that are included elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2021 and 2020 and the balance sheet data as of September 30, 2021 have been derived from our unaudited condensed financial statements and related notes included elsewhere in this prospectus and have been prepared in accordance with generally accepted accounting principles in the United States of America on the same basis as the annual audited financial statements and, in the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. Our historical results are not necessarily indicative of results that may be expected in the future, and results for the period ended September 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in the registration statement of which this prospectus forms a part.

	Nine Months Ended September 30,		Years Ended December 31,
	2021	2020	2020	2019
	(unaudited)	(unaudited)
Consolidated Statements of Operations Data:

Revenue	$7,670,795	$5,399,018	$7,621,180	$6,914,910
Cost of revenue	5,982,075	3,891,307	5,263,474	4,673,870
Gross profit	1,688,720	1,507,711	2,357,706	2,241,040
Operating expenses:
Selling and marketing	257,129	324,546	490,403	765,441
Product development	106,766	-	-	13,500
General and administrative	6,151,507	3,845,768	5,288,316	4,023,921
Loss on settlement of debt	-	-	-	252,900
Total operating expenses	6,515,402	4,170,314	5,778,719	5,055,762
Loss from operations	(4,826,682)	(2,662,603)	(3,421,013)	(2,814,722)
Other income (expense):
Interest and financing costs	(6,296,524)	(212,943)	(265,839)	(1,115,499)
Other income	83,541	-	-	-
Gain on forgiveness of debt	8,000	-	184,775	-
Total other income (expense)	(6,204,983)	(212,943)	(81,064)	(1,115,499)
Net loss	$(11,031,665)	$(2,875,546)	$(3,502,077)	$(3,930,221)
Loss per share - basic and diluted	$(0.32)	$(0.09)	$(0.11)	$(0.14)
Weighted average common shares outstanding - basic and diluted	$34,819,334	$30,828,676	$31,118,425	$27,112,557

	As of September 30, 2021
	Actual	As adjusted (1)

Unaudited Consolidated Balance Sheet Data:

Cash and cash equivalents	$3,540,212	$14,436,462
Working capital	$(1,314,873)	$11,885,127
Total assets	$15,541,474	$28,741,474
Total liabilities	$14,737,001	$14,737,001
Accumulated deficit	$(39,705,657)	$(39,705,657)
Total stockholders’ equity	$(1,499,277)	$11,700,723

(1) The pro forma as adjusted balance sheet data in the table above reflects: the (i) the pro forma adjustments set forth above; (ii) the sale and issuance by us of 16,666,667 shares of our Common Stock in this offering, based upon the assumed public offering price of $0.90 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us; and (iii) the use of $2,303,750 of proceeds from this offering for the redemption by us of 230,375 shares of Series B Preferred Stock.

7.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should consider the risks, uncertainties and assumptions discussed below as well as all of the other information contained in this prospectus. It is not possible to predict or identify all such risks. Consequently, we could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the Common Stock.

Risks Related to Our Business and Industry

We have generated only limited revenue to date, have incurred net losses since inception, and may continue to incur net losses for the foreseeable future.

We are subject to all of the risks inherent in a start-up company, including the absence of a lengthy history of successful operations. There can be no assurance that we will be able to continue to successfully operate our business, including, without limitation, developing and enhancing, as applicable, our technologies, products and services.

We were initially organized in November 2016 and it was not until August 2017 that we shifted our operations into the transportation/ridesharing industry, with a focus on developing the Rideshare Platform and growing and maintaining Distinct Cars. We therefore have a limited operating history in the ridesharing and delivery gig industries. We generated $7,670,795 in revenue during the nine months ended September 30, of 2021 but had a net loss of ($11,031,665) as compared to a net loss of ($2,875,546) for the nine months ended September 30, of 2020. We generated $7,621,180 in revenue during fiscal year 2020 but had a net loss of ($3,502,077); in the previous fiscal year, our net loss was ($3,930,221). While our current net loss decreased from the previous fiscal year, and is significantly lower than that of two years ago, we have still not achieved profitability as yet and cannot predict with any certainty when we will do so, if ever. Any unanticipated increase in operating expenses, or a decline in revenues such as we experienced during the early months of the COVID-19 pandemic in 2020, or a failure by us to successfully grow our business, may result in a continuation of net losses for the foreseeable future.

More generally, operating results for future periods are subject to numerous uncertainties, several of which we address in this section, and we cannot assure you that the Company will ever achieve or sustain profitability. The Company’s prospects must be considered in light of the general risks encountered by small companies with limited operating history, particularly companies in newer and rapidly evolving markets, as well as those risks particular to us, which we describe in this section. Operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, whether or not we can obtain needed financing on satisfactory terms, our ability to continue to develop and market our products and services, whether or not we can control our operating expenses, and general economic conditions. Although the Company believes that its plans to grow, expand and scale operations organically, particularly through our transition to electric vehicles, will be successful, this may in fact not be the case. Nor can there be any assurance that the Company’s revenue projections and marketing plans will be realized as anticipated and planned. The Company cannot assure either its current shareholders or any prospective investors that any such failure will not have a material adverse effect on our business.

We have incurred a significant amount of secured indebtedness in order to finance our operations and, if we are unable to timely and adequately service this debt, substantially all of our assets will be subject to seizure by our lender.

In July 2021, we entered into a Term Loan, Guarantee and Security Agreement with EICF Agent LLC, as agent for the lender, and Energy Impact Credit Fund I, LP, as lender, providing for a secured term loan facility in an aggregate principal amount of up to $15.0 million, against which we have borrowed $7.5 million as of the closing date of the agreement. These borrowings are guaranteed by the Company’s wholly-owned subsidiaries and are a general obligation of the Company. We have granted our lender a security interest in the right, title, and interest in the collateral identified in the agreement, which is substantially all of the Company’s property and assets other than certain leased vehicles. If, for whatever reason, we are unable to timely and adequately service this debt, these assets will be subject to seizure by our lender, and we will have very limited recourse short of satisfying our debt to delay or prevent any such seizure. This contingency would have a material adverse effect on our business, and would likely prevent us from continuing as a going concern.

We may need but be unable to obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

While we intend to rely predominantly on revenues generated from operations, as well as the capital generated from this offering, to fund all of the cash requirements of our business for the foreseeable future, we have, in the past, relied on cash obtained from financing. If we need to raise additional capital after this offering in order to further execute our business plan and growth, it is possible that future financings may not be timely available, either in sufficient amounts or on terms acceptable to us, if at all. Any future debt financing or other financing of securities senior to our Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding.

8.

The ongoing COVID-19 pandemic may have an adverse effect on our business.

On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, it characterized the outbreak as a “pandemic.” In response, numerous states and cities ordered their residents to cease traveling to non-essential jobs and to curtail all unnecessary travel, and similar restrictions were recommended by the federal government. Beginning in the first quarter of 2020, which saw the initial rapid spread of COVID-19, rideshare companies were severely and negatively impacted, as demand plummeted. Consequently, the Company experienced a decline in revenue during the first half of 2020, which had a negative impact on our cash flows, but we then saw a positive upward movement in revenue during the second half of 2020, which has continued into the first half of 2021. As of the date of this prospectus, one vaccination for COVID-19 has received full approval from the Food and Drug Administration, while others have received emergency-use authorization, and many of the lockdown restrictions imposed by state and local governments have abated. Still, the pandemic has not yet ended, and there have been multiple waves where infections, hospitalizations, and deaths have sharply increased. Most recently, variants of the original virus have been identified, and many Americans have resisted obtaining one of the vaccinations. At this time, we cannot predict the ultimate impact that COVID-19 may have on our business over the entirety of this year, and possibly beyond.

While our Rideshare Platform and related software are highly technical, they do not enjoy patent protection, and are subject to inherent challenges in measurement.

Our Rideshare Platform and its related software are highly technical and complex. Although we have not identified any significant technical issues to date, the Rideshare Platform could contain software bugs, hardware errors, or other vulnerabilities as yet unknown to us, which could manifest themselves in any number of ways in our products and services, including through diminished performance or malfunctions. Further, while we regularly review key metrics related to the operation of our Rideshare Platform business, including, but not limited to, our monthly average users in order to evaluate growth trends, measure our performance, and make strategic decisions, it is important to note that these metrics are calculated using internal company data and have not been validated by an independent third party. Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of Rideshare Platform users were to occur, we may expend resources to implement unnecessary business measures or fail to take required actions to attract a sufficient number of users to satisfy our growth strategies.

Moreover, while we developed and coded the Rideshare Platform, we did not do so using any innovative technologies or software, and therefore we have not obtained any patents for either the Rideshare Platform or its software. Anyone who wanted to duplicate the Rideshare Platform would not be subject to an action for patent infringement by us.

A security breach or other disruption to the Rideshare Platform or our internal information technology systems could result in the loss, theft, misuse, or unauthorized disclosure of driver or sensitive company information, could disrupt our operations, or could frustrate or thwart our drivers’ ability to access or use the Rideshare Platform and rent vehicles from us, which could seriously harm our business.

The Rideshare Platform and our internal information technology systems store and transmit a significant amount of personal and/or confidential information, including the license and credit card information of our drivers and our own financial, operational and strategic information. The functionality and security of the Rideshare Platform and the protection of our drivers’ and our information is therefore critically important to us. However, with the frequency, intensity, and sophistication of cyber-attacks and data security incidents significantly increasing in recent years, we are subject to such attacks, resulting in data privacy and security risks. Cyber-attacks may disrupt our drivers’ ability to either access or effectively use the Rideshare Platform, through which they secure or extend their rentals of vehicles belonging to our Distinct Cars fleet, which would interfere with our ability to generate revenue. Further, any such attack that results in the loss, theft, misuse, or unauthorized disclosure of personal, confidential, and sensitive information of either us or our drivers could lead to significant reputational or competitive harm, result in litigation, expose us to regulatory proceedings, and cause us to incur substantial liability or expenses, potentially creating a material adverse effect.

9.

Changes in laws or regulations relating to privacy, data protection or the protection or transfer of personal data, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of personal data, could adversely affect our business.

We receive, transmit and store a large volume of personally identifiable information and other data relating to the users on the Rideshare Platform. Numerous local, municipal, state, and federal laws and regulations address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of certain types of data, including the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the U.S. Federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, Section 5(c) of the Federal Trade Commission Act, the California Consumer Privacy Act, or CCPA, and the California Privacy Rights Act, or CPRA, which becomes operative on January 1, 2023. These laws, rules and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement, and may be inconsistent from one jurisdiction to another. For example, the CPRA will require new disclosures to California consumers and affords such consumers new data rights and abilities to opt-out of certain sharing of personal information. The CPRA provides for fines of up to $7,500 per violation, which can be applied on a per-consumer basis. Aspects of the CPRA and its interpretation and enforcement remain unclear. The effects of this legislation potentially are far-reaching, however, and may require us to further modify our data processing practices and policies and incur additional compliance-related costs and expenses. The CPRA and other changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost of providing our offerings, require significant changes to our operations or even prevent us from providing certain offerings in jurisdictions in which we currently operate and in which we may operate in the future.

We are a holding company and as a result rely on payments from our subsidiaries in order to meet our cash needs and service our debt. Our subsidiaries may not be able to distribute the necessary funds to us and this could adversely affect our ability to make payments on our indebtedness.

As a holding company without independent means of generating operating revenues, EVmo depends on dividends, distributions and other payments, from our subsidiaries to fund our obligations and to meet our cash needs. If the results of our operating subsidiaries at any given time are insufficient to make distributions to us, we would be unable to make payments on our outstanding indebtedness, which would likely have a material adverse effect on our business, financial condition and future prospects.

We face intense competition that may lead to downward pricing or an inability by us to generate profits.

The transportation network and vehicle rental industries are each highly competitive. While we believe we provide an effective business model for the benefit of drivers in the ridesharing and delivery gig space, insofar as we can offer both the Rideshare Platform and vehicles in which to utilize it through Distinct Cars, we have multiple competitors, several of which are much larger and better-resourced than we are. We believe our principal competitors to be HyreCar, a publicly-traded company that also facilitates the rental of vehicles for use by drivers who work for TNCs such as Uber, Lyft, DoorDash, and Grubhub, and Lyft Express, which makes rental vehicles available to Lyft drivers. National car rental companies such as Hertz and Avis also have programs directed at ridesharing and delivery drivers. Our competitors may reduce their prices in order to, among other things, attempt to gain a competitive advantage, capture market share, or to compensate for declines in overall rental activity, such as during the early months of the COVID-19 pandemic in 2020. To the extent we do not match or remain within a reasonable competitive margin of our competitors’ pricing, our revenues and results of operations, financial condition, liquidity and cash flows could be materially and adversely affected. If competitive pressures lead us to match any of our competitors’ downward pricing and we are not able to reduce our operating expenses, then our revenues and results of operations, financial condition, liquidity and cash flows could again be materially and adversely affected.

Further, there are low barriers to entry in the ridesharing and delivery gig space, and we expect that competition will likely intensify in the future. We believe that numerous factors, including price, offerings, reliability, client base, brand name and general economic trends will affect our ability to compete successfully. Our existing competitors include, and our future competitors may include, large companies that have substantially greater market presence and financial, technical, marketing and other resources than we do. There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities in which to compete successfully. Such significant competition could result in lower revenues, which could materially, and negatively, affect our future profitability.

10.

We might incur significant expenses to develop products that are never successfully commercialized.

We have incurred and expect to continue to incur research and development and other expenses in connection with our business. The potential products to which we devote resources might never be successfully developed or commercialized by us for numerous reasons. For example, during our first year of operations, we were focused on the development and commercialization of a single sign-on metasearch ridesharing application, and allocated considerable resources toward it. While we completed development of this application, for several reasons we never commercialized it and ultimately opted to abandon it in favor of the Rideshare Platform. If we were to again incur significant expenses in connection with a product or service from which we never derive any revenue, this could have a material adverse effect on our business, financial condition and future prospects.

We rely on third-party insurance to cover auto-related risks, and our coverage may be inadequate or our current insurer could either discontinue our coverage or demand significantly higher premiums.

Our businesses expose us to claims for personal injury, death and property damage resulting from the use of the vehicles rented through us, and for employment-related injury claims by our employees. We purchase insurance through a general underwriter, American Business Insurance Services, Inc., to cover us for these claims. If the amount of one or more auto-related claims were to exceed our applicable aggregate coverage limits, we may bear the excess liability. Our business, financial condition and results of operations could be adversely affected if the cost per claim or the number of claims significantly exceeds our historical experience and coverage limits, we experience a claim in excess of coverage limits, our insurance provider fails, for any reason, to pay insurance claims, or we experience a claim for which coverage is not provided. Any exposure to uninsured liability potentially resulting in multiple payouts or otherwise, any liabilities in respect of existing or future claims that exceed the level of our insurance, any lack of availability of sufficient capital to pay any uninsured claims, or any inability by us to secure insurance on economically reasonable terms, if at all, could have a material adverse effect.

Moreover, should our general underwriter for any reason opt to discontinue our coverage, we may be unable to find an adequate replacement. The market for a general underwriter for a company such as us is limited, and it is possible that any replacement insurer could request significantly higher premiums than our current one. Since we would be unable to operate without such insurance, we would either be forced to pay such premiums, or discontinue operations. Even if we were able to negotiate a new policy with our current underwriter, a demand by it for similarly increased premiums would have the same effect.

We rely on third-party background checks to screen potential drivers, and if such checks fail to provide accurate information, or they cannot be timely obtained, or we do not maintain business relationships with background check providers, our business, financial condition and results of operations could be adversely affected.

We rely on third-party background checks to screen the records of potential drivers to help identify those that are not qualified to utilize the Rideshare Platform or rent a vehicle from Distinct Cars. To the extent that there is a failure for whatever reason to timely process or obtain the necessary background checks, or the information we receive from them is not complete or accurate, we may either fail to rent one of our vehicles to a qualified driver, thereby losing revenue, or we may rent a vehicle to an unqualified driver, which could result in liability and/or reputational damage to us. Also, if any of our third- party background check providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we may need to find an alternate provider, and may not be able to secure similar terms or replace such partners in an acceptable time frame. If we cannot find alternate third-party background check providers on terms acceptable to us, we may not be able to timely onboard potential drivers, and as a result, the Rideshare Platform and Distinct Cars may be less attractive to qualified drivers.

We may pursue strategic transactions which could be difficult to implement, disrupt our business or change our business profile significantly.

While our short-term preference is to continue to grow EVmo organically, using our existing operations and organizational structure, we have been and remain open to a strategic transaction that would inure to the benefit of our shareholders. Any future strategic acquisition or disposition of assets or a business could involve numerous risks, including potential disruption of our ongoing business and distraction of management, difficulty integrating the acquired business or segregating assets and operations to be disposed of, exposure to unknown, contingent or other liabilities, including litigation arising in connection with the acquisition or disposition or against any business we may acquire, changing our business profile in ways that could have unintended negative consequences, and the failure to achieve anticipated synergies.

11.

If we enter into significant strategic transactions, the related accounting charges may affect our financial condition and results of operations, particularly in the case of an acquisition. The financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness, the servicing of which would increase our operating expenses and adverse impact our future profitability.

We may not be able to manage our growth effectively.

While we have experienced operational growth over the last two years, further growth in the absence of an increase in our ability to manage it will place a significant strain on our current managerial, operational and financial resources. As the number of our customers and business partners grows, we must effectively manage multiple relationships with them and other third parties. There can be no assurance that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to successfully grow and scale our services, products and offerings. Our operating results will also depend on our ability to expand sales and marketing commensurate with the growth of our business and the ridesharing, delivery gig and vehicle rental industries. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

Our ridesharing and delivery gig drivers are subject to vehicle and driver qualification requirements imposed by the major TNC providers, and our business may be adversely affected in the event that such providers restrict or limit prospective ridesharing and delivery gig drivers from utilizing or registering third-party rental vehicles with the TNC.

We rely on the major TNC businesses, such as Uber, Lyft, DoorDash and GrubHub, that presently dominate the ridesharing and delivery gig industries, and over whom we have no control. They have imposed qualification requirements on both vehicles and drivers, which we strive to help our customers, i.e. the TNC drivers, meet, as part of their employment with the major TNC ridesharing services. We cannot guarantee that each major TNC business will always permit drivers to use third-party lease or rental vehicles such as ours, and any revocation or severe limitation on drivers’ ability to obtain vehicles through Distinct Cars would have a material adverse effect on us. Nor can we guarantee that the vehicle and driver requirements they have imposed will not be made more onerous, making it more difficult for us to satisfy their vehicle requirements or find drivers who qualify under such enhanced rules and possibly shrinking our customer base, which will adversely affect our revenues.

Our commercial partnerships provide us with competitive pricing options that enable us to acquire vehicles at less than suggested retail prices, and any cancellation of or unfavorable adjustment to these partnerships will increase our operating expenses.

We have to date financed the acquisition of our vehicles under the terms extended to us by our commercial partners, such as Hyundai USA for standard internal combustion vehicles and, more recently, Tesla for electric vehicles. These partners have agreed to competitive pricing options below manufactures’ suggested retail prices (“MSRP”) on the vehicles acquired through selected dealerships, which we in turn finance through lenders who transfer title to the vehicle to us and maintain a lien until the loan is repaid. We cannot assure you that we will be able to maintain membership in these commercial partnership programs or continue receiving competitive pricing options below MSRP rates on all vehicles purchased. If either Hyundai USA, or especially, Tesla, cancels the respective commercial partnership program for whatever reason, including the failure by us to timely repay our loans, or they do not continue to offer us competitive terms and conditions, and we are not able to purchase sufficient quantities of cars from other automobile manufacturers on competitive terms and conditions or below MSRP rates, then we may be forced to purchase cars at higher prices, or on terms less competitive, than for cars purchased by our competitors. In addition, certain car manufacturers, such as Ford, have adopted strategies to de-emphasize sales to the car rental industry which they view as less profitable due to historical sales incentive and other discount programs that have tended to lower the average cost of cars for fleet purchasers such as us. Reduced or limited supplies of equipment together with increased prices are risks that we also face in our equipment rental business. We cannot offer assurance that we will be able to pass on increased costs of cars or equipment to our rental customers. Failure to pass on significant cost increases to our customers would have a material adverse impact on our results of operations and financial condition.

12.

We are subject to a wide variety of regulatory burdens directly or indirectly related to our operations, including environmental laws and efforts to classify TNC drivers as employees instead as independent contractors.

We are subject to a variety of regulatory burdens related to our operations, and while our management believes that the success of our operations and the implementation of our growth strategies are achievable in light of current economic and legal conditions, significant changes in the regulations that apply to us may require management to make modifications that could impede our ability to generate future revenues or reduce operating expenses. For example, as a business that operates in the ridesharing and delivery gig economy, we are directly impacted by regulations imposing fuel emission standards on automobiles, and other environmental laws and rules. While our planned transition to electric vehicles will, eventually, exempt us from many of these restrictions and their resulting expense, we are still, and expect to remain for at least the near future, reliant on non-electric automobiles for the bulk of our revenue; we therefore continue to face potentially significant costs relating to claims, penalties and remediation efforts in the event of non-compliance with existing and future laws and regulations governing standard automobiles.

Another regulatory effort that could indirectly and adversely impact us is the effort by some states, including most notably our principal market, California, to classify ridesharing and delivery gig economy drivers as employees and not as independent contractors, thereby entitling them to costly labor protections and benefits, which could dampen hiring by TNC companies and make it more difficult for us to generate revenue. While the passage of Proposition 22 in California in November 2020 allows for TNC drivers to continue to be classified as independent contractors, albeit with additional benefits, a future proposition, legislative action, or judicial decision could reverse this. Also, any of the other markets in which we operate, or a potential future market, could adopt a different stance and in turn hamper our ability to generate revenue in such market or make it cost-prohibitive for us to expand into it. Recently, the U.S. Department of Labor rescinded a rule under the Fair Labor Standards Act that made it easier for businesses to classify certain workers as independent contractors and not as employees and the Secretary of Labor has publicly stated his belief that many U.S. gig workers should be classified as employees.

We are currently party to several litigation actions, including potential securities class-action lawsuits, which, should we receive an unfavorable judgment or be compelled to enter into settlements on less-than-favorable terms, could have a negative impact on our financial results and could cause reputational damage to the Company.

As disclosed in Note 11 to the unaudited financial statements for the quarter ended September 30, 2021 included in the registration statement of which this prospectus forms a part, the Company is currently party to several litigation actions, including potential class-action lawsuits that allege misrepresentations and material omissions in the registration statement on Form S-1 that the Company filed with the SEC in connection with its initial public offering, claiming violations of Sections 11 and 15 of the Securities Act. It has been and remains the Company’s position that these lawsuits are without merit, as we have asserted in our pleadings that the Company accurately and completely disclosed all material facts and occurrences, including adverse ones, in its registration statement, related public filings and other public statements.

Mediation efforts with respect to these actions are currently underway and it is possible that a global settlement among the parties may be reached before any further proceedings commence. However, these mediation efforts have to date been unsuccessful and if the litigation actions proceed, we may ultimately receive unfavorable judgments. It is also possible that even if we reach a settlement, it may be on terms that the Company views as less-than- favorable. Either of these contingencies could result in a negative impact on our financial statements and the Company suffering reputational damage. If severe enough, either the financial cost of a settlement or the damage to our reputation, or both, could have a material adverse effect on our business, financial condition and future prospects.

Risks Related to Our Management and Our Corporate Governance

We have had significant turnover in our senior management team since our inception and our current management team has little experience working together.

Since our inception, our senior management team has turned over several times. Most recently, during the first quarter of 2020, both our chief executive officer (“CEO”) and our president resigned, necessitating the reappointment of our founder, Ramy El-Batrawi, as CEO. In the first quarter of 2021, Mr. El- Batrawi resigned as CEO and was replaced by Stephen M. Sanchez, who previously had served as chairman of the Company’s board of directors (the “Board of Directors” or the “Board”). At the same time, Terren S. Peizer was elected to the Board of Directors as its Executive Chairman, succeeding Mr. Sanchez, who remains on the Board as a non-independent director; Mr. Peizer’s election as Executive Chairman of the Board was commensurate with a transaction in which he became the Company’s largest shareholder. At the end of the first quarter of 2021, Laurie DiGiovanni resigned as our chief operating officer (“COO”). Effective on April 1, 2021, Ms. DiGiovanni was replaced as COO by Gregory Miller.

13.

While we believe our current senior management team is stable, experienced, and competent, Messrs. Sanchez, Peizer, Saathoff and Miller have never worked collectively together prior to their recent appointments to the executive leadership of the Company. It is possible that they may not be successful working together and the Company will suffer as a result. More generally, we depend on a small number of executive officers and other members of management to work effectively as a team, to execute our business strategy and manage our operating businesses, and to supervise employees and consultants. Our success is reliant on the efforts of our CEO, chief financial officer (“CFO”), COO, the Board of Directors and especially its Executive Chairman, and other key personnel. Any of our officers or employees can terminate his or her employment relationship, and any director may resign from the Board, at any time, and the loss of the services of such individuals could have a material adverse effect on our business and prospects.

Our Chief Executive Officer and Chief Financial Officer are part-time employees and each devotes only a limited number of hours per week to the Company, which may result in either adverse effects or conflicts of interest.

Mr. Sanchez, our CEO, and Ryan Saathoff, our CFO, are not full-time employees of EVmo at present and each devotes only a limited number of hours per week to managing the Company’s operations and executing its growth strategy. Mr. Sanchez and Mr. Saathoff also serve, respectively, as the CEOs of PDQ Pickup LLC, a moving and logistics company, and RG Alliance, a back-office solutions company. On any given week, either or both may be required to spend more hours working for their other companies than for EVmo and the potential exists for either or both to be distracted as a result of their outside employment, which could result in a failure to successfully implement a key EVmo initiative, or timely address a problem within EVmo, or effectively strategize as to how best to fulfill short and long-term EVmo goals. We expect that, for the foreseeable future, these executive officers will continue to dedicate only a portion of their professional efforts to our business and operations, and there is no current contractual obligation for them to spend a specific amount of their time with us. Further, it is possible that not only could we experience an adverse effect on our operations due to the demands placed on our management team by their other professional obligations, but conflicts of interest could also arise.

If our management is unable to accurately assess current levels or estimate future levels of our Rideshare Platform or Distinct Cars activity, our results of operations, financial condition, liquidity and cash flows could suffer.

Our business is dependent upon the ability of our management to accurately assess current levels of activity or estimate future levels of activity involving the use of the Rideshare Platform and Distinct Cars rentals. We need to adequately evaluate consumer preferences to ensure that the Rideshare Platform functions as needed by ridesharing and delivery gig drivers and that they have easy access to the right mix of vehicles used in our rental operations. For example, to the extent we do not lease sufficient numbers of vehicles, or the right types of vehicles, to meet consumer demand, we may lose revenue to our competitors. Alternatively, if we lease too many vehicles, our vehicle utilization could be adversely affected and we may not be able to dispose of excess vehicles in a timely and cost-effective manner. If our management is unable to make the necessary assessments and estimations for whatever reasons, including because of changes in the competitive environment or economic factors outside of our control, our results of operations, financial condition, liquidity and cash flows could suffer.

Our Bylaws provide that we will indemnify our directors, and that we have the power to indemnify our officers and employees, to the fullest extent permitted by law, which may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties, or from bringing derivative litigation against our directors and officers.

Our Amended and Restated Bylaws (the “Bylaws”) provide that we will indemnify our directors, officers and employees to the fullest extent against expenses judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director of the Company, permitted by Section 145 of the DGCL. Our Bylaws also provide that the Company shall have the power (though not the obligation), to the extent and in the manner permitted by the DGCL, to indemnify each of its employees, officers, and agents (other than directors) against expenses (as defined in Section 145 of the DGCL), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any, arising by reason of the fact that such person is or was an employee, officer or agent of the Company. We believe that these Bylaw provisions are necessary to attract and retain qualified persons as directors, officers and key employees. These indemnification provisions may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our shareholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors, officers and key employees pursuant to these indemnification provisions.

14.

Majority voting power in our Common Stock is concentrated in a handful of shareholders, including our executive officers and directors, which severely limits the ability of our other shareholders to influence corporate matters.

As of the date of this prospectus, our executive officers and directors collectively own approximately 30% of our issued and outstanding shares, the vast majority of which is held of record by the investment vehicle of our Executive Chairman, Terren S. Peizer. These shares, together with those beneficially owned by a combination of two or at most three other principal stockholders, represent a majority of our voting shares.

As a result, these shareholders, if they act together, will be able to control the management and affairs of the Company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger, acquisition or consolidation. This concentration of ownership may have the effect of delaying or preventing a change-in-control that would be to the benefit of the Company and might adversely affect the market price of our Common Stock. This concentration of ownership may therefore not be in the best interests of our other shareholders.

Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result investors in our Common Stock could incur substantial losses.

Our stock price has fluctuated in the past, has recently been volatile, and may be volatile in the future. From January 1, 2020 through December 31, 2020 the last reported sale price of our Common Stock on the OTC Market fluctuated between $0.08 and $1.44 per share. From January 1, 2021 through March 31, 2021 the last reported sale price of our Common Stock fluctuated between $0.53 and $5.67 per share, and from April 1, 2021 through September 30, 2021, it fluctuated between $1.00 and $3.90. The ongoing COVID-19 pandemic has caused broad stock market and industry fluctuations that have often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on their investment in our Common Stock. The market price for our Common Stock may be influenced by many factors, including adverse investor reaction to our operating performance, a failure by us to timely realize our electric vehicle growth strategy, our inability to raise additional capital as needed or doing so on less-than-favorable terms, the departure of key personnel, general market conditions, external events such as the ongoing COVID-19 pandemic, and any of the other risks described in this “Risk Factors” section.

Any of these factors, or others that we have not described or even contemplated as yet, may seriously harm the market price of our Common Stock, regardless of our operating performance. Since the stock price of our Common Stock has fluctuated in the past, has been recently volatile and may be volatile in the future, investors in our Common Stock could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation against us is already pending, as described herein, and if additional litigation is instituted against us, it could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

Risks Related to this Offering

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have total discretion over the use of proceeds from this offering. We currently intend to allocate the net proceeds from the sale of shares of our Common Stock offered through this prospectus to, among other things, the redemption of 230,375 shares of Series B Preferred Stock issued in July 2021, the acquisition of a number of electric vehicles as part of our transition plan to become a wholly electric vehicle ridesharing and delivery gig industry company, and working capital. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or assets. However, our management could spend the proceeds of the offering in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline and delay the development of our product candidates.

15.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

Because the assumed public offering price per share is substantially higher than the book value per share of our Common Stock, you will suffer substantial dilution in the net tangible book value of the Common Stock you purchase in this offering. After giving effect to the sale by us of shares of our Common Stock at an Assumed Offering Price of $0.90 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, you will suffer immediate and substantial dilution of $ per share in the pro forma as adjusted net tangible book value of the Common Stock you purchase in this offering. To the extent outstanding options, warrants or other derivative securities are ultimately exercised or converted, or if we issue equity-based awards to our employees under our 2016 Equity Incentive Plan, there will be further dilution to investors who purchase shares in this offering. In addition, if we issue additional equity securities or derivative securities, investors purchasing shares in this offering will experience additional dilution. For a further description of the dilution that you will experience immediately after this offering, see “Dilution” on page 25.

Sales of a substantial number of shares of our Common Stock, or the perception that such sales may occur, may adversely impact the price of our Common Stock.

Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception that such sales may occur, may adversely impact the price of our Common Stock, even if there is no relationship between such sales and the performance of our business. As of November 19, 2021, we had 35,758,149 shares of Common Stock outstanding, as well as stock options to purchase an aggregate of 778,125 shares of our Common Stock at a weighted-average strike price of $0.44 per share, and outstanding warrants to purchase up to an aggregate of 3,825,000 shares of our Common Stock at a weighted-average exercise price of $2.87 per share. The exercise of these outstanding derivative securities may result in further dilution of your investment.

Risks Relating to Ownership of Our Securities

Our Common Stock is currently quoted and traded on the Pink Open Market and thus may have a limited market and lack of liquidity.

Our Common Stock is currently quoted and traded on the Pink Open Market, which may have an unfavorable impact on our stock price and liquidity. The Pink Open Market is a significantly more limited market than a national securities exchange such as the New York Stock Exchange or Nasdaq. The quotation of our shares on such a marketplace may result in a less liquid market available for existing and potential shareholders to trade shares of our Common Stock, could depress the trading price of our Common Stock, and could have an adverse impact on our ability to raise capital. Until such time as our Common Stock is again listed on a national securities exchange, there can be no assurance that there will be an active market for it, either now or in the future, or that our shareholders will be able to successfully divest their shares, particularly at a price that reflects the true value of the Company.

16.

Our Common Stock is a penny stock under current SEC rules.

Our Common Stock is, as of the date of this prospectus, a “penny stock,” which, as defined by the SEC in Rule 15g-9 promulgated under the Exchange Act, is any equity security that has a market price (as defined in Rule 15g-9) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse or spousal equivalent, as well as to institutions and individuals who qualify under certain specified non-financial metrics. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

Our continuing failure to maintain effective disclosure controls and procedures due to a material weakness in our internal control over financial reporting could have an adverse impact on us.

During the preparation of our consolidated financial statements for the fiscal year ended December 31, 2020, we provided our management’s assessment of the effectiveness of our disclosure controls and procedures as of December 31, 2020, as well as management’s report on the Company’s internal control over financial reporting. The conclusion stated therein is that such disclosure controls and procedures were not effective at that time and that, relatedly, our internal control over financial reporting contained a material weakness.

The basis for these conclusions is our failure to maintain sufficient segregation of duties within our accounting functions, which is considered a basic internal control. While, due to our current size and the nature of our operations, segregation of all duties may not always be possible and may not be economically feasible, to the extent possible, the initiation of transactions, the custody of assets, and the recording of transactions should be performed by separate individuals.

We reached a similar conclusion in connection with the preparation of our consolidated financial statements for the quarter ended September 30, 2021 and the fiscal year ended December 31, 2019 and, while we are working to implement remedial measures, including the recent hiring of additional accounting personnel, it is possible that we may not be able to make them fully effective prior to the end of the current fiscal year or that, even if we are successful in implementing them, they will be inadequate to cure our material weakness. For that reason, it is possible that our management’s assessment of our disclosure controls and procedures will remain unchanged for the foreseeable future. A chronic failure to establish effective controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Should that happen, investors could lose confidence in the accuracy of our periodic reports filed under the Exchange Act. Additionally, our ability to obtain additional financing could be impaired or a lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline.

Moreover, a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision- making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

17.

Our status as an “emerging growth company” under the JOBS Act enables us to provide reduced disclosure and to delay our adoption of new or revised accounting standards, which may make it more difficult to raise capital as and when we need it and this will not change for so long as we also remain a “smaller reporting company.”

We are considered an “emerging growth company” as that term is defined in the JOBS Act. For as long as a company is deemed to be an emerging growth company, it may take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies. For a reporting company such as us, these provisions include: (i) an exemption from the auditor attestation requirement in the assessment of the company’s internal controls over financial reporting; (ii) an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; (iii) an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the company; and (iv) reduced disclosure about the company’s executive compensation.

We will remain an emerging growth company upon the earliest of the following: (i) the last day of our first fiscal year following the fifth anniversary of our initial public offering; (ii) the last day of our fiscal year during which our total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a “large accelerated filer,” as that term is defined in Rule 12b-2 of the Exchange Act. Even at such time as we cease to be an emerging growth company, we may retain our present status as a “smaller reporting company,” as also defined in Rule 12b-2 of the Exchange Act, in which case many of the same exemptions and scaled disclosure requirements would still be available to us.

These exemptions from various reporting requirements, and the extended transition period for complying with new or revised financial accounting standards, may make us less attractive to investors and it may be more difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other competitors. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

The requirements of being a public company, including compliance with the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as our future obligation to meet exchange listing requirements, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we have to comply with the federal securities laws, rules and regulations, including those of the Exchange Act, as well as certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules and regulations of the SEC, none of which a private company is required to do. Complying with these laws, rules and regulations occupies and will continue to occupy a significant amount of the time of our Board of Directors and management and significantly increases our costs and expenses. Among other things, we must maintain a system of internal control over financial reporting and disclosure controls and procedures in compliance with the requirements of Section 404 of the Sarbanes- Oxley Act, prepare periodic public reports in accordance with our obligations under the federal securities laws, retain outside counsel and accountants to assist in our compliance, and provide investor relations services. Although we strive to meet these obligations in a timely and cost-effective manner, there is no guarantee that we will be able to continue to do so, and any failure by us in this regard will expose the Company to regulatory action, including fines and other sanctions, would likely cause reputational damage, and could cause the price of our Common Stock to suffer.

18.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future. We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including, but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our Common Stock may be limited by Delaware state law. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our Common Stock.

Our Bylaws include an “exclusive forum” provision, which could limit your ability to obtain a favorable judicial forum for any disputes you have with the Company or its directors, officers or employees.

Our Bylaws provide that unless the Company consents in writing to the selection of an alternative forum, a court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for claims with respect to any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company’s stockholders, any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or the Bylaws (in each case, as they may be amended from time to time), or any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that he, she or it finds favorable for disputes with the Company or its directors, officers, other employees or agents, which may discourage such lawsuits against the Company and its directors, officers, other employees and agents. Alternatively, if a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on the Company’s business, results of operations, and financial condition.

We have several outstanding warrants that are exercisable into shares of Common Stock and are contractually obligated to issue additional warrants until such time as we redeem all of our outstanding shares of Series B Preferred Stock.

As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 8 to the financial statements, we have entered into transactions that have obligated us to issue multiple warrants exercisable into shares of Common Stock. These include the issuance of a warrant exercisable into 187,500 shares of Common Stock in April 2021 as part of a term loan financing and subsequent issuances of a warrant exercisable into 93,750 shares of Common Stock each month following; this obligation is continuing and will not terminate until such time as we have redeemed all outstanding shares of our Series B preferred stock, which we are required to do shortly after completion of this offering. Moreover, a separate contractual obligation required us to issue a warrant exercisable into 900,000 shares of Common Stock as a result of our inability to complete an equity offering by early October 2021. As of November 19, 2021, there are outstanding warrants to purchase up to an aggregate of 3,825,000 shares of our Common Stock at a weighted-average exercise price of $2.87 per share.

These warrants will remain outstanding after this offering, and should their holders choose to exercise the warrants at or around the same time, you will likely experience dilution in your interest in our Common Stock, in addition to the dilution you will experience immediately after the offering, as described in the “Dilution” section.

19.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	our ability to implement our business strategy and transition to electric vehicles;

●	anticipated trends and challenges in our business and the markets in which we operate;

●	our expected future financial performance;

●	our expectations regarding our operating expenses;

●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

●	our expectations regarding market acceptance of our products and services;

●	our ability to compete in our industry and innovation by our competitors;

●	our ability to successfully identify and manage any potential acquisitions;

●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

●	our ability to recruit and retain qualified sales, technical and other key personnel;

●	our ability to obtain additional financing;

●	our ability to manage growth; and

●	other risks and uncertainties, including those described in the section entitled “Risk Factors” in this prospectus.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward- looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

20.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of shares of our Common Stock by us in this offering will be approximately $13,950,000, or approximately $16,042,500 if the underwriters exercises in full their option to purchase additional shares of Common Stock to cover over-allotments, if any, assuming the sale of shares of Common Stock at an Assumed Offering Price of $0.90 per share, in each case, after deducting the estimated underwriting discount and the estimated offering expenses payable by us.

A $0.25 increase (decrease) in the Assumed Offering Price would increase (decrease) the aggregate net proceeds to us from this offering by approximately $3,875,000, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 500,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $418,500, assuming that the Assumed Offering Price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering as follows:

●	$2,303,750 for the redemption of the 230,375 outstanding shares of Series B Preferred Stock issued in July 2021 at a redemption price of $10.00 per share, assuming no conversion of any of the shares of Series B Preferred Stock into Common Stock prior to the completion of this offering;

●	$8,000,000 for the acquisition of electric vehicles, in conjunction with the Company’s electric vehicles transition strategy;

●

$1,000,000 for the replacement of standard vehicles with internal combustion engines, which we will continue to do on a gradually decreasing basis while our transition to all-electric vehicles is being implemented;

●	$700,000 to be allocated toward our marketing budget and making enhancements to the Rideshare Platform.

The remaining proceeds will be allocated toward working capital and is expected to be utilized for general corporate purposes. We may also use a portion of the net proceeds from this offering to pursue potential strategic acquisitions, although we do not have any specific plans or arrangements to do so at this time.

Pending other uses, we intend to invest our proceeds from the offering in short-term investments or hold them as cash. We cannot predict whether the proceeds invested, if any, will yield a favorable return. Our management will have broad discretion in the use of the net proceeds from the offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

21.

MARKET PRICE OF OUR COMMON STOCK

Market Information

Our Common Stock is traded on the Pink Open Market and quoted on the OTC Market. The Pink Open Market is operated by the OTC Markets Group, under the symbol “YAYO.”

On November 19, 2021, the last reported sale price for our Common Stock on the OTC Market was $0.90 per share. From the date of our initial public offering in November 2019 until February 2020, our Common Stock was listed on Nasdaq. We delisted from Nasdaq as of late February 2020 and our Common Stock has since been traded on the Pink Open Market and quoted on the OTC Market under the symbol “YAYO.” Shown below is the range of high and low closing prices for our Common Stock for the periods indicated as reported by Nasdaq or the last reported sale price on the OTC Market, as applicable. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

Quarter Ending September 30, 2021	High	Low
	$2.15	$1.00

Quarter Ending June 30, 2021	High	Low
	$3.90	$2.02

Quarter Ending March 31, 2021	High	Low
	$5.67	$0.53

Year Ending December 31, 2020	High	Low
Fourth Quarter	$0.87	0.21
Third Quarter	0.40	0.20
Second Quarter	0.72	0.08
First Quarter	1.44	0.13

Quarter Ending December 31, 2019	High	Low
	$3.95	$1.26

As of November 19, 2021, our Common Stock was held of record by approximately 35,758,149 stockholders. Because many of our shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of individual stockholders represented by these record holders.

22.

DIVIDEND POLICY

We have never declared or paid cash dividends on our Common Stock, and do not anticipate paying cash dividends to our holders of our Common Stock in the near future. We currently intend to retain all available funds and any future earnings for use in the operation of our business. Therefore, we do not currently expect to pay any cash dividends on our Common Stock for the foreseeable future.

Our Board of Directors has the right to authorize the issuance of Series A convertible preferred stock in the future, without shareholder approval, the holders of which may have preferences over the holders of our Common Stock as to payment of dividends. To date, we have not issued any shares of Series A convertible preferred stock. While we have designated a class of Series A convertible preferred stock for issuance, we have not determined a dividend to be paid to holder of such any such shares at this time. The holder of shares of Series A convertible preferred stock shall be entitled to receive dividends when, as, and if declared by the Board in an amount that shall be paid pro rata on the Common Stock.

Our Board of Directors has authorized the issuance of up to 230,550 shares of Series B Preferred Stock, of which 230,375 shares are currently outstanding. The holder of the Series B Preferred Stock is entitled to receive dividends in the form of either shares of Common Stock or, at the Company’s election, both cash and shares of Common Stock, and are payable on either the date the Series B Preferred Stock is converted into shares of Common Stock or the date the Series B Preferred Stock is redeemed. These dividends began accruing on the issuance date of the Series B Preferred Stock and shall be computed on the basis of a 365-day year and actual days elapsed. We anticipate using $2,303,750 of the proceeds of this offering to redeem all of the issued and outstanding shares of Series B Preferred Stock.

23.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021:

	As of September 30, 2021
	Actual	As Adjusted (1)

Cash	$3,540,212	$14,436,462

Indebtedness and redeemable preferred stock	$14,409,246	$12,105,496

Stockholders’ Equity
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; nil shares issued and outstanding	-
Common stock, $0.000001 par value; 90,000,000 shares authorized; 35,758,149 and 52,424,816 shares issued and outstanding	36	53
Additional paid-in capital	38,206,344	51,406,328
Accumulated deficit	(39,705,657)	(39,705,657)
Total stockholders’ equity	(1,499,277)	11,700,723
Total capitalization	$12,909,969	$23,806,219

(1) The as adjusted balance sheet data in the table above reflects the: (i) the sale and issuance by us of 16,666,667 shares of our Common Stock in this offering, based upon the Assumed Offering Price, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us; and (iii) the redemption by us of 230,375 shares of Series B Preferred Stock for $2,303,750.

Each $0.25 increase (decrease) in the Assumed Offering Price of $0.90 per share, would increase (decrease) our pro forma as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $3,875,000, assuming the number of shares offered by us, as set forth on the cover page of this offering remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 500,000 shares in the number of shares of Common Stock offered by us would increase (decrease) our pro forma as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $418,500, based on the Assumed Offering Price of $0.90 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our Common Stock that will be outstanding immediately after the offering is based on shares outstanding as of November 19, 2021, and assumes that the Series B Preferred Stock issued in July 2021 does not convert into shares of Common Stock, and is instead redeemed using the proceeds of this offering. Unless we specifically state otherwise, the share information in this prospectus excludes:

●	778,125 shares of our Common Stock issuable upon the exercise of issued and outstanding stock options at a weighted-average strike price of $0.44 per share;

●	3,825,000 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $2.87 per share;

●	8,405,075 shares of Common Stock reserved for future issuance under our 2016 Equity Incentive Plan for employees, directors, officers, consultants and other eligible participants; and

●	958,333 shares of Common Stock issuable upon the exercise of the Representative’s Warrant to be issued upon closing of this offering.

24.

DILUTION

If you invest in our Common Stock in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value (deficit) per share of our Common Stock after this offering. Net tangible book value (deficit) per share of our Common Stock is determined at any date by subtracting our total liabilities from the amount of our total tangible assets (total assets less intangible assets) and dividing the difference by the number of shares of our Common Stock deemed to be outstanding at that date. Dilution in net tangible book value (deficit) per share represents the difference between the amount per share paid by investors in this offering and the net tangible book value (deficit) per share of our Common Stock immediately after this offering.

Our historical net tangible book value (deficit) as of September 30, 2021 was $(1,499,277), or $(0.04) per share. Our historical net tangible book value (deficit) per share represents our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding as of September 30, 2021.

After further giving effect to the receipt of net proceeds from the sale of shares of our Common Stock in this offering at an Assumed Offering Price of $0.90 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and after redemption of the 230,375 shares of Series B Preferred Stock at a redemption price of $10.00 per share, for an aggregate amount of $2,303,750, our pro forma as adjusted net tangible book value as of September 30, 2021 would have been $11,700,723, or $0.22 per share. This represents an immediate increase in net tangible book value of $0.26 per share to existing stockholders and immediate dilution in net tangible book value of $0.68 per share to investors in this offering. The following table illustrates this dilution on a per share basis:

Assumed Offering Price	$0.90
Net tangible book value (deficit) per share as of September 30, 2021	$(0.04)

Increase in net tangible book value per share	0.26
Net tangible book value per share as adjusted to reflect the offering	0.22
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering	$0.68

If the underwriters exercise in full their option to purchase additional shares of our Common Stock at an Assumed Offering Price of $0.90 per share, our pro forma as adjusted net tangible book value would be approximately $0.25 per share, an increase of approximately $0.03 per share to existing stockholders and an immediate dilution of approximately $0.65 per share to new investors purchasing shares of our Common Stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

A $0.25 increase or decrease in the Assumed Offering Price would increase or decrease the dilution to new investors by approximately $0.07, assuming the number of shares of Common Stock offered by us remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each aggregate increase or decrease of 500,000 shares of Common Stock would increase or decrease the dilution to new investors by approximately $0.01 per share, based on the Assumed Offering Price, and after deducting the estimated underwriting discounts and commissions.

The number of shares of Common Stock to be outstanding after this offering is based on 35,758,149 shares outstanding as of November 19, 2021, assumes that the 230,375 outstanding shares of Series B Preferred Stock issued in July 2021 does not convert into shares of Common Stock, and is instead redeemed from the proceeds of this offering, and excludes:

●	778,125 shares of our Common Stock issuable upon the exercise of issued and outstanding stock options at a weighted-average strike price of $0.44 per share;

●	3,825,000 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $2.87 per share; and

●	8,405,075 shares of Common Stock reserved for future issuance under our 2016 Equity Incentive Plan;

●	958,333 shares of Common Stock issuable upon the exercise of the Representative’s Warrant to be issued upon closing of this offering.

If the underwriters exercise their option to purchase additional shares in full, the percentage of shares of Common Stock held by existing stockholders will decrease to approximately 65% of the total number of shares of our Common Stock outstanding after this offering, and the number of shares held by new investors will increase to 19,166,667, or approximately 35% of the total number of shares of Common Stock outstanding after the offering.

25.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Corporate History and Background

We were organized in Delaware on June 21, 2016 as a limited liability company under the name “YayYo, LLC.” We subsequently converted into a Delaware corporation and all of YayYo, LLC’s liabilities and assets were assumed by us. On September 11, 2020, we changed our name to Rideshare Rental, Inc. and on March 1, 2021, the Company again changed its name, this time to EVmo, Inc.

We are a holding company operating through its principal wholly-owned subsidiaries, Distinct Cars, LLC (“Distinct Cars”) and Rideshare Car Rentals, LLC (“Rideshare Car Rentals”).

Rideshare Car Rentals is an online rideshare vehicle booking platform designed to service the ridesharing economy, i.e. the Rideshare Platform, particularly ridesharing companies such as Uber and Lyft and delivery-gig companies like DoorDash and GrubHub. Distinct Cars maintains a fleet of standard and, increasingly, electric passenger vehicles available for rent to drivers in both the ridesharing and delivery-gig industries. We seek to turn over our entire vehicle fleet to electric vehicles over the next several years in order to become the leading provider of electric rental vehicles to drivers in the ridesharing and delivery-gig economies.

On March 16, 2018, we completed an offering under Regulation A+ of the Securities Act, which was qualified by the SEC on March 15, 2017, and sold a total of 365,306 shares of Common Stock. We received cash proceeds of $1.8 million, net of commissions and other costs associated with the gross offering proceeds or payable by us.

On November 15, 2019, we effected our initial public offering (the “IPO”), selling 2,625,000 shares of Common Stock at $4.00 per share, for gross proceeds, before underwriting discounts and commissions and expenses, of $10.5 million, and the Common Stock was then listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “YAYO.”

On February 10, 2020, we notified Nasdaq of our intent to voluntarily delist the Common Stock from Nasdaq. In connection therewith, we filed a Form 25 with the SEC on February 20, 2020. We elected to effect the voluntary delisting of the Common Stock after discussions with Nasdaq’s staff, and based on the determination of our board of directors that voluntarily delisting the Common Stock from Nasdaq was in the best interests at that time of our company and our stockholders. Following delisting from Nasdaq, the Common Stock has traded on the Pink Open Market, still under the trading symbol, “YAYO.”

Recent Transactions

April 2021 bridge loan financing

On April 12, 2021, the Company entered into a securities purchase agreement (the “Agreement”) with a certain investor (the “Investor”) in connection with the issuance, as of that same date, of a 12.5% original issue discount convertible promissory note (the “Note”) and a common stock purchase warrant (the “Warrant”). The Note had an original principal amount of $2,250,000, with an original issue discount of $250,000. It bore interest at a fixed rate of ten percent (10%), was convertible into shares of Common Stock at an initial price of $3.00 per share (subject to adjustment as set forth in the Note), and was to mature on January 12, 2022. The Note has since been exchanged for 230,375 shares of the Company’s Series B Preferred Stock and a warrant, as described below, and cancelled.

The Warrant grants the Investor the right to purchase 187,500 shares of Common Stock at an exercise price of $3.00, subject to adjustment as set forth therein, and is exercisable at any time within five (5) years of the date of issuance. The Warrant provides for a cashless exercise right if at any time after the six-month anniversary of the date of issuance there is no effective registration statement registering the resale of the shares of Common Stock underlying the Warrant. The Warrant also provides, at the option of the Investor, for the payment of cash equal to the Black-Scholes value of the remaining unexercised portion of the Warrant if a fundamental transaction should be effected.

The Agreement provided that additional warrants, each for 93,750 shares of Common Stock with an initial exercise price of $3.00 per share (subject to adjustment), would be issued by the Company to the Investor on the 12th day of each month that the Note remains outstanding. The Warrant includes anti-dilution provisions in which its exercise price will be reduced to equal the conversion price or exercise price, as applicable, of any subsequently-issued derivative security to acquire shares of Common Stock, or their equivalent, should that conversion or exercise price be lower than that of the Warrant. On each of May 12, 2021 June 12, 2021, July 12, 2021, August 8, 2021, September 8, 2021, October 8, 2021 and November 8, 2021, the Company issued a Warrant for 93,750 common shares pursuant to the terms of the securities purchase agreement. In addition, the Investor was also granted certain piggyback registration rights for registration of the shares of Common Stock underlying the Warrant.

July 2021 term loan financing

On July 9, 2021 (the “Closing Date”), the Company entered into a Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) with EICF Agent LLC (“EICF”), as agent for the lenders, and Energy Impact Credit Fund I, LP, as lender (the “Lender”), providing for a secured term loan facility in an aggregate principal amount of up to $15.0 million (collectively, the “Term Loans”), consisting of a $7.5 million closing date term loan facility (the “Closing Date Term Loan”) and up to $7.5 million of borrowings under a delayed draw term loan facility (the “Delayed Draw Term Loan Facility”). The Closing Date Term Loan was fully drawn on the Closing Date, while the Delayed Draw Term Loan Facility is available upon the satisfaction of certain conditions precedent specified in the Term Loan Agreement. The Term Loan Agreement matures on July 9, 2026.

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Interest Rate

Borrowings under the Term Loan Agreement bear interest at the London Interbank Offered Rate (“LIBOR”), plus a margin of 10.0%. In addition, upon the occurrence of an event of default, and for so long as such event of default continues, default interest equal to 2.00% per year in excess of the rate otherwise applicable will be payable. The Term Loan Agreement also includes customary replacement provisions in the event of the discontinuation of LIBOR.

Security; Guarantees

The Company’s Guaranteed Obligations (as defined in the Term Loan Agreement) are guaranteed by certain of the Company’s material, wholly-owned subsidiaries, subject to customary exceptions (together with the Company, the “Credit Parties”). The Credit Parties’ obligations, including the Closing Date Term Loan and any borrowings under the Delayed Draw Term Loan Facility, are a general obligation of the Company secured by the Collateral, which is defined in the Term Loan Agreement as substantially all of the Company’s property and assets other than certain vehicles leased by the Credit Parties. The Credit Parties and EICF have entered into a pledge agreement in which the Credit Parties have pledged and assigned to EICF, acting on behalf of the Lender, the Collateral and granted a security interest in its right, title, and interest.

Prepayments

Subject to certain conditions, the Company may voluntarily prepay the Term Loans on any Payment Date (as defined in the Term Loan Agreement), in whole or in part, in a minimum amount of $500,000 of the outstanding principal amount. Mandatory prepayments shall be made, subject to certain exceptions, within 120 days of the end of each calendar year, beginning with the year ending December 31, 2022, in the following amounts: (i) if the Total Leverage Ratio (as defined in the Term Loan Agreement) is greater than or equal to 2:50:1:00, 50.0% of Excess Cash Flow (as defined the Term Loan Agreement) or (ii) if the Total Leverage Ratio is less than 2:50:1:00, 25.0% of Excess Cash Flow, net of all voluntary prepayments made on the Term Loans during such calendar year. The Term Loan Agreement also requires mandatory prepayment of certain amounts in the event the Company receives proceeds from certain events and activities, including asset sales and casualty events and the issuance of either indebtedness or preferred equity interests. Whether prepayment is made voluntarily or mandatorily, the Company shall include a prepayment fee (the “Prepayment Fee”), calculated as follows: if prepayment occurs prior to the first anniversary of the Closing Date, a Prepayment Fee of 4.00% of the principal amount being prepaid; if prepayment occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, a Prepayment Fee of 3.00% of the principal amount being prepaid; and if prepayment occurs on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, a Prepayment Fee of 2.00% of the principal amount being prepaid.

Fees

The Term Loan Agreement provides for payment to the Agent on behalf of the Lender of (1) closing fees equal to 1.00% of the Closing Date Term Loan, and (2) application fees equal to 1.00% of the Closing Date Term Loan, each of which were payable on the Closing Date. Should the Company make any borrowings under the Delayed Draw Term Loan Facility, the same closing and application fees will be applied against such borrowings.

Representations, Warranties and Covenants

The Term Loan Agreement contains customary representations and warranties, as well as customary affirmative and negative covenants, in each case, with certain exceptions, limitations and qualifications.

The Term Loan Agreement also requires that the Company regularly provide certain financial information to EICF, as well as maintain a net leverage ratio and a minimum amount of liquidity.

Events of Default

Events of default under the Term Loan Agreement include, but are not limited to, a breach of certain covenants or any representations or warranties, failure to timely pay any amounts due and owing, the commencement of any bankruptcy or other insolvency proceeding, judgments in excess of certain acceptable amounts, the occurrence of a change in control, certain events related to ERISA matters, impairment of security interests in the Collateral or invalidity of guarantees or security documents, in each case, with customary exceptions, limitations, grace periods and qualifications.

If an event of default occurs, EICF may, among other things, declare all obligations to be immediately due and payable, together with accrued interest and fees, and exercise remedies under the collateral documents relating to the Term Loan Agreement.

Use of Proceeds

The Company has used or will use, as applicable, the proceeds of the Closing Date Term Loan as follows: (i) for growth capital purposes, working capital purposes and other corporate purposes (ii) for the refinancing of Existing Indebtedness (as defined in the Term Loan Agreement), and (iii) to pay any fees associated with the transactions contemplated under the Term Loan Agreement and any other documents used to facilitate the Term Loans.

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Issuances of Term Note and Warrant

The Closing Date Term Loan has been evidenced by a promissory note (the “Term Note”), dated as of the Closing Date, and duly executed and delivered by the Company.

As a condition precedent to the Agent and the Lender entering into the Term Loan Agreement, the Company issued to the Lender a common stock purchase warrant, dated as of the Closing Date (the “EIP Warrant”), which grants the Lender the right to purchase up to 1.5 million shares of Common Stock, at an exercise price of $2.10, subject to adjustment as set forth in the EIP Warrant. The EIP Warrant is subject to vesting, with 450,000 shares of Common Stock exercisable as of the Closing Date and the remainder exercisable only in the event that the Company borrows under the Delayed Draw Term Loan Facility or fails to consummate a qualifying equity transaction on or before October 7, 2021. The EIP Warrant has no expiration date.

The Term Note and the EIP Warrant were issued in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder. The Lender is an accredited investor, as that term is defined in Regulation D of the Securities Act. Any additional notes to be issued by the Company to the Lender pursuant to the Term Loan Agreement will be issued in reliance on the same exemption.

Exchange of Note for Series B Preferred Stock and Warrant

In connection with the Company’s entry into the Term Loan Agreement, the Company entered into an exchange agreement, dated as of July 8, 2021 (the “Exchange Agreement”), with the Investor.

Pursuant to the Exchange Agreement, the Investor agreed to exchange the Note for 230,375 shares of Series B Preferred Stock, and a warrant to purchase 93,750 shares of Common Stock at an exercise price of $3.00, subject to adjustment as set forth therein (the “Exchange Warrant”). The terms of the Exchange Warrant are substantially identical to the Warrant described above. Additional warrants on substantially identical terms as the Exchange Warrant will be issued by the Company to the Holder monthly until such time as the Series B Preferred Stock is redeemed in full, upon which a final warrant will be issued.

The Series B Preferred Stock is convertible at any time at the option of the holder thereof into if not previously converted into shares of Common Stock at an initial conversion price of $3.00 per share, subject to adjustment as set forth in its certificate of designation (the “Certificate of Designation”).

The Series B Preferred Stock is subject to mandatory redemption in full at a redemption price initially equal to $10.00 per share, within 15 business days after the date on which the Company has completed an equity financing resulting in total proceeds of at least $10 million. It is the Company’s intention to redeem the Series B Preferred Stock in full using the proceeds from this offering.

At any time after January 12, 2022, provided that the Company has paid in full all obligations outstanding under the Term Loan Agreement, the holders of a majority of the outstanding shares of Series B Preferred Stock shall be entitled to require the Company to redeem the Series B Preferred Stock at the then applicable redemption price, and any such redemption of Series B Preferred Stock shall be prior and superior to the redemption of any and all other equity securities of the Company duly tendered for redemption.

If at any time while the Series B Preferred Stock is outstanding, the Company completes any single public offering or private placement of its equity, equity-linked or debt securities (each, a “Future Transaction”), the holders of the Preferred Stock may, in their sole discretion, elect to apply all, or any portion, of the then outstanding Series B Preferred Stock and any accrued but unpaid dividends, as purchase consideration for such Future Transaction. The conversion price applicable to such conversion shall equal seventy percent (70%) of the cash purchase price paid per share, unit or other security denomination for the securities of the Company issued to other investors in the Future Transaction.

The Certificate of Designation sets forth the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Series B Preferred Stock and has been filed as an amendment to the Company’s amended and restated certificate of incorporation with the Division of Corporations, Delaware Secretary of State, along with a certificate of correction to address clerical errors made in the Certificate of Designation.

The Preferred Stock and the Exchange Warrant were issued in reliance on the exemption from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506(b) promulgated thereunder. The Holder is an accredited investor, as that term is defined in Regulation D of the Securities Act. Any additional warrants to be issued by the Company to the Holder pursuant to the Exchange Agreement will be issued in reliance on the same exemption.

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Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Distinct Cars, LLC and RideShare Car Rentals, LLC. All significant intercompany transactions and balances have been eliminated.

Consolidated Results of Operations—Three Months Ended September 30, 2021, Compared to Three Months Ended September 30, 2020

Total Revenues.

Revenue for the three months ended September 30, 2021 was $2,724,180, an increase of $653,359 or 31.6% compared to revenue for the three months ended September 30, 2020 of $2,070,821. The increase is principally due to an increase in our rental fleet. During the three months ended September 30, 2021, the average weekly rental income per vehicle placed in service was $416 compared to $339 for the same period in 2020. Our revenues declined in March and April of 2020 due to COVID -19 and began to recover in May and June 2020. Our revenue since June 2020 is back to pre-COVID-19 levels, but there is no assurance that this trend will continue.

Cost of Revenues.

The principal components of costs of revenue are depreciation of the vehicles, vehicle insurance and maintenance.

Cost of revenues for the three months ended September 30, 2021 were $2,285,878, an increase of $1,090,921 or 91.3% compared to cost of revenues for the three months ended September 30, 2020 of $1,194,957. The increase is due to higher depreciation expense and insurance expense due to an increase in fleet size and higher maintenance costs. For the three months ended September 30, 2021 and 2020 our cost of revenue was 83.9% and 57.7% of our revenue, respectively. The increase in the cost of revenue as a percentage of revenue is due to higher maintenance and insurance costs.

Selling and Marketing Expenses.

Selling and marketing expenses for the three months ended September 30, 2021 were $26,565, representing a decrease of $87,339 or 76.7% over the three months ended September 30, 2020 of $113,904. The decrease is due to a decrease in advertising to gig-economy drivers as we have maintained a high utilization rate for our vehicles.

General and Administrative Expenses.

General and administrative expenses for the three months ended September 30, 2021 were $3,218,912, representing an increase of $2,130,760 or 195.8% over the three months ended September 30, 2020 of $1,088,152. The increase is principally due to higher professional fees, salaries, and litigation settlement during the three months ended September 30, 2021.

Total Operating Expenses

Total operating expenses for the three months ended September 30, 2021 were $3,291,977, representing an increase of $2,089,921 or 173.9% compared to the three months ended September 30, 2020 of $1,202,056. The increase is due to the reasons described above.

Interest expense and financing cost

Interest and financing expenses for the three months ended September 30, 2021 were $2,007,194 compared to $65,292 for the three months ended September 30, 2020. The increase in interest and financing cost for the three months ended September 30, 2021 was due to full amortization of debt discounts due to the $2.250 million convertible note being converted to preferred stock and issuance of additional warrants associated with the $2.250 million convertible note.

Net Loss

The net loss for the three months ended September 30, 2021 was $4,777,328, representing an increase of $4,385,844 or 1,120.3% compared to the three months ended September 30, 2020 of $391,484. The increase is due to the reasons described above.

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Consolidated Results of Operations—Nine Months Ended September 30, 2021, Compared to Nine Months Ended September 30, 2020

Total Revenues.

Revenue for the nine months ended September 30, 2021 was $7,670,795, an increase of $2,271,777 or 42.1% compared to revenue for the nine months ended September 30, 2020 of $5,399,018. The increase is principally due to an increase in our rental fleet. During the nine months ended September 30, 2021, the average weekly rental income per vehicle placed in service was $411 compared to $298 for the same period in 2020. Our revenues declined in March and April of 2020 due to COVID -19 and began to recover in May and June 2020. Our revenue since June 2020 is back to pre-COVID-19 levels, but there is no assurance that this trend will continue.

Cost of Revenues.

The principal components of costs of revenue are depreciation of the vehicles, vehicle insurance and maintenance.

Cost of revenues for the nine months ended September 30, 2021 were $5,982,075, an increase of $2,098,768 or 53.7% compared to cost of revenues for the nine months ended September 30, 2020 of $3,891,307. The increase is due to higher depreciation expense and insurance expense due to an increase in fleet size and higher maintenance costs. For the nine months ended September 30, 2021 and 2020 our cost of revenue was 78.0% and 72.1% of our revenue, respectively. The increase in the cost of revenue as a percentage of revenue is due to higher maintenance and insurance costs.

Selling and Marketing Expenses.

Selling and marketing expenses for the nine months ended September 30, 2021 were $257,129, representing a decrease of $67,417 or 20.8% over the nine months ended September 30, 2020 of $324,546. The decrease is due to a decrease in advertising to gig-economy drivers as we have maintained a high utilization rate for our vehicles.

General and Administrative Expenses.

General and administrative expenses for the nine months ended September 30, 2021 were $6,151,507, representing an increase of $2,305,739 or 60.0% over the nine months ended September 30, 2020 of $3,845,768. The increase is principally due to higher professional fees, salaries, and litigation settlement during the nine months ended September 30, 2021.

Total Operating Expenses

Total operating expenses for the nine months ended September 30, 2021 were $6,515,402, representing an increase of $2,345,088 or 56.2% compared to the nine months ended September 30, 2020 of $4,170,314. The increase is due to the reasons described above.

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Interest expense and financing cost

Interest and financing expenses for the nine months ended September 30, 2021 were $6,296,524 compared to $212,943 for the nine months ended September 30, 2020. The increase in interest and financing cost for the nine months ended September 30, 2021 was due to the issuance of 825,000 shares of Common Stock to Acuitas Group Holdings, LLC, (“Acuitas”), which is now the Company’s largest shareholder, in connection with a settlement agreement between Acuitas and X, LLC, a company owned by the Company’s former chief executive officer. The Board of Directors deemed it was in the best interest of the Company to issue the shares to Acuitas. The value of the shares was $3,240,600, which was based on the market price of the Common Stock at the grant date. The $3,240,600 was expensed as financing costs as the dispute underlying the settlement agreement related to an anti-dilution of a prior investment in the Company by Acuitas. Also, the increase in interest and financing expenses for the nine months ended September 30, 2021 was due to full amortization of debt discounts due to the $2.25 million convertible note being converted to shares of Series B Preferred Stock and issuance of additional warrants associated with the $2.25 million convertible note.

Gain on Forgiveness of Debt

Gain on forgiveness of debt for the nine months ended September 30, 2021 was $8,000 as compared to $0 for the same period in 2020, as, during the nine months ended September 30, 2021, the remaining amount we received under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security Act was forgiven.

Net Loss

The net loss for the nine months ended September 30, 2021 was $11,031,665, representing an increase of $8,156,119 or 283.6% compared to the nine months ended September 30, 2020 of $2,875,546. The increase is due to the reasons described above.

Consolidated Results of Operations—Year ended December 31, 2020, Compared to Year ended December 31, 2019

Total Revenues

Revenue for the year ended December 31, 2020 was $7,621,180, an increase of $706,270 or 10.2% compared to revenue for the year ended December 31, 2019 of $6,914,910. The increase is principally due to an increase in the size of our rental fleet offset by a decrease in our average weekly rental income levels throughout the year ended December 31, 2020 due to the COVID-19 outbreak. During the year ended December 31, 2020, the average weekly rental income per vehicle placed in service was $308 compared to $335 for the same period in 2019. Our revenues declined in March and April due to COVID-19 and began to recover in May and June 2020. Our revenue since June is back to pre-COVID-19 levels, but there is no assurance that this trend will continue.

Cost of Revenues

Cost of revenues for the year ended December 31, 2020 were $5,263,474, an increase of $589,604 or 12.6% compared to cost of revenues for the year ended December 31, 2019 of $4,673,870. The increase is due to higher depreciation expense due to an increase in fleet size and higher repairs and maintenance due to the age of the fleet. For the year ended December 31, 2020 and 2019 our cost of revenue was 69.1% and 67.6% of our revenue, respectively. The increase in the cost of revenue as a percentage of revenue is due to the decrease in average weekly rental income due to the COVID – 19 outbreak.

Selling and Marketing Expenses

Selling and marketing expenses for the year ended December 31, 2020 were $490,403, representing a decrease of $275,038 or 35.9% over the year ended December 31, 2019 of $765,441. The decrease is due to better management of media placements for our advertising and a change in the vendor we used to spearhead our marketing efforts to ridesharing and delivery gig drivers.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2020 were $5,288,316, representing an increase of $1,264,395 or 31.4% over the year ended December 31, 2019 of $4,023,921. The increase is principally due to higher payroll costs (including stock option expense of $739,973) as we hired additional personnel for our expanding operations and higher management salaries; and higher occupancy costs.

Loss on the Settlement of Debt

Loss on the settlement of debt for the year ended December 31, 2020 was $0 as compared to $252,900 for the same period in 2019. During the year ended December 31, 2019, we settled outstanding debt of $421,500 with 84,300 shares of common stock valued at $674,400.

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Total Operating Expenses

Total operating expenses for the year ended December 31, 2020 were $5,778,719, representing an increase of $722,957 or 14.3% compared to the year ended December 31, 2019 of $5,055,762. The increase is due to the reasons described above.

Interest Expense, Net

Interest and financing expenses for the year ended December 31, 2020 were $265,839 compared to $1,115,499 for the year ended December 31, 2019. The decrease in interest and financing cost for the year ended December 31, 2020 was due to a decrease in outstanding debt.

Gain on Forgiveness of Debt

Gain on forgiveness of debt for the year ended December 31, 2020 was $184,775 as compared to $0 for the same period in 2019, as, during the year ended December 31, 2020, the entire loan of that amount that we received under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security Act was forgiven.

Net Loss

The net loss for the year ended December 31, 2020 was $3,502,077, representing a decrease of $428,144 or 10.9% compared to the year ended December 31, 2019 of $3,930,221. The decrease is due to the reasons described above.

Liquidity, Capital Resources and Plan of Operations

On November 15, 2019, our IPO of 2,625,000 shares of Common Stock was effected. Our public offering price was $4.00 per share. Total gross proceeds from the offering were $10,500,000, before deducting underwriting discounts and commissions and other offering expenses.

During the year ended December 31, 2020, we sold an aggregate of 2,553,571 shares of Common Stock to three investors for cash proceeds of $275,000, of which 125,000 shares was sold to a member of our Board of Directors for cash consideration of $25,000.

On January 8, 2021, we received $500,000 from a convertible note from one of our stockholders. The note was convertible into shares of Common Stock at $0.50 per share and was converted into 1,000,000 shares of Common Stock in February 2021.

On April 12, 2021, we entered into a securities purchase agreement with a certain investor in connection with the issuance of a 12.5% original issue discount convertible promissory note and a common stock purchase warrant. The note had an original principal amount of $2,250,000, with an original issue discount of $250,000. It bore interest at a fixed rate of 10%, was convertible into shares of common stock at a price of $3.00 per share (subject to adjustment as set forth in the note), and was to mature on January 12, 2022.

On July 9, 2021, we entered into a Term Loan Agreement with EICF Agent LLC, as agent for the lenders, and Energy Impact Credit Fund I, LP, as lender, providing for a secured term loan facility in an aggregate principal amount of up to $15.0 million, consisting of a $7.5 million closing date term loan facility and up to $7.5 million of borrowings under a delayed draw term loan facility. The initial term loan has been fully drawn, while the remainder is available upon the satisfaction of certain conditions precedent specified in the agreement. The Term Loan Agreement matures on July 9, 2026. Borrowings under the Term Loan Agreement bear interest at the LIBOR, plus a margin of 10.0%.

During the nine months ended September 30, 2021, we sold 100,000 shares of Common Stock to a member of our Board of Directors for cash consideration of $50,000.

Current Assets, Liabilities and Working Capital

At September 30, 2021, the Company’s current assets totaled $4,847,770, current liabilities totaled $6,162,643, and working capital was a deficit of $1,314,873. At December 31, 2020, the Company’s current assets totaled $215,990, current liabilities totaled $4,461,560, and working capital was a deficit of $4,245,570. As of September 30, 2021, the Company had $3,540,212 in cash. The Company used $1,454,194 of cash for operating activities for the nine months ended September 30, 2021.

Regarding current liabilities, the amounts categorized as accounts payable and accrued expenses totaled $3,947,534 and $2,119,003 as of September 30, 2021 and December 31, 2020, respectively, an increase of $1,828,531 or 86.3%, due to accrual for legal settlement of $1,000,000 and increase in amounts due for professional services.

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Since inception, our principal sources of operating funds have been proceeds from debt and equity financings, including the sale of our Common Stock to investors known to management and principal shareholders of the Company, our IPO in November 2019, and the Term Loan Agreement entered into in July 2021 described above. As of the date of this prospectus, we expect that our current cash on hand will be sufficient to fund our existing operations and future business growth for at least the next twelve months. In addition to the July 2021 term loan, the Company is currently seeking to raise additional capital. If the Company is not successful in raising additional capital it may be forced to scale back, perhaps significantly, its business operations and growth plans.

Capital Expenditures

During the nine months ended September 30, 2021, the Company had capital expenditures of $5,692,784 in leased vehicles. At September 30, 2021, most of the Company’s vehicles were financed with leases. At September 30, 2021 the Company had $14,760,669 of rental vehicles, net of accumulated depreciation in the amount of $4,394,296, totaling $10,366,373 in net rental vehicles. At December 31, 2020 the Company had $9,067,885 of rental vehicles, net of accumulated depreciation in the amount of $2,871,452, totaling $6,196,433 in net rental vehicles. The Company’s rental vehicles are depreciated over their estimated useful life of five years. The lease terms for those rental vehicles are generally for three years, and the Company has the right to purchase the leased assets for $1 each at the end of the lease terms.

Statement of Cash Flows

Cash Flows from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2021 totaled $1,454,194, which was an increase of $1,642,737 from the net cash provided by operating activities of $188,543 for the same period in 2020. The change is principally due to the change in operating assets and liabilities, and non-cash expense items.

Net cash generated by operating activities for the year ended December 31, 2020 totaled $536,723, which was an increase of $3,952,946 from the net cash expended in operating activities of $3,416,223 for the same period in 2019. The increase is principally due to the change in prepaid expenses, other assets, accounts payable and accrued expenses, and non-cash expense items.

Cash Flows from Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2021 totaled $47,051, which was an increase of $47,051 from $0 for the same period in 2020. The change is principally due to the purchase of property and equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2021 totaled $4,968,567, which was an increase of $6,328,807 from the net cash used in financing activities of $1,360,240 for the same period in 2020. The change is principally due to cash received from the sale of Common Stock, exercise was stock options, convertible note and note payable in 2021 offset by an increase in payments on financing lease obligations.

Net cash expended in financing activities for the year ended December 31, 2020 totaled $1,720,262, which was a change of $6,504,550 from the net cash generated by financing activities of $4,784,288 for the same period in 2019. The change is principally due to the IPO proceeds received in 2019, increase in payments on financing lease obligations in 2020 and repayments of notes payable in 2019 offset by proceeds received from notes payable.

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Current Plan of Operations

Our plan of operations is currently focused on the growth and ongoing development of our operating businesses: (i) the Rideshare Platform, offered through Rideshare Rentals, and (ii) our vehicle fleet, which is commercially available through Distinct Cars. We expect to incur substantial expenditures in the foreseeable future for the enhanced operations of our businesses and related, ongoing, internal research and development. Moreover, we have embarked on “EV strategy” in which we intend to replace our entire fleet of vehicles with all electric vehicles over the next several years. At this time, we cannot reliably estimate the timing or aggregate amount of all of the costs associated with these efforts.

The continuation of our expansion plan may require us to raise significant additional capital within a short period of time. The cash flow from our Rideshare Platform and particularly our Distinct Cars businesses and our existing capital resources are sufficient for us to continue our operations, but fully executing our future business plans may require significant additional capital, which we are currently seeking to raise through this offering.

We continually reevaluate our plan of operations to determine the manner in which we can most effectively utilize our resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the ready availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that our current capital resources will be sufficient to continue to fund our ongoing operations, nor can there be any assurance that, if we require additional capital, we will successfully obtain it on favorable terms, or at all. The inadequacy of our existing capital or the inability to secure additional capital could have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we may not have sufficient funds to pay any amounts to our stockholders.

If our operating businesses fail to achieve anticipated financial results, our existing capital will likely be depleted more quickly than we anticipate and our ability to raise additional capital in the future to fund our operations would likely be seriously impaired. If in the future we are not able to demonstrate favorable financial results or projections from our operating businesses, we may not be able to raise the capital we need to continue operations.

Similarly, because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations.

Contractual Obligations, Commitments and Contingencies

The Company has entered into a series of monthly vehicle leasing agreements with ACME Auto Leasing and LMP Financial Services, each with an approximate lease term of 12 to 36 months. As of December 31, 2020 and December 31, 2019, the Company had total lease obligations in the amount of $2,352,878 and $2,400,565, respectively. The Company owes monthly payments under each Lease Agreement ranging from approximately $285 per month to $621 per month. At the end of the term of the Lease Agreement, lessee has the right to purchase ownership and title of the subject vehicle for a nominal payment. In addition, the Lease Agreements are subject to and secured by a grant of a purchase money security interest on each leased vehicle.

We lease and maintain our principal offices at 433 North Camden Drive, Suite 600, Beverly Hills, California 90210. We also lease and maintain other offices at 195 South Robertson Drive, Beverly Hills, CA 90210, where the majority of our operational staff conducts its activities on a day-to-day basis. We do not currently own any real estate.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

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Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. In many instances, we could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. This applies in particular to useful lives of non-current assets and valuation allowance for deferred tax assets. Actual results could differ significantly from our estimates. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving our judgments and estimates.

Property and Equipment and Rental Vehicles

Property and Equipment and Rental Vehicles are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of equipment and rental vehicles is provided using the straight- line method for substantially all assets with estimated lives as follows:

Computer equipment	5 years
Officer furniture	7 years
Leasehold improvements	15 years or term of lease whichever is less
Vehicles	5 years

The Company has not changed its estimate for the useful lives of its equipment and rental vehicles, but would expect that a decrease in the estimated useful lives of equipment and rental vehicles of one year would result in an annual increase to depreciation expense of approximately $600,000, and an increase in the estimated useful lives of equipment and rental vehicles of one year would result in an annual decrease to depreciation expense of approximately

$400,000.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company has not changed it methodology for estimating the valuation allowance. A change in valuation allowance affect earnings in the period the adjustments are made and could be significant due to the large valuation allowance currently established.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

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Revenue Recognition

We recognize revenue primarily from renting its fleet of cars to drivers for TNC companies. We recognize revenue in accordance with FASB ASC 606, Revenue From Contracts with Customers. Generally, this enables us to both recognize revenue when we have satisfied our obligations under our rental agreement, i.e. when we have provided the vehicle to our renter, and to recognize the entire amount we expect to receive pursuant to the agreement, including estimates.

We consider a signed contract or other similar documentation reflecting the terms and conditions under which products will be provided to be persuasive evidence of an arrangement. Collectability is assessed based on a number of factors, including payment history and the creditworthiness of a customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash.

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity- based compensation issued to employees and non-employees.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

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DESCRIPTION OF BUSINESS

EVmo is a holding company operating principally through two wholly-owned subsidiaries: Rideshare and Distinct Cars. Rideshare offers the Rideshare Platform to service the ridesharing and delivery gig industries while Distinct Cars maintains a fleet of passenger vehicles and transit vans for the last-mile logistical space for rent to our customers, who are drivers for TNC companies such as Uber, Lyft, DoorDash and Grubhub, among others. Through Rideshare and Distinct Cars, the Company seeks to become a leading provider of rental vehicles to drivers in the ridesharing and delivery gig spaces, and an industry leader in supplying transit vans for last-mile logistics. In March 2021, we formed another wholly-owned subsidiary, EV Vehicles LLC, a Delaware limited liability company, which we intend to utilize as the corporate platform to execute our electric vehicles strategy.

We generate the vast majority of our revenues through the rental of our fleet vehicles. We also receive an immaterial amount of revenue in the form of fees assessed through the Rideshare Platform, such as late fees in the event that a vehicle rental expires without being extended by the driver and the vehicle has not yet been returned, or when the Rideshare Platform is used in a vehicle not owned by us.

Our Business Model and Our Future Opportunities

We have developed what we believe is an innovative and effective business model in which we not only provide ridesharing and delivery gig drivers with the necessary technology to operate, through the Rideshare Platform, but also the vehicles themselves, via Distinct Cars, should the driver either not have a qualified vehicle to use or prefers to not use a personal vehicle for this type of work. Our two principal operating subsidiaries have a rare corporate synergy that enables us to both diversify and create complementary revenue streams. Further, as we continue our transition to electric vehicles, we believe we are in the vanguard of a new era in commercial transportation and that our early presence in this industry will further distinguish us from a competitive standpoint.

Prior to 2020, we only supplied vehicles to drivers in the ridesharing space but we expanded our service last year to the delivery gig space, which has provided us with another form of service diversity, one with fewer barriers to entry. The requirements for vehicles operated by delivery gig drivers are significantly less onerous than those operated by rideshare drivers, as delivery gig drivers are not transporting people.

The demand for ridesharing in particular plummeted during the early months of the COVID-19 pandemic, and some drivers opted not to work in ridesharing during the worst months of the pandemic, leading to a sharp decrease in the number of TNC drivers. Uber, for example, recently reported that it has 3.5 million drivers using its platform, which is twenty-two percent (22%) less than one year ago, although four percent (4%) higher than in the first quarter of 2021. Both Uber and Lyft have stated that driver growth is not keeping pace with demand and that, as restrictions related to COVID-19 are increasingly being lifted, driver growth is lagging behind rider growth. We believe this increased demand for ridesharing and delivery gig services is producing a commensurate need for qualified vehicles on the road at any given time, which need we are well-positioned to meet.

We currently have four priorities: diversifying our revenues by expanding into different markets in North America and continuing our transition to electric vehicles; improving our operating efficiencies, particularly through training our sales force; meeting our customers’ expectations by continuing to provide TNC drivers with quality vehicles and reliable service via the Rideshare Platform; and disciplined capital management, in which our management team allocates our resources effectively.

Rideshare Car Rentals, LLC

In October 2017, the Company created Rideshare in order to launch the Rideshare Platform, a booking platform developed, coded and wholly-owned by us, and used primarily to rent our Distinct Car vehicles to TNC ridesharing and delivery gig drivers. The Rideshare Platform commercially markets the Distinct Cars fleet (and to a lesser extent the vehicles of other fleet owners and selected individual car owners) to ridesharing and delivery gig drivers. The Company initially launched the Rideshare Platform in Los Angeles, CA and has since expanded it to Oakland, CA; Las Vegas, NV; Chicago, IL; Newark, NJ; Baltimore, MD; and Dallas, TX.

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The Rideshare Platform’s functionality provides drivers with access to certain data emitted from their respective Distinct Cars rental vehicle(s) through a personal Rideshare dashboard. Vehicle owners can also access and manage data emitted from their personal vehicle(s) under rental to a third-party from the Rideshare Platform inventory dashboard and can further manage the other aspects of the vehicle rental transaction through the Rideshare Platform, including rental extension options. All transactional aspects of the rental vehicle(s) (including, but not limited to, background checks, terms, deposits and insurance costs) are run securely through the Rideshare Platform. In addition, our Rideshare website not only effectively monetizes the Distinct Cars vehicle fleet, but also generates revenue by charging transactional fees to other vehicle owners and ridesharing and delivery gig drivers for all rental transactions consummated on the Rideshare Platform. The Rideshare Platform is available on desktop, iOS and Android devices.

Most importantly, all passenger vehicles and transit vans made available on the Rideshare Platform not owned by us are fully qualified by the Company and guaranteed to meet the necessary TNC qualification requirements.

Distinct Cars

In June 2017, the Company formed Distinct Cars for the purpose of developing a fleet management business to couple with the Rideshare Platform, which was then under development. District Cars maintains a fleet of new standard and, increasingly and ultimately exclusively, electric passenger vehicles and transit vans for the logistical space to be rented directly to drivers in the ridesharing and delivery gig economies through the Rideshare Platform. The Company’s fleet of vehicles, under lease contract and maintained by Distinct Cars, as well as other third-party vehicles, have been made commercially available for rental bookings on the Rideshare Platform. Distinct Cars markets and manages short and long-term vehicle rentals to ridesharing and delivery gig economy drivers. As of the date of this prospectus, approximately half of these drivers are located in greater Los Angeles while the other half are located in the other six cities where we have operations.

In August 2017, we entered into a leasing arrangement for an initial group of twelve (12) vehicles, with the intent of testing our concept within the ridesharing industry. Following the Company’s proof of concept period, we expanded in December 2017 by adding an additional 135 vehicles to our fleet. As of November 19, 2021, Distinct Cars includes a fleet of approximately 600 vehicles- including standard internal combustion engine and electric passenger vehicles as well as transit vans for the last-mile logistical space- under lease contract. Generally, professional ridesharing and delivery gig economy drivers contract for vehicle rental periods ranging from less than three days to six months. The rental vehicles made available to TNC drivers by the Company are configured and guaranteed to be compliant with the same vehicle requirements promulgated by the largest private ridesharing TNCs, Uber and Lyft.

The Company believes that customers will rent vehicles offered by Distinct Cars in order to reduce the complexity and cost associated with vehicle ownership, and to guarantee compliance with the TNC vehicle requirements. Depending on the make and model of the requested vehicle, our rental prices begin at $39 per day or $795 per month. Under our full-service rental agreement, the Company provides and fully maintains the vehicle; the services provided include preventive and regular maintenance, advanced diagnostics through our GPS solution software, emergency road service, fleet services, and safety programs, through our Company-operated facilities.

Commercial Fleet Purchase Programs

In June 2017, the Company commenced purchasing cars pursuant to a fleet purchase arrangement with Hyundai USA, a subsidiary of the Hyundai Motor Group (“Hyundai”). The Hyundai arrangement has provided the Company, due to its quantity of cars purchased, with competitive pricing options (or best available pricing) below MSRP on all purchases for brand-new Hyundai vehicles and priority status on the availability and delivery of all Hyundai vehicles under contract with the Company. The vehicle purchases are currently financed by ACME Auto Leasing and LMP Financial Services, with title to the vehicles held by the Company under liens held by the financiers.

The Company has since entered into a similar fleet purchase arrangement with Hyundai’s affiliate, Kia Motors America, Inc., and in March 2021 we entered into a separate fleet purchase arrangement with Tesla, Inc. (“Tesla”), which is intended to facilitate our strategy to transition to electric vehicles. The terms of each program are standardized according to the number of vehicles purchased in bulk, with each such purchase memorialized in an order submitted by us, and agreed and accepted to by Hyundai, Kia Motors America, Inc. or Tesla, as applicable.

Neither partnership is in the form of a supply or requirements contract. We submit, on an as-needed basis, purchase orders for vehicles to Hyundai and now Tesla and these orders are fulfilled on the general terms established at the inception of the partnership program, including below-MSRP pricing.

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Vehicle and Driver Requirements

We generally impose the same requirements on both drivers and vehicles as those of Uber and Lyft. Any driver who wishes to rent a car from us or use the Rideshare Platform in their own vehicle is screened and evaluated to ensure that he or she:

●	is at least 21 years of age;

●	has had an in-state driver’s license for at least one year;

●	passes a background check, including a clean driving record; and

●	has or will qualify for in-state auto insurance in their own name.

As noted, each of our Distinct Cars vehicles meets both Uber and Lyft vehicular requirements. If a driver does not rent a vehicle from our fleet we obtain a motor vehicle report for his or her vehicle at the outset of their use of the Rideshare Platform, and renew it every six months. The requirements any vehicle using the Rideshare Platform, whether from Distinct Cars or not, must meet are as follows:

●	The vehicle must have four doors and be able to transport a minimum of four passengers;

●	The vehicle model must be 15 years old or newer;

●	The vehicle’s title cannot be salvaged, reconstructed or rebuilt; and

●	The vehicle must be in good physical condition with no cosmetic damage, including no missing pieces, commercial branding, or “paint jobs.”

Also, a vehicle used by a ridesharing driver must be able to pass an inspection test, which typically includes headlights, tail-lights, indicator lights, stop lights, foot brakes, emergency/parking brake, steering mechanism, windshield, heat and air conditioning, front, rear and side windows, front seat adjustment mechanism, door controls (open, close, lock), horn, speedometer, body condition/ damage, muffler and exhaust system, condition or tires, interior and exterior rear-view mirrors and safety belts for driver and passengers.

Insurance

As of the date of this prospectus, the Company, together with our managing general underwriter, American Business Insurance Services, Inc. (the “MGU”), maintains an insurance policy on behalf of the Company. Under the policy the MGU handles all back-end insurance generation and processing through an application programming interface (API) connection with the Company’s databases. We believe that this MGU insurance policy has made it possible for us to maintain our Rideshare Platform, which allows the Company to have other third-party fleet owners supply vehicles to drivers through our platform and have them covered under the terms of our insurance policy. Our insurance policy provides physical damage and liability coverage to all rideshare drivers under the Rideshare Platform. Under the terms of our policy, both Rideshare Platform drivers acquiring vehicles through Distinct Cars as well as owners of their own vehicles are provided with an insurance ID card that lists each party’s name and the vehicle VIN number. Our Rideshare Platform customers pay daily (for the duration of the rental period) to become designated as a supplemental insured party under the Company’s insurance policy. Under the terms of our policy, insurance coverage is valid from the date of commencement of the rental period up until the date that the vehicle is returned.

Further, the Company’s car liability and physical damage insurance policies cover both third-party vehicle owners as well as ridesharing and delivery gig drivers under rental contract. These policies provide insurance on all listed vehicles, provided that the coverage is suspended during periods when the ridesharing driver under rental contract with the Company is actively operating on either the Uber or Lyft platform.

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Intellectual Property

As of the date of the registration statement of which this prospectus is a part, we have two registered trademarks “YayYo®” and the service mark for a stylized design representing an automobile that is present in our web sites and our marketing materials. We have no applications for other trademarks as of the date of the registration statement of which this prospectus is a part. We have no patents or copyrights.

Human Capital

As of the date of the registration statement of which this prospectus is a part, we had approximately 35 full-time employees, all of which are based at our offices. None of our employees are subject to a collective bargaining agreement, and we believe that our relations with our employees generally are good.

Regulation

We are subject to a number of U.S. federal and state and foreign laws and regulations that involve matters central to our business. These laws and regulations may involve privacy, data protection, intellectual property, competition, consumer protection, export taxation or other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate. Because laws and regulations have continued to develop and evolve rapidly, it is possible that we may not be, or may not have been, compliant with each such applicable law or regulation. In addition to the foregoing, we are also subject to the following:

●	Governmental regulations affect almost every aspect of our business, including the classification of ridesharing and delivery gig economy drivers as either independent contractors or employees, the fair treatment of our employees, wage and hour issues, and our financing activities with customers. We could also be susceptible to claims or related actions if we fail to operate our business in accordance with applicable laws;

●	Federal and state governments in our markets have increasingly placed restrictions and limitations on the vehicles sold in the market in an effort to combat perceived negative environmental effects. For example, in the U.S., vehicle manufacturers are subject to federally mandated corporate average fuel economy standards which will increase substantially through 2025. Furthermore, numerous states, including California, have adopted or are considering requiring the sale of specified numbers of zero-emission vehicles. Significant increases in fuel economy requirements and new federal or state restrictions on emissions on vehicles and automobile fuels in the U.S. could adversely affect prices of and demand for the new vehicles that we rent;

●	We are subject to a wide range of environmental laws and regulations, including those governing: discharges into the air and water; the operation and removal of storage tanks; and the use, storage and disposal of hazardous substances. In the normal course of our operations we use, generate and dispose of materials covered by these laws and regulations. We face potentially significant costs relating to claims, penalties and remediation efforts in the event of non-compliance with existing and future laws and regulations; and

●	The Financial Accounting Standards Board is currently evaluating several significant changes to generally accepted accounting standards in the U.S., including the rules governing the accounting for leases. Any such changes could significantly affect our reported financial position, earnings and cash flows.

While we are actively working to mitigate the impact of vehicle-related regulations through our strategy of transitioning our vehicle fleet to electric, until such time as at least the majority of our fleet has switched, we will remain subject to such regulations.

Changes in the U.S. legal and regulatory environment that affect our operations, including laws and regulations relating to taxes, automobile related liability, insurance rates, insurance products, consumer privacy, data security, employment matters, licensing and franchising, automotive retail sales, cost and fee recovery and the banking and financing industry could disrupt our business, increase our expenses or otherwise have a material adverse effect on our results of operations, financial condition, liquidity and cash flows.

Competition

The market for providing vehicles to TNC drivers is competitive. We believe our principal competitors to be HyreCar, a publicly-traded company that also facilitates the rental of vehicles for use by drivers who work for ridesharing and delivery gig platforms, and Lyft Express, which makes rental vehicles available to Lyft drivers. National car rental companies such as Hertz and Avis also have programs directed at ridesharing and delivery drivers. These companies are all larger and better-resourced than we are at present, and have superior market presence and reputation.

However, we believe we enjoy a competitive advantage vis-à-vis the above companies through our ability to directly rent cars to our customers from our Distinct Cars fleet and the high functionality of the Rideshare Platform. We also believe that our transition to electric vehicles by 2024 will enhance our brand and further distinguish us from our competitors.

Legal Proceedings

We have included a description of those pending legal proceedings or potential claims against us whose outcome may, either individually or in the aggregate, have a material adverse effect on the Company’s business, financial condition, operating results, or cash flows, in Note 11 to the unaudited financial statements for the quarter ended September 30, 2021 included elsewhere in the registration statement of which this prospectus forms a part.

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DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation and Bylaws. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is 100,000,000 shares of capital stock, consisting of 90,000,000 shares of Common Stock, $0.000001 par value per share, and 10,000,000 shares of preferred stock, $0.000001 par value per share.

Common Stock

The holders of our Common Stock are entitled to the following rights:

Voting rights

Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of our Common Stock are not entitled to cumulative voting rights with respect to the election of directors.

Dividend rights

Subject to limitations under Delaware law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation rights

In the event of the liquidation, dissolution or winding up of our business, the holders of our Common Stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters

The holders of our Common Stock have no subscription, redemption or conversion privileges. Our Common Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

Our authorized preferred stock consists of 10,000,000 shares of preferred stock, par value $0.000001 per share. As of the date of this filing, 2,000,000 shares of preferred stock have been designated as Series A non-voting convertible preferred stock, none of which have been issued, and 230,550 shares have been designated as Series B non-voting convertible preferred stock, of which 230,375 shares were issued in July 2021 pursuant to an exchange agreement we entered into with our bridge lender. The 230,375 shares of Series B Preferred Stock remain outstanding.

The Series B Preferred Stock is convertible at any time at the option of the holder thereof into if not previously converted into shares of Common Stock at an initial conversion price of $3.00 per share, subject to adjustment as set forth in its Certificate of Designation, Preferences and Rights, which is filed as Exhibit 3.4 to our registration statement, of which this prospectus forms a part. The Series B Preferred Stock is subject to mandatory redemption in full at a redemption price initially equal to $10.00 per share, within 15 business days after the date on which the Company has completed an equity financing resulting in total proceeds of at least $10 million. It is the Company’s intention to redeem the Series B Preferred Stock in full using the proceeds from this offering. At any time after January 12, 2022, provided that the Company has paid in full all obligations outstanding under the Term Loan Agreement, the holders of a majority of the outstanding shares of Series B Preferred Stock shall be entitled to require the Company to redeem the Series B Preferred Stock at the then applicable redemption price, and any such redemption of Series B Preferred Stock shall be prior and superior to the redemption of any and all other equity securities of the Company duly tendered for redemption. If at any time while the Series B Preferred Stock is outstanding, the Company completes any single public offering or private placement of its equity, equity-linked or debt securities, the holders of the Preferred Stock may, in their sole discretion, elect to apply all, or any portion, of the then outstanding Series B Preferred Stock and any accrued but unpaid dividends, as purchase consideration. The conversion price applicable to such conversion shall equal seventy percent (70%) of the cash purchase price paid per share, unit or other security denomination for the securities of the Company issued to other investors.

Our Board has the authority to issue Series A preferred stock, or other preferred stock in one or more classes or series and to fix the designations, powers, preferences, and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The Certificate of Designation, Preferences and Rights of our Series A convertible preferred stock was filed as Exhibit 3.3 to our registration statement, of which this prospectus forms a part.

As a general matter, the issuance of preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the Common Stock;

●	Diluting the voting power of the Common Stock;

●	Impairing the liquidation rights of the Common Stock; or

●	Delaying or preventing a change-in-control of the Company without further action by the stockholders.

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Warrant

On March 8, 2018, the Company issued a warrant to purchase a total of 1,500,000 shares of Common Stock at the exercise price of $4.00 per share. The shares of our Common Stock underlying this warrant were registered as part of our initial public offering.

Options

2016 Equity Incentive Plan

On November 30, 2016, we adopted our 2016 Equity Incentive Plan to reward and provide incentives to our officers, directors, employees, consultants and other eligible participants. We set aside options to purchase up to 10,000,000 shares of Common Stock for issuance under the plan, which may be granted in the form of either incentive stock options or non-qualified stock options. Our Board of Directors administers the 2016 Equity Incentive Plan and has the authority to select the recipients, the time or times at which awards may be granted, the number of shares to be subject to each option awarded, the vesting schedule of the options, and the price at which the options may be exercised. The Board may also amend the 2016 Equity Incentive Plan at its discretion.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. VStock Transfer, LLC is located at 18 Lafayette Place, Woodmere, New York 11598, telephone number (212) 828-8436.

Anti-Takeover Effects of Certain Provisions of our Bylaws

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. Also, our Bylaws prohibit our shareholders from taking action by written consent in lieu of a meeting and provide that, unless we consent otherwise in writing, most claims brought against the Company, or shareholder derivative claims brought on its behalf, must be adjudicated in courts located within the State of Delaware. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although our certificate contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. Several lawsuits involving other companies have been brought challenging the validity of choice of forum provisions in certificates of incorporation, and it is possible that a court could note such provision is inapplicable or unenforceable. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Amendment of Bylaws

Our Bylaws may be amended (or repealed) by a majority of the Board of Directors in accordance with Delaware law and our Certificate of Incorporation. Our Bylaws may also be amended (or repealed) by the affirmative vote of a supermajority, i.e. seventy-five percent (75%), of holders of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

Penny Stock Rules

Our shares of Common Stock are subject to the “penny stock” rules of the Exchange Act. In general terms, “penny stock” is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from Nasdaq, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer’s net tangible assets or revenues. In the last case, the issuer’s net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer’s average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our Common Stock, to the extent it is penny stock, and may affect the ability of stockholders to sell their shares.

42.

MANAGEMENT

The following sets forth information about our directors and executive officers as of the date of the registration statement of which this prospectus is a part:

Name	Age	Position
Stephen M. Sanchez	55	Chief Executive Officer and Director
Ryan Saathoff	47	Chief Financial Officer
Gregory Miller	62	Chief Operating Officer
Terren S. Peizer	62	Executive Chairman of the Board of Directors
Harbant S. Sidhu	63	Director
Douglas M. Mox	54	Director
John P. O’Neill	64	Director

Executive Officers

Stephen M. Sanchez has been one of our directors since January 2020 and has served as the Company’s Chief Executive Officer on a part-time basis since February 2021. Mr. Sanchez has over 30 years of experience in the logistics industry, particularly in the design, implementation and operation of last- mile delivery services. Since November 2019, Mr. Sanchez also serves as the CEO of PDQ Pickup LLC, a moving and logistics company, or PDQ Pickup. From August 2019 until November 2019, Mr. Sanchez was the Chief Operating Officer of PDQ Pickup. From January 2018 until August 2019, Mr. Sanchez was Senior Vice President of Operations and Business Development for Boxbot, Inc., a robotics company focusing on the development and sale of autonomous last-mile delivery vehicles. From November 2015 until January 2018, Mr. Sanchez was Senior Manager of Final Mile Process Engineering for Amazon, Inc. From September 2014 until November 2015, Mr. Sanchez served as Vice President/Director of Supply Chain – Hub and Network Planning, for LaserShip Inc., a regional provider of same-day and next-day delivery services. Mr. Sanchez, who is a veteran of the U.S. Navy, also has held positions of increasing responsibility with affiliates of DHL International GmbH, as well as with National Express Corporation and United Parcel Service. We believe that Mr. Sanchez is qualified to serve as a director of our company as a result of his extensive leadership experience in logistics and business development.

Ryan Saathoff has served as the Company’s Chief Financial Officer on a part-time basis since April 2020. In addition, Mr. Saathoff is the founder, CEO, and managing partner at RG Alliance, a privately-held full back office solutions company, with over 50 employees and 10% of its business outside the U.S. He has served as CEO of RG Alliance since 2012, and is responsible for all strategic outcome planning, financial strategy, process optimization, and leveraging business intelligence from key metrics. In that role, he has been significantly involved in supporting his clients through multiple large public and private financial acquisitions and has guided several client executive teams in taking their companies public. He also serves on the boards of several non-profit companies and is affiliated with numerous professional and industry associations. Mr. Saathoff holds a Bachelor of Arts degree from California State University, San Marcos.

Gregory Miller has served as the Company’s Chief Operating Officer since April 2021. Mr. Miller is a well-respected leader with more than 35 years of experience in the fleet management, transportation and logistics industries. In addition to his service with the Company, since 2012 he has served as the President and CEO of FleetLogik, a specialized fleet management firm based in Chicago, IL providing solutions to a broad base of public and private enterprises. His prior experience in leading both international and domestic fleet enterprises includes the role of Senior Vice President Fleet Operations and Procurement for National Express, a leading transit provider operating more than 17,000 vehicles across North America. Mr. Miller also was responsible for delivering global fleet excellence for DHL Express, managing more than 30,000 vehicles across North, Central and South America. He has held various advisory or board positions, including the Board of Directors for Auto Safety House, a Gladstone portfolio company operating a multi-state full-service truck, bus and utility vehicle distributor headquartered in Phoenix, AZ, eIQ an early start-up venture focused on the analytics of mobility and electric vehicles based in Oakland, CA, The Salvation Army advisory council and the Ford Fleet Advisory Council. Mr. Miller has a degree in Automotive Technology and a State of California lifetime teacher’s credential.

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Board of Directors

Terren S. Peizer has been Executive Chairman of the Board of Directors since February 2021. He is a highly successful entrepreneur and investor, having founded and commercialized several public and private companies. Over the last decade, Mr. Peizer has served as the founder, Board Chairman, Chief Executive Officer and majority stockholder of OnTrak Inc., a leading AI and telehealth-enabled, virtualized healthcare treatment company. Mr. Peizer is also the Board Chairman, Chief Executive Officer and majority shareholder of BioVie, Inc., which is the industry leader in the development of two orphan drug candidates for the treatment of rare liver diseases. In addition, Mr. Peizer is founder, Chairman and CEO and majority shareholder of four privately- held companies. He was Chairman of Cray, Inc., which he bought from Silicon Graphics for assumption of debt and recently sold to Hewlett Packard for approximately $1.4 billion. Mr. Peizer is chairman and sole shareholder of Acuitas Group Holdings, LLC, his personal investment holding company. In addition, Mr. Peizer has held senior executive positions at Goldman, Sachs & Co., First Boston, and Drexel Burnham Lambert. We believe that Mr. Peizer’s vast experience as a corporate executive, particularly with several public companies, qualifies him to serve on and chair our Board of Directors (Mr. Peizer had previously served as one of our directors from the time of our conversion from an LLC to a corporation until May 2017).

Harbant S. Sidhu has served as a director of the Company since January 2020. Mr. Sidhu is a design engineer and founder of Advanced Tek Group, Inc. (formerly Magnaspec, Inc.), a private aerospace manufacturing business. Since 2012, Mr. Sidhu has operated Advanced Tek Group, Inc., managing all aspects of the operating business. Mr. Sidhu has experience in personnel management and oversite, aerospace and defense engineering, sales, manufacturing, accounting and operational experience in the aerospace and defense manufacturing industry. Mr. Sidhu has performed unclassified contracting work in components production in Mexico. Mr. Sidhu graduated as an electrical engineer in 1980 from Punjab University, India. Mr. Sidhu’s experience in human resources coupled with his business experience qualifies him to serve on our Board of Directors.

Douglas M. Mox has been one of our directors since January 2020. Mr. Mox has extensive experience in financial management and strategic planning, as well as logistics, engineering and operations. Since January 2013, Mr. Mox has been the Chief Operating Officer of Grace Thomas Investment, a private equity firm. Prior thereto, Mr. Mox, who has a B.S. degree in aviation management/logistics, worked as a senior manager at DHL Worldwide Express, an affiliate of DHL International GmbH, and as an industrial engineering manager for United Parcel Service. The Company believes that Mr. Mox is qualified to serve as a director of the Company as a result of his financial expertise and his extensive experience in the private equity and logistics industries.

John P. O’Neill has been our Director since January 2020. Mr. O’Neill is a 45-year veteran of the logistics industry and has worked both in the U.S. and internationally over the course of his career. Since 1990, Mr. O’Neill has been employed by affiliates of DHL International GmbH in positions of increasing responsibility in the U.S. and throughout Asia. Since March 2013, Mr. O’Neill has been the Deputy Managing Director of DHL-Sinotrans International Air Courier, in Beijing. The Company believes that Mr. O’Neill is qualified to serve as a director of the Company as a result of his extensive leadership experience in the logistics industry.

44.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors oversees our business affairs and monitors the performance of management. In accordance with our corporate governance principles, the Board of Directors does not involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in Board of Directors and committee meetings.

Term of Office

Each of our current directors, with the exception of our Executive Chairman Terren S. Peizer, was elected to the Board in January 2020 in accordance with Section 3 of the Company’s By-Laws. Mr. Peizer was appointed to the Board by a unanimous vote of the directors in connection with an expansion of the Board that was authorized in February 2021. Since the current term of office for each director is one year, and the Board has not yet scheduled an annual meeting of Company shareholders or arranged to take action by unanimous written consent of a majority of Company shareholders, each director other than Mr. Peizer may, as of the date of this prospectus, be considered a “holdover director.”

The Board size was recently expanded from five to seven members and the Board is currently working to fill the vacancies in its membership. Once the Board has been fully constituted, it intends to take action to elect its membership either at a meeting of Company shareholders or by unanimous written consent of a majority of Company shareholders.

Director Independence

Our Board of Directors is comprised of a majority of “independent directors” as defined under Rule 803 of the NYSE American Company Guide (“Rule 803”). Although we are not currently listed on the NYSE American (or any other exchange), we are using their definition of “independence” to make this determination. Rule 803 provides that an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Rule 803 further provides that a director cannot be considered independent if:

●	the director is, or at any time during the past three (3) years was, an employee of the Company, not including interim employment that lasted less than one (1) year;

●	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of twelve (12) consecutive months within the three (3) years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for Board or Board committee service);

●	the director who is a family member of a person who served as an executive officer of the Company at any time during the past three (3) years;

●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the Company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three (3) years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three (3) years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Under such definitions, our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Douglas M. Mox, John P. O’Neill and Harbant S. Sidhu are all independent directors of the Company. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

45.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, as set forth below, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Board of Directors Meetings and Attendance

During the fiscal year ended December 31, 2020, the Board of Directors held 12 meetings. Each director attended all of these Board meetings.

Code of Ethics

Although we are not required to do so, as the Common Stock is not listed on a national securities exchange in which an adopted Code of Ethics would be a listing requirement, our Board plans at some point to adopt a written code of business conduct and ethics (a “Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

Committees of the Board of Directors

Our Board has established an audit committee and a compensation committee. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until as otherwise determined by our Board of Directors.

Audit Committee

We have established an audit committee consisting of Douglas M. Mox and John P. O’Neill (the “Audit Committee”). The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our annual disclosure report;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

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●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Consistent with the requirements of Rule 803, the Audit Committee is composed exclusively of independent directors, at least one of whom has past employment experience in finance or accounting, holds an professional certification in accounting, or has some other comparable experience or background that results in the individual being “financially sophisticated,” including but not limited to being a CEO, CFO or other senior officer with financial oversight. However, neither of Messrs. Mox or O’Neill qualifies as an “Audit Committee financial expert,” as that term is defined in current SEC regulations. The Board size has recently been expanded and we expect that one if not more than one of our new directors to be added to the Board will so qualify.

During the fiscal year ended December 31, 2020, the Audit Committee held one meeting.

Compensation Committee

We have established a compensation committee of the Board of Directors, which consists of Harbant S. Sidhu and Stephen M. Sanchez, the former of whom is an independent director. Mr. Sidhu is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code, or Section 162(m). Mr. Sanchez is the chairman of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

●	administers our equity compensation plans;

●	reviews and approves, or makes recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and

●	establishes and reviews general policies relating to compensation and benefits of our employees.

During the fiscal year ended December 31, 2020, the Compensation Committee held one meeting.

Nominating Committee

We do not currently have a nominating committee. Instead of having such a committee, our Board of Directors historically has searched for and evaluated qualified individuals to become nominees for membership on our Board of Directors. The directors recommend candidates for nomination for election or reelection and, as necessary, to fill vacancies and newly created directorships.

We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. In the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

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Non-Employee Director Compensation

Directors do not currently receive compensation for their services on the Board or on any Board committees.

Related Party Transactions

We include a description of our related party transactions in Note 10 to the financial statements included herein.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and- desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Shareholder Communications

Currently, we do not have a process for shareholders to send communications to the Board of Directors. To date, no shareholders have made any recommendations to us to adopt such a policy.

48.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation earned for the years ended December 31, 2020 and 2019, for (i) all individuals serving as our principal executive officer or acting in a similar capacity during 2019 (“PEO”), and (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of 2020:

Name and principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Ramy El-Batrawi	2020	$0	$0	$0	$132,007	$0	$0	$0	$132,007
Chief Executive Officer (1)	2019	$167,000	$0	$0	$0	$0	$0	$0	$167,000

Ryan Saathoff	2020	$25,615	$0	$0	$8,800	$0	$0	$0	$34,415
Chief Financial Officer (4)	2019	$0	$0	$0	$0	$0	$0	$0	$0

Laurie DiGiovanni	2020	$199,472	$0	$0	$79,204	$0	$0	$0	$278,676
Former Chief Operating Officer (2)	2019	$147,250	$0	$0	$0	$0	$0	$0	$147,250

Jonathan Rosen	2020	$12,942	$0	$0	$167,761	$0	$0	$0	$180,703
Former Chief Executive Officer (3)	2019	$275,000	$25,000	$0	$0	$0	$0	$0	$300,000

Kevin Pickard	2020	$29,054	$0	$0	$0	$0	$0	$0	$29,054
Former Chief Financial Officer (4)	2019	$125,000	$0	$0	$0	$0	$0	$0	$125,000

Boyd Bishop	2020	$68,823	$0	$0	$289,481	$0	$0	$0	$358,304
Former President (5)	2019	$0	$0	$0	$0	$0	$0	$0	$0

(1)	On October 4, 2018, Mr. El-Batrawi resigned as Chief Executive Officer. He then was appointed Acting Chief Executive Officer on November 17, 2018. On February 1, 2019, Mr. El-Batrawi resigned from his position as Acting Chief Executive Officer upon the appointment of Jonathan Rosen as Chief Executive Officer. In addition, Mr. El-Batrawi resigned as one of our directors effective as of September 1, 2019. Mr. El-Batrawi was reappointed as our Chief Executive Officer and a director in February 2020 but resigned from both those positions in February 2021.

(2)	Ms. DiGiovanni resigned as Chief Operating Officer, effective as of the end of the first quarter of 2021.

(3)	Mr. Rosen was appointed Chief Executive Officer on February 1, 2019, and served until January 26, 2020.

(4)	Mr. Pickard served as Chief Financial Officer until April 2020. Upon his resignation, Ryan Saathoff was appointed to succeed him.

(5)	Mr. Bishop served as President of the Company between January and March 2020.

Bonuses

Mr. Rosen was paid a bonus of $25,000 upon completion of the Company’s initial public offering in November 2019. No other bonuses were paid that year and none were paid in 2020.

Employment Agreements

No current executive officer of the Company has, as of the date of this prospectus, entered into an employment agreement with the Company. We are currently in the process of negotiating employment agreements with our CEO, COO and CFO. We expect that these employment agreements will be finalized and executed by the parties on or before the completion of this offering.

None of our executive officers is at present a full-time employee of the Company. For a description of the material risk this may pose to us, please refer to “Risk Factors- Risks Related to Our Management and Our Corporate Governance.”

49.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our Common Stock (our only outstanding calls of voting securities) as of November 19, 2021, of (i) each person known to us to be the beneficial owner of at least five percent (5%) of our outstanding common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days as of November 19, 2021 are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

The percentages in the table below are based on 35,758,149 outstanding shares of Common Stock. Unless otherwise indicated, the principal mailing address of each of the persons below is c/o EVmo, Inc., 433 N. Camden Drive, Suite 600, Beverly Hills, California, 90210. The Company’s executive office is also located at 433 N. Camden Drive, Suite 600, Beverly Hills, California, 90210.

Name of Beneficial Owner	Title	Amount Beneficially Owned		Total Percentage	Total Percentage After the Offering
Officers and Directors (1)
Terren S. Peizer (2)	Executive Chairman	10,055,512		28.1%		%
Ryan Saathoff	Chief Financial Officer	129,030	(3)	*		%
Gregory Miller	Chief Operating Officer	0		*		%
Stephen M. Sanchez	Chief Executive Officer and Director	52,214	(4)	* %		%
Douglas M. Mox	Director	30,000	(5)	* %		%
John P. O’Neill	Director	282,100	(6)	* %		%
Harbant S. Sidhu	Director	80,000	(7)	* %		%

All Current Executive Officers and Directors as a Group		10,597,876		29.5%		%

Greater than 5% Stockholders

Bellridge Capital, L.P. (8)		2,526,122		6.84%		%
Acuitas Group Holdings, LLC (2)		10,055,512		28.1%		%
Acme Auto Leasing, LLC (9)		2,137,278		6.04%		%
*less than 1%						%

(1)	Unless otherwise indicated, the principal address of the named directors and officers of the Company is c/o YayYo, Inc., 433 N Camden Dr., # 600 Beverly Hills, CA, 90210.

(2)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on March 2, 2021. Mr. Peizer is the sole member of Acuitas Group Holdings, LLC. He has sole voting and investment power over these shares.

(3)	This total includes non-qualified stock options to purchase up to an aggregate of 125,000 shares of Common Stock.

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(4)	This total includes non-qualified stock options to purchase up to an aggregate of 30,000 shares of Common Stock.

(5)	Mr. Mox’s entire beneficial ownership at present consists of non-qualified stock options.

(6)	This total includes non-qualified stock options to purchase up to an aggregate of 30,000 shares of Common Stock.

(7)	This total includes non-qualified stock options to purchase up to an aggregate of 30,000 shares of Common Stock.

(8)	Bellridge Capital LLC (“BC LLC”) is the investment manager of Bellridge Capital, L.P., Boris Klimov (a.k.a Robert Klimov) is the managing partner and controlling person of BC LLC and he and BC LLC may be deemed to share beneficial ownership of the position reported above, although BC LLC and Mr. Klimov each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described. The total beneficial ownership reported above includes 1,026,122 shares of Common Stock and a warrant to purchase an additional 1,500,000 shares of Common Stock, which is exercisable at any time. Mr. Klimov has voting and investment power over these securities. Bellridge Capital. L.P.’s address is 515 E. Las Olas Boulevard, #120A, Fort Lauderdale, FL 33301 #120A, Fort Lauderdale, FL 33301.

(9)	Based on a Schedule 13G filed with the Securities and Exchange Commission on March 26, 2021. Acme Auto Leasing LLC (“Acme”)’s address is 440 Washington Avenue, North Haven, CT 06473. Christopher Cullen, the managing member of Acme, has voting and investment power over these shares.

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UNDERWRITING

We are offering the shares of Common Stock described in this prospectus through EF Hutton, division of Benchmark Investments, LLC, who is acting as the sole book-running manager and representative of the underwriters of this offering (the “Representative”). The Representative has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of Common Stock listed opposite its names below. The underwriters are committed to purchase and pay for all of the shares of Common Stock if any are purchased, other than those shares of Common Stock covered by the over-allotment option described below.

Underwriters	Number of Shares
EF Hutton, division of Benchmark Investments, LLC
Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Common Stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Common Stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Common Stock offered by this prospectus if any such shares of Common Stock are taken, other than those shares of Common Stock covered by the over-allotment option described below.

Over-Allotment Option

We have granted a 45-day option to the underwriters to purchase up to               additional shares of our Common Stock at a public offering price of $             per share, solely to cover over-allotments, if any. The underwriters may exercise this option for 45 days from the date of this prospectus solely to cover sales of shares of Common Stock by the underwriters in excess of the total number of shares of Common Stock set forth in the table above. If any of these additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

Discounts, Commissions and Reimbursement

The underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $             per share of Common Stock. If all of the shares of Common Stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the Representative.

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	Per Share	Total Without Over-allotment Option	Total With Over-allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)	$	$	$

We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received at the closing of the offering.

We have also agreed to pay certain of the Representative’s expenses relating to the offering up to an aggregate allowance of $170,000, including, but not limited to: all fees, expenses and disbursements relating to background checks of the Company’s directors and officers in an amount not to exceed $15,000 in the aggregate; up to $20,000 of EF Hutton’s actual accountable road show expenses for the Offering; the $29,500 cost associated with EF Hutton’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; and the fees for EF Hutton’s legal counsel, in an amount not to exceed $100,000.

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $750,000.

53.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the Representative as compensation warrants to purchase up to 958,333 shares of Common Stock (5% of the aggregate number of shares of Common Stock sold in this offering inclusive of the over-allotment option, or the Representative’s Warrants). The Representative’s Warrants will be exercisable at a per share exercise price equal to 120% of the public offering price per share in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, commencing on a date that is six months from the commencement of sales of securities in connection with this offering and expiring on the five-year anniversary of the commencement of sales of securities in connection with this offering.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110 (e)(1)(A). The Representative (or permitted assignees under Rule 5110) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of commencement of the sale of the securities in this offering except as permitted pursuant to FINRA Rule 5110(e)(2). The Representative’s Warrants may not be exercised more than five years after the effectiveness of the registration statement of which this prospectus forms a part. In addition, the warrants provide for registration rights upon request, in certain cases. The underwriter’s warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights for five and seven years, respectively), from the effectiveness of the registration statement of which this prospectus forms a part, and customary anti-dilution provisions as permitted by FINRA Rule 5110(g)(8). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the warrant exercise price.

Lock-Up Agreements

Pursuant to “lock-up” agreements, our directors and officers and holders of 5% or greater of our outstanding shares of Common Stock have agreed, subject to limited exceptions, for a period of 180 days from the date of the closing date of this offering, without the prior written consent of the Representative, that they will not offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our securities), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our of our securities convertible into or exercisable or exchangeable for our Common Stock or preferred stock or any of our other securities, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of our securities, shares of common stock, preferred stock or securities convertible into or exercisable or exchangeable for common stock or preferred stock or any of our other securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, without the Representative’s prior written consent.

In addition, pursuant to the underwriting agreement, we and any of our successors have agreed, for a period of 180 days from the closing date of this offering, that each will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for our shares of capital stock; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock; (iii) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise.

54.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of Common Stock offered hereby to any accounts over which they have discretionary authority.

Trading

Our Common Stock is currently quoted on the Pink Open Market, which is operated by the OTC Markets Group, under the symbol “YAYO.”

Determination of Offering Price

Although our Common Stock is currently quoted on the Pink Open Market, prior to this offering, there has not been an active trading market for our Common Stock. The public offering price for our Common Stock in this offering will be determined through negotiations between us and the underwriters. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our Common Stock will correspond to the price at which our Common Stock will trade in the public market subsequent to this offering or that an active trading market for our Common Stock will develop and continue after this offering.

Other Relationships

From time to time, certain of the underwriters and/or their affiliates may in the future provide, various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 60 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Common Stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock over-allotted by the underwriters is not greater than the number of shares of Common Stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of Common Stock involved is greater than the number of shares Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over- allotment option. The underwriters may also elect to stabilize the price of our Common Stock or reduce any short position by bidding for, and purchasing, Common Stock in the open market.

55.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of Common Stock in this offering because the underwriter repurchases the shares of Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of Common Stock are traded, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters or their affiliates may engage in passive market making transactions in our Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not effect transactions or display bids for our Common Stock in excess of the highest independent bid price by persons who are not passive market makers;

●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our Common Stock during a specified two-month prior period or 200 shares of Common Stock, whichever is greater, and must be discontinued when that limit is reached; and

●	passive market making bids must be identified as such.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

State Blue Sky Information

We will offer and sell our Common Stock to retail customers only in New York. We will rely upon the exemption from registration for sale to institutional investors in every other state. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a federal statute, prevents or preempts the states from regulating transactions in certain securities, which are referred to as “covered securities”. This statute allows the states to investigate companies if there is a suspicion of fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. If there is a finding of fraudulent activity, the states can regulate or bar the sale of covered securities in a particular case.

State securities laws either require that a company’s securities be registered for sale or that the securities themselves or the transaction under which they are issued, are exempt from registration. When a state law provides an exemption from registration, it is excusing an issuer from the general requirement to register securities before they may be sold in that state. States may, by rule or regulation, place conditions on the use of exemptions, so that certain companies may not be allowed to rely on the exemption for the sale of their securities. If an exemption is not available and the securities the company wishes to sell are not covered securities under the federal statute, then the company must register its securities for sale in the state in question.

We file periodic and current reports under the Exchange Act. Therefore, under NSMIA, the states and territories of the United States are preempted from regulating the resale by stockholders of the Common Stock from and after the effective date because our securities will be covered securities. However, NSMIA does allow states and territories of the United States to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. Additionally, there may be alternate transaction exemptions available for (i) sales made to institutional investors (available pursuant to the definition of institutional or financial investor in every state), (ii) sales made pursuant to isolated nonissuer transactions, (iii) nonissuer transactions made by registered or licensed broker-dealers in response to unsolicited orders, or (iv) a listing in a standard securities manual.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our Common Stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Common Stock in any jurisdiction where action for that purpose is required. Accordingly, our Common Stock may not be offered or sold, directly or indirectly, and this prospectus or any other offering material or advertisements in connection with our Common Stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

56.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no Common Stock has been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Common Stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to legal entities which are qualified investors as defined under the Prospectus Regulation;

●	by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Common Stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer of Common Stock to the public” in relation to any Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for our Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our Common Stock in, from or otherwise involving the United Kingdom.

Canada

The shares of Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

57.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

58.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israel Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this prospectus, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered.

This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the ISA. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the securities may be directed only at, (i) to the extent applicable, a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”) consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB;

●	Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended;

●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

○	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

○	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

59.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

60.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Withers Bergman, LLP, Los Angeles, California. Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel for the underwriters in connection with this offering.

EXPERTS

Our consolidated financial statements as of December 31, 2020 and for the two years ended December 31, 2020 and 2019 included in the registration statement of which this prospectus forms a part have been included in reliance of the report of AJ Robbins CPA LLC, an independent registered public accounting firm, given on the authority of said form as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our securities. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the securities we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You may read the registration statement at the SEC’s web site referred to above. We also maintain a website at www.evmo.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our website address also includes all of the press releases we have issued since our formation and an investor relations page. Our investor relations page includes a link to all of our registration statements and periodic reports posted on the SEC’s EDGAR site, including but not limited to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. These reports are available free of charge and may be accessed via our investor relations website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our Common Stock in this offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

61.

Index to financial statements

Financial Statements for the Nine Months ended September 30, 2021

Financial Statements for the years ended December 31, 2020 and 2019

62.

EVmo, Inc.

Condensed Consolidated Balance Sheets

As of September 30, 2021 and December 31, 2020

	September 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
Current Assets:
Cash	$3,540,212	$72,890
Accounts receivable	635,736	119,239
Prepaid expenses	192,492	23,861
Deferred offering costs	479,330	-
Total current assets	4,847,770	215,990

Property and equipment, net	46,471	1,908
Rental vehicles, net	10,366,373	6,196,433
Right of use asset	180,860	-
Other assets	100,000	200,000
TOTAL ASSETS	$15,541,474	$6,614,331

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable (including $670,047 and $590,176 to related party)	$2,849,876	$1,157,299
Accrued expenses	1,097,658	961,704
Notes payables, current (net of discount of $0 and $1,973)	156,225	666,132
Customer deposit - related party	-	150,000
Advance from related parties	-	100,000
Finance lease obligations, current	1,920,254	1,426,425
Operating lease obligations, current	138,630	-
Total current liabilities	6,162,643	4,461,560

Note payable, net of current portion (net of discount of $1,316,029 and $0)	6,027,746	149,414
Finance lease obligations, net of current portion	2,495,616	926,453
Operating lease obligations, net of current portion	50,996	-
TOTAL LIABILITIES	14,737,001	5,537,427

Commitments and contingencies	-	-

Series B Preferred stock, $0.000001 par value; 230,550 shares authorized; 230,375 and nil shares issued and outstanding	2,303,750	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; nil shares issued and outstanding	-	-
Common stock, $0.000001 par value; 90,000,000 shares authorized; 35,758,149 and 31,981,374 shares issued and outstanding	36	32
Additional paid-in capital	38,206,344	29,750,864
Accumulated deficit	(39,705,657)	(28,673,992)
Total stockholders’ equity	(1,499,277)	1,076,904
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,541,474	$6,614,331

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-1.

EVmo, Inc.

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2021 and 2020 (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenue	$2,724,180	$2,070,821	$7,670,795	$5,399,018

Cost of revenue	2,285,878	1,194,957	5,982,075	3,891,307

Gross profit	438,302	875,864	1,688,720	1,507,711

Operating expenses:
Selling and marketing expenses	26,565	113,904	257,129	324,546
Product development	46,500	-	106,766	-
General and administrative expenses	3,218,912	1,088,152	6,151,507	3,845,768
Total operating expenses	3,291,977	1,202,056	6,515,402	4,170,314

Loss from operations	(2,853,675)	(326,192)	(4,826,682)	(2,662,603)

Other income (expense):
Interest and financing costs	(2,007,194)	(65,292)	(6,296,524)	(212,943)
Other income	83,541	-	83,541	-
Gain on forgiveness of debt	-	-	8,000	-
Total other income (expense)	(1,923,653)	(65,292)	(6,204,983)	(212,943)

Net loss	$(4,777,328)	$(391,484)	$(11,031,665)	$(2,875,546)

Weighted average shares outstanding :
Basic	35,715,024	31,981,374	34,819,334	30,828,676
Diluted	35,715,024	31,981,374	34,819,334	30,828,676

Loss per share
Basic	$(0.13)	$(0.01)	$(0.32)	$(0.09)
Diluted	$(0.13)	$(0.01)	$(0.32)	$(0.09)

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-2.

EVmo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

For the Three and Nine Months Ended September 30, 2021 and 2020 (unaudited)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, December 31, 2020	31,981,374	$32	$29,750,864	$(28,673,992)	$1,076,904

Issuance of common stock for cash	100,000	-	50,000	-	50,000
Issuance of common stock for exercise of stock options	35,000	-	15,400	-	15,400
Issuance of common stock for cashless exercise of stock options	960,550	1	(1)	-	-
Issuance of common stock for settlement of litigation	225,000	-	1,103,750	-	1,103,750
Issuance of common stock for conversion of convertible debt	1,000,000	1	499,999	-	500,000
Issuance of common stock for settlement agreement	825,000	1	3,240,599	-	3,240,600
Issuance of common stock for financing cost	600	-	1,440	-	1,440
Beneficial conversion feature associated with convertible debt	-	-	30,000	-	30,000
Stock option expense	-	-	193,587	-	193,587
Net loss	-	-	-	(4,417,663)	(4,417,663)

Balance, March 31, 2021	35,127,524	35	34,885,638	(33,091,655)	1,794,018

Issuance of common stock for exercise of stock options	260,000	-	71,700	-	71,700
Issuance of common stock for settlement of litigation				-	-
Issuance of common stock for conversion of convertible debt				-	-
Issuance of common stock for settlement agreement				-	-
Issuance of common stock for financing cost				-	-
Beneficial conversion feature associated with convertible debt	-	-	810,634	-	810,634
Value of warrants issued with convertible debt	-	-	488,133	-	488,133
Fair value of warrants issued for financing costs	-	-	457,417	-	457,417
Stock option expense	-	-	104,387	-	104,387
Net loss	-	-	-	(1,836,674)	(1,836,674)

Balance, June 30, 2021	35,387,524	35	36,817,909	(34,928,329)	1,889,615

Issuance of common stock for exercise of stock options	26,875	-	5,778	-	5,778
Issuance of common stock for cashless exercise of stock options	312,500	1	(1)	-	-
Issuance of common stock for settlement of litigation	31,250	-	42,018	-	42,018
Value of warrants issued with note payable	-	-	778,697	-	778,697
Fair value of warrants issued for financing costs	-	-	503,690	-	503,690
Stock option expense	-	-	58,253	-	58,253
Net loss	-	-	-	(4,777,328)	(4,777,328)

Balance, September 30, 2021	35,758,149	$36	$38,206,344	$(39,705,657)	$(1,499,277)

Balance, December 31, 2019	29,427,803	$29	$28,735,894	$(25,171,915)	$3,564,008

Stock option expense	-	-	457,242	-	457,242
Net loss	-	-	-	(1,761,220)	(1,761,220)

Balance, March 31, 2020	29,427,803	29	29,193,136	(26,933,135)	2,260,030

Issuance of common stock for cash	2,553,571	3	274,997		275,000
Net loss	-	-	-	(722,842)	(722,842)

Balance, June 30, 2020	31,981,374	32	29,468,133	(27,655,977)	1,812,188

Stock option expense	-	-	240,244	-	240,244
Net loss	-	-		(391,484)	(391,484)

Balance, September 30, 2020	31,981,374	$32	$29,708,377	$(28,047,461)	$1,660,948

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-3.

EVmo, Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,031,665)	$(2,875,546)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,525,332	1,047,075
Stock option expense	356,227	697,486
Amortization of debt discounts	1,643,408	27,719
Common stock issued for financing costs	1,440	-
Preferred stock issued for financing costs	53,750	-
Common stock issued for settlement agreement	3,240,600	-
Common stock issued for litigation settlement	42,018	-
Gain on forgiveness of debt	(8,000)	-
Fair value of warrants issued for financing costs	961,107	-
Operating lease expense	77,361	-
Changes in operating assets and liabilities:
Accounts receivable	(516,497)	5,993
Prepaid expenses and other assets	(68,631)	350,927
Accounts payable	1,656,997	908,051
Accrued expenses	830,954	26,838
Customer deposit - related party	(150,000)	-
Operating lease liability	(68,595)	-
Net cash used in operating activities	(1,454,194)	188,543

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(47,051)	-
Net cash used in investing activities	(47,051)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	50,000	275,000
Proceeds from exercise of stock options	92,878	-
Proceeds from advance from related parties	503,766	200,000
Repayment of advance from related parties	(603,766)	(150,000)
Proceeds from convertible note payable	2,500,000	-
Proceeds from notes payable, net	6,900,000	342,675
Repayment of notes payable	(809,519)	(10,000)
Repayment of finance lease obligations	(3,629,792)	(2,017,915)
Payment of deferred offering costs	(35,000)	-
Net cash provided by (used in) financing activities	4,968,567	(1,360,240)

NET INCREASE (DECREASE) IN CASH	3,467,322	(1,171,697)

CASH, BEGINNING OF PERIOD	72,890	1,256,429

CASH, END OF PERIOD	$3,540,212	$84,732

CASH PAID FOR:
Interest	$157,809	$185,224
Income taxes	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Payment of accounts payable/accrued expenses with common stock	$1,103,750	$-
Finance lease obligations	$5,692,784	$3,400,922

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

F-4.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

EVmo, Inc. (the “Company”) was incorporated on June 21, 2016 under the laws of the state of Delaware originally as a limited liability company and subsequently converted to a Delaware C corporation. The Company was originally incorporated under the name of YayYo, Inc. and changed its name to Rideshare Rental, Inc. on September 11, 2020. On March 1, 2021, the Company changed its name from Rideshare Rental, Inc. to EVmo, Inc. The accompanying financial statements are retroactively restated to present the Company as a C corporation from June 21, 2016. The Company primarily rents vehicles to drivers for ridesharing Transportation Network Companies (“TNCs”) such as Uber and Lyft, as well as drivers in the delivery gig-economy.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Risk and Uncertainties

On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.” In response, numerous states and cities ordered their residents to cease traveling to non-essential jobs and to curtail all unnecessary travel, and similar restrictions were recommended by the federal government. Beginning in the first quarter of 2020, which saw the initial rapid spread of COVID-19, rideshare companies were severely and negatively impacted, as demand plummeted. Consequently, the Company experienced a decline in revenue during the first half of 2020, which had a negative impact on its cash flows, but it then saw a positive upward movement in revenue during the second half of 2020, which continued into the first half of 2021. In early 2021, several vaccinations for COVID-19 received emergency-use authorization from the Food and Drug Administration, and many of the lockdown restrictions imposed by state and local governments, including those of the markets in which the Company operates, appear to be abating. The pandemic has not yet ended, however, and there have been multiple waves where infections, hospitalizations, and deaths have sharply increased. The Company therefore cannot predict the ultimate impact that COVID-19 may have on its business this year, and possibly beyond.

Interim financial statements

The unaudited condensed consolidated financial statements are prepared by the Company, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The information furnished herein reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management, are necessary to fairly state the Company’s financial position, the results of its operations, and cash flows for the periods presented. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America were omitted pursuant to such rules and regulations. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results expected for the year ending December 31, 2021.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Distinct Cars, LLC and RideShare Car Rentals, LLC. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved.

F-5.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Property and Equipment and Rental Vehicles

Property and Equipment and Rental Vehicles are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of equipment and rental vehicles is provided using the straight-line method for substantially all assets with estimated lives as follows:

Computer equipment	5 years
Officer furniture	7 years
Leasehold improvements	15 years or term of lease whichever is less
Vehicles	5 years

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review at September 30, 2021, the Company determined that no impairment charge was necessary.

Revenue Recognition

The Company recognizes all of its material revenue from renting its fleet of cars to TNC drivers. Revenue is recognized generally on a weekly basis based on the rental agreements. The Company recognizes revenue in accordance with FASB ASC 606, Revenue From Contracts with Customers.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

F-6.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. There were 2,737,500 warrants and 758,125 options outstanding as of September 30, 2021 and 1,631,250 warrants and 3,221,000 options outstanding as of September 30, 2020.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase shares of the Company’s common stock, par value $0.000001 (the “Common Stock”) at the average market price during the period. Due to the net loss incurred potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented. There were 3,495,625 and 4,852,250 potentially dilutive options and warrants outstanding at September 30, 2021 and 2020, respectively, and 750,000 shares potentially issuable upon the conversion of outstanding shares of Series B Preferred Stock at September 30, 2021.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising costs for the nine months ended September 30, 2021 and 2020 were $257,129 and $324,546, respectively.

Fair Value Measurements

The Company applies the provisions of ASC 820-10, “Fair Value Measurements and Disclosures.” ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted, unadjusted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, as well as other than quoted prices for identical assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

For certain financial instruments, the carrying amounts reported in the balance sheets for cash and current liabilities, including convertible notes payable, each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

At September 30, 2021 and December 31, 2020, the Company did not identify any liabilities that are required to be presented on the balance sheet at fair value.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.

F-7.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contract in an entity’s own equity. ASU 2020-06 is effective for public business entities that meet the definition of a SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, which includes the Company, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The FASB specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3 – Property and Equipment

At September 30, 2021 and December 31, 2020, property and equipment consisted of the following:

	September 30,	December 31,
	2021	2020

Computer equipment	$6,046	$6,046
Office furniture	17,401	-
Leasehold improvement	29,650	-
	53,097	6,046
Less accumulated depreciation	(6,626)	(4,138)
Equipment, net	$46,471	$1,908

Depreciation expense for equipment for the nine months ended September 30, 2021 and 2020 was $2,488 and $1,115, respectively.

Note 4 – Rental Vehicles

At September 30, 2021 and December 31, 2020, all of the Company’s rental vehicles consisted of the following:

	September 30,	December 31,
	2021	2020

Rental vehicles	$14,760,669	$9,067,885
	14,760,669	9,067,885
Less accumulated depreciation	(4,394,296)	(2,871,452)
Rental vehicles, net	$10,366,373	$6,196,433

The Company’s leased assets, consisting of vehicles, are depreciated over their estimated useful life of five years. Depreciation expense for leased assets for the nine months ended September 30, 2021 and 2020 was $1,522,844 and $1,045,960, respectively. The lease terms are generally for 30 to 36 months and the Company has the right to purchase the leased assets at the end of the lease terms for generally a nominal amount.

F-8.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Note 5 – Notes Payable

Notes payable at September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020
Notes payable to individual investors; accrue interest at 8% per annum; principal payments equal to 1/12 of original balance plus interest due quarterly; due from dates ranging from August 9, 2020 to March 26, 2021; unsecured	$-	$304,667
Note payable to the Small Business Administration. The note bears interest at 3.75% per annum, requires monthly payments of $731 after 24 months from funding and is due 30 years from the date of issuance.	-	149,414
Note payable issued under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act in the amount of $192,775. The loan has terms of 24 months and accrues interest at 1% per annum. During the year ended December 31, 2020, $184,775 of this loan has been forgiven as provided for in the CARES Act.	-	8,000
Notes payable to a finance company, default interest at 14% per annum; monthly principal payments ranging from $10,000 to $40,000 with unpaid principal due on December 15, 2021	-	355,438
Notes payable to a finance company, interest at LIBOR plus 10% per annum; monthly principal payments of 0.4166% of principal balance beginning August 1, 2022, with unpaid principal due on July 9, 2026 (A)	7,500,000	-
Total notes payable	7,500,000	817,519
Unamortized debt discount	(1,316,029)	(1,973)
Notes payable, net discount	6,183,971	815,546
Less current portion	(156,225)	(666,132)
Long-term portion	$6,027,746	$149,414

(A)	On July 9, 2021 (the “Closing Date”), the Company entered into a Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) with EICF Agent LLC (“EICF”), as agent for the lenders, and Energy Impact Credit Fund I, LP, as lender (the “Lender”), providing for a secured term loan facility in an aggregate principal amount of up to $15.0 million (collectively, the “Term Loans”), consisting of a $7.5 million closing date term loan facility (the “Closing Date Term Loan”) and up to $7.5 million of borrowings under a delayed draw term loan facility (the “Delayed Draw Term Loan Facility”). The Closing Date Term Loan was fully drawn on the Closing Date, while the Delayed Draw Term Loan Facility is available upon the satisfaction of certain conditions precedent specified in the Term Loan Agreement. The Term Loan Agreement matures on July 9, 2026. Borrowings under the Term Loan Agreement bear interest at the London Interbank Offered Rate (“LIBOR”), plus a margin of 10.0%. As a condition precedent to the Agent and the Lender entering into the Term Loan Agreement, the Company issued to the Lender a common stock purchase warrant, dated as of the Closing Date (the “Warrant”), which grants the Lender the right to purchase up to 1.5 million shares of the common stock of the Company, par value $0.000001 (the “Common Stock”), at an exercise price of $2.10, subject to adjustment as set forth in the Warrant. The Warrant is subject to vesting, with 450,000 shares of Common Stock exercisable as of the Closing Date and the remainder exercisable only in the event that the Company borrows under the Delayed Draw Term Loan Facility or fails to consummate a qualifying equity transaction on or before October 7, 2021. The Warrant has no expiration date.

In connection with the Company’s entry into the Term Loan Agreement, the Company entered into an exchange agreement, dated as of July 8, 2021 (the “Exchange Agreement”), with the holder (the “Holder”) of the Company’s 12.5% OID convertible promissory notes (See Note 6) due January 12, 2022 issued on April 12, 2021 (the “Prior Notes”).

In connection with the issuance of this note payable, the Company also issued 450,000 warrants to purchase shares of its Common Stock with an exercise price of $2.10 per shares. The aggregate relative fair value of these warrants was $778,697 and was recorded as a discount on the note payable and as additional paid in capital. In addition, the Company incurred $600,000 of cost related to this note payable. The total discount of $1,378,697 is being amortized over the term of the notes payable.

A roll forward of notes payable from December 31, 2020 to September 30, 2021 is below:

Notes payable, December 31, 2020	$815,546
Issued for cash	7,500,000
Payment of cost associated with issuance of note payable	(600,000)
Debt discount related to notes payable	(778,697)
Forgiveness of note payable	(8,000)
Repayments	(809,519)
Amortization of debt discounts	64,641
Notes payable, September 30, 2021	$6,183,971

F-9.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Note 6 – Convertible Notes

On January 8, 2021, the Company, issued a stand-alone $500,000 convertible promissory note to Mr. John Gray, principal of one of the Company’s largest stockholders, the Gray Mars Venus Trust, Arizona 2015, an Arizona asset management limited partnership. The convertible note accrues interest at a fixed rate of 6% and will mature on January 6, 2022. Any unpaid principal balance on the convertible note may be converted at any time, at the option of Mr. Gray, into shares of the Company’s Common Stock at a price of $0.50 per share. The Company recorded a beneficial conversion feature associated with this convertible note of $30,000 which was recorded as a debt discount. On February 12, 2021, Mr. Gray converted the full amount of the convertible promissory note into 1,000,000 shares of the Company’s Common Stock.

On April 12, 2021, the Company, entered into a securities purchase agreement with a certain investor in connection with the issuance, as of that same date, of a 12.5% original issue discount convertible promissory note and a common stock purchase warrant. The note has an original principal amount of $2,250,000, with an original issue discount of $250,000. It bears interest at a fixed rate of 10%, is convertible into shares of Common Stock at a price of $3.00 per share (subject to adjustment as set forth in the note), and matures on January 12, 2022. The warrant grants the right to purchase 187,500 shares of common stock at an exercise price of $3.00, subject to adjustment as set forth therein, and is exercisable at any time within five years of the date of issuance. The agreement provides that additional warrants, each for 93,750 shares of common stock with an exercise price of $3.00 per share, will be issued by the Company to the investor on the 12th day of each month that the note remains outstanding. Both the note and the warrant include anti-dilution provisions in which the conversion price of the note and the exercise price of the warrant will be reduced to equal the conversion or exercise price, as applicable, of any subsequently-issued derivative security to acquire shares of common stock, or their equivalent, should that conversion or exercise price be lower than that of the note or the warrant. To account for the note and warrant, the Company first determined the value of the note and the fair value of the detachable warrants issued in connection with this convertible note. The estimated value of the warrants of $623,373 was determined using the Black-Scholes option pricing model and the following assumptions: term of five years, a risk free interest rate of .089%, a dividend yield of 0% and volatility of 190%. The face amount of the convertible note of $2,250,000 was proportionately allocated to the convertible note and the warrant in the amount of $1,761,866 and $488,134, respectively. Since the Company’s stock price exceeded the conversion price on the transaction date, there is an embedded beneficial conversion feature present in the convertible note of $810,633. The combined discount of $1,298,767 plus the original issue discount are recorded as a debt discount to the convertible note and are being amortized over the year life of the note. In July 2021, the Company and noteholder agreed to convert the convertible note into 230,250 shares of the Company’s Series B Preferred Stock.

A roll forward of convertible notes from December 31, 2020 to September 30, 2021 is below:

Convertible notes, December 31, 2020	$-
Issued for cash	2,500,000
Issued for original issue discount	250,000
Debt discount related to convertible notes	(1,578,767)
Conversion to common stock	(500,000)
Conversion to preferred stock	(2,250,000)
Amortization of debt discounts	1,578,767
Convertible notes, September 30, 2021	$-

Note 7 – Financing Lease Obligations

Lease obligations at September 30, 2021 and December 31, 2020 consisted of the following:

	September 30,	December 31,
	2021	2020

Lease obligations	$4,415,870	$2,352,878
Less current portion	(1,920,254)	(1,426,425)
Long-term portion	$2,495,616	$926,453

F-10.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

A rollforward of lease obligations from December 31, 2020 to September 30, 2021 is below:

Lease obligations, December 31, 2020	$2,352,878
New lease obligations	5,692,784
Payments on lease obligations	(3,629,792)
Lease obligations, September 30, 2021	$4,415,870

Future payments under lease obligations are as follows:

Twelve Months Ending September 30,
2022	$2,033,761
2023	1,500,065
2024	1,058,833
Total payments	4,592,659
Amount representing interest	(176,789)
Lease obligation, net	$4,415,870

Note 8 – Operating Lease Obligations

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company discounts lease payments based on an estimate of its incremental borrowing rate.

The Company leases its corporate office space under an operating lease that expires in 2023. The Company accounts for this lease under the provisions of ASC 842 Leases.

The table below presents the lease related assets and liabilities recorded on the Company’s consolidated balance sheets as of September 30, 2021:

		September 30,
	Classification on Balance Sheet	2021
Assets
Operating lease assets	Operating lease right of use assets	$180,860
Total lease assets		$180,860

Liabilities
Current liabilities
Operating lease liability	Current operating lease liability	$138,630
Noncurrent liabilities
Operating lease liability	Long-term operating lease liability	50,996
Total lease liability		$189,626

Lease obligations at September 30, 2021 consisted of the following:

Twelve Months Ending September 30,	Leases
2022	$157,800
2023	52,600
Total payments	210,400
Less: imputed interest	(20,774)
Total obligation	189,626
Less: current portion	(138,630)
Non-current capital leases obligations	$50,996

The lease expense for the nine months ended September 30, 2021 was $100,817. The cash paid under operating leases for the nine months ended September 30, 2021 was $92,050. At September 30, 2021, the weighted average remaining lease terms were 1.25 years and the weighted average discount rate was 15%.

F-11.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Note 8 – Stockholders’ Equity

The Company has authorized 100,000,000 shares of capital stock, which consists of 90,000,000 shares of Common Stock, $0.000001 par value per share, and 10,000,000 shares of preferred stock, $0.000001 par value per share.

Series B Preferred Stock

Pursuant to the Exchange Agreement (see Note 5), the Holder agreed to exchange the Prior Notes for 230,375 shares of Series B convertible preferred stock, par value $0.000001 per share (the “Series B Preferred Stock”), and a warrant (the “Exchange Warrant”). The Exchange Warrant grants the Holder the right to purchase 93,750 shares of Common Stock at an exercise price of $3.00, subject to adjustment as set forth therein. The Exchange Warrant is exercisable in full at any time within five years of the date of issuance. Additional warrants on substantially identical terms as the Exchange Warrant will be issued by the Company to the Holder monthly until such time as the Series B Preferred Stock is redeemed in full, upon which a final warrant will be issued.

Shares of the Series B Preferred Stock is convertible at any time at the option of the holder thereof into shares of Common Stock at an initial conversion price of $3.00 per share, subject to adjustment as set forth in the Certificate of Designation.

The Series B Preferred Stock is subject to mandatory redemption in full at a redemption price initially equal to $10.00 per share, within 15 business days after the date on which the Company has completed an equity financing resulting in total proceeds of at least $10 million. At any time after January 12, 2022, provided that the Company has paid in full all obligations outstanding under the Term Loan Agreement, the holders of a majority of the outstanding shares of Series B Preferred Stock shall be entitled to require the Company to redeem the Preferred Stock at the then applicable redemption price, and any such redemption of Series B Preferred Stock shall be prior and superior to the redemption of any and all other equity securities of the Company duly tendered for redemption.

If, at any time while the Series B Preferred Stock is outstanding, the Company completes any single public offering or private placement of its equity, equity-linked or debt securities (each, a “Future Transaction”), the holders of the Series B Preferred Stock may, in their sole discretion, elect to apply all, or any portion, of the then outstanding Preferred Stock and any accrued but unpaid dividends, as purchase consideration for such Future Transaction. The conversion price applicable to such conversion shall equal seventy percent (70%) of the cash purchase price paid per share, unit or other security denomination for the securities of the Company issued to other investors in the Future Transaction.

Common Stock

During the nine months ended September 30, 2021, the Company:

●	issued 100,0000 shares of Common Stock to a member of the Company’s Board of Directors, in a negotiated transaction for $0.50 per share, or aggregate cash consideration of $50,000;
●	issued 295,000 shares of Common Stock for the exercise of 321,875 stock options for cash consideration of $92,878;
●	issued 1,273,050 shares of Common Stock for the cashless exercise of 1,348,525 stock options;
●	issued 600 shares of Common Stock to an investor in connection with a prior note payable agreement;
●	issued 1,000,000 shares of Common Stock in connection with the conversion of a convertible note payable for $500,000;
●	issued an aggregate of 256,250 shares of Common Stock in connection with legal settlements. The shares were valued at $1,145,768 which was based on the market price of the Common Stock on the grant date; and
●	issued 825,000 shares to Acuitas Group Holdings, LLC, (“Acuitas”) which is now the Company’s largest shareholder, in connection with a settlement agreement between Acuitas and X, LLC, a company owned by the Company’s former chief executive officer. The board of directors deemed it was in the best interest of the Company to issue the shares to Acuitas. The value of the shares was $3,240,600 which is based on the market price of the Company’s Common Stock at the grant date. The $3,240,600 was expensed as financing costs as the dispute underlying the settlement agreement related to an anti-dilution of a prior investment in the Company by Acuitas.

Stock Options

The following is a summary of stock option activity:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, December 31, 2020	2,540,000	$0.22	4.52	$1,074,245
Granted	290,000	0.84
Forfeited	(401,475)	0.22
Exercised	(1,670,400)	0.230
Outstanding, September 30, 2021	758,125	$0.42	3.93	$514,928
Exercisable, September 30, 2021	413,875	$0.56	3.99	$262,473

F-12.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

The exercise price for options outstanding and exercisable at September 30, 2021:

Outstanding		Exercisable
Number of	Exercise	Number of	Exercise
Options	Price	Options	Price
20,000	$0.210	20,000	$0.210
528,125	0.215	252,625	0.215
15,000	0.220	2,500	0.220
155,000	0.530	98,750	0.530
20,000	2.120	20,000	2.120
20,000	3.800	20,000	3.800
758,125		413,875

Warrants

The following is a summary of warrant activity:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Warrants	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, December 31, 2020	1,631,250	$4.08	2.38	$-
Granted	1,106,250	2.64
Forfeited	-
Exercised	-
Outstanding, September 30, 2021	2,737,500	$3.50	2.89	$-
Exercisable, September 30, 2021	2,737,500	$3.50	2.89	$-

The exercise price for warrants outstanding at September 30, 2021:

Outstanding and Exercisable
Number of	Exercise
Warrants	Price
450,000	$2.10
656,250	3.00
1,500,000	4.00
131,250	5.00
2,737,500

In connection with a convertible note discussed in Note 6, the Company has issued an aggregate of 468,750 warrants. The fair value of the warrants was determined to be $961,106, using a Black-Scholes model, and has been recorded as financing costs in the accompanying statements of operations for the nine months ended September 30, 2021. The Company used the following assumptions in determining the fair value:

Risk-free interest rate	0.76 – 0.87%
Expected life of the options	5 years
Expected volatility	180%-190%
Expected dividend yield	0%

F-13.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Note 10 – Related Party Transactions

During the nine months ended September 30, 2021 and 2020, the Company expensed $2,356,924 and $1,715,237, respectively, in insurance expense related to insuring the Company fleet of vehicles from an insurance brokerage firm whose owner is also a stockholder of the Company. At September 30, 2021 and December 31, 2020, $670,047 and $265,257, respectively, was owed to this insurance brokerage from and is included in accounts payable in the accompanying consolidated balance sheets.

The Company’s Executive Chairman and former CEO have made advances the Company. During the nine months ended September 30, 2021, the Company’s Executive Chairman loaned the Company $503,767 and was repaid $503,767. The Company’s former CEO loaned the Company $100,000 in 2020, and, during the nine months ended September 30, 2021 was repaid $100,000. At September 30, 2021, the Company owed its Executive Chairman and former CEO $0 and $0, respectively.

Note 11 – Contingencies

Legal Proceedings

From time to time, the Company may become involved in lawsuits and other legal proceedings that arise in the course of business. Litigation is subject to inherent uncertainties, and it is not possible to predict the outcome of litigation with total confidence. The Company is currently not aware of any legal proceedings or potential claims against it whose outcome would be likely, individually or in the aggregate, to have a material adverse effect on the Company’s business, financial condition, operating results, or cash flows, other than those described below.

Anthony Davis v. YayYo, Inc., and Ramy El-Batrawi

A complaint was filed on March 5, 2020, in the Los Angeles Superior Court by plaintiff Anthony Davis, who was hired by the Company as its CEO and as a director on or about December 2016. Mr. Davis’s employment with the Company ended after several months. As part of his compensation, Mr. Davis alleges that he expected to receive stock options in the Company. In his pleadings, Mr. Davis admits that he resigned from his executive officer and director positions, but asserts that he did not receive certain compensation in the form of stock options (he has also included a claim for wage and hour violations). The Company denies liability and has asserted that it has paid Mr. Davis all amounts due to him under his employment agreement, while also asserting that Mr. Davis failed to exercise his stock options before they expired on December 31, 2018. The Company filed a demurrer to the first amended complaint, which the Superior Court granted in part and denied in part on September 8, 2021. The Plaintiff since filed a second amended complaint, to which the Company has filed an answer. The Company’s position is that the lawsuit entirely lacks merit, and the Company intends to defend it vigorously.

Ivan Rung v. YayYo, Inc., Ramy El-Batrawi, et al., 20STCV27876 and Michael Vanbecelaere v. YayYo, Inc., Ramy El-Batrawi, et al., 20STCV28066 (Vanbecelaere)(hereafter the “State Cases”)

On July 22 and July 23, 2020, respectively, two actions were filed in the Los Angeles Superior Court. The complaints underlying the State Cases differ only by a few words and some random punctuation marks, and are therefore virtually identical. Plaintiffs Ivan Rung and Michael Vanbecelaere each claimed to have purchased the Common Stock as part of the Company’s initial public offering (the “IPO”); they purport to bring a securities class action on behalf of all purchasers of the Common Stock pursuant to the registration statement and prospectus filed with the SEC and distributed in connection with the Company’s IPO, which was launched on November 14, 2019. The State Case complaints allege misrepresentations and material omissions in the SEC filings in violation of Sections 11 and 15 of the Securities Act of 1933, as amended (the “Securities Act”). The Company has and continues to vigorously deny any and all liability and asserts that the State Cases are baseless. It is the Company’s firm position that it accurately and completely disclosed all material facts and circumstances in its SEC filings relating to the IPO, and subsequently in its periodic SEC reports, including those that were potentially adverse to the Company’s operations and business prospects. The State Cases litigation is presently stayed pending the outcome of the federal securities case discussed below (Hamlin v. YayYo, Inc.), as to which, as noted below, the parties have announced a “settlement in principle”, which is subject to court approval in the district court. The Company anticipates filing motions to dismiss the purported class actions in Superior Court on the basis of the anticipated approval of the federal settlement.

F-14.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Jason Hamlin v. YayYo, Inc., Ramy El-Batrawi, et al., 20-cv-8235 (SVW) and William Koch v. YayYo, Inc., Ramy El-Batrawi, et al., 20-cv-8591 (SVW)(now consolidated as “In re YayYo Securities Litigation”)

These two actions were filed on September 9, 2020 and September 18, 2020, respectively, in the United States District Court for the Central District of California. Plaintiffs Jason Hamlin and William Koch each claim to have purchased the Common Stock as part of the IPO and, like the plaintiffs in the State Cases, purport to bring a securities class action pursuant to Sections 11 and 15 of the Securities Act, as well as and Section 17(a) and 10(b)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on behalf of all purchasers of the Common Stock in the IPO. The first amended complaint, like the State Cases, alleges false statements and material omissions of material fact in connection with the SEC filings distributed in connection with the IPO. The defendants include directors of the Company and the underwriters of the IPO, WestPark Capital, Inc. (“WestPark”) and Aegis Capital Corp. The federal court has consolidated the two matters for all practical purposes. As with the State Cases, the Company denies liability and asserts that it accurately and completely disclosed all material facts and circumstances in its SEC filings, and that the complaint’s alleged violations of securities laws are baseless. Please see Note 13- Subsequent Events for a description of a provisional settlement of this litigation. On October 28, 2021, the parties filed a Joint Notice of Pending Settlement and the court subsequently stayed all deadlines until the court issues a ruling on the motion for preliminary approval of the class settlement. Please see Note 13- Subsequent Events for a description of this provisional settlement.

Konop v. El-Batrawi, et al., 1:20-cv-1379- MN (Filed in Del. District Court)

On October 12, 2020 a complaint was filed in Delaware District Court, which has since been transferred to the U.S. District Court for the Central District of California, and assigned as a related case to the judge in the pending federal securities action described immediately above. This case is a purported shareholder derivative action, in which the Company is a nominal defendant, alleging that the Company’s executive officers and directors at the time of its IPO made false and misleading statements relating to the Company’s business, operations, and future prospects and that the directors breached their fiduciary duties in doing so. The Company believes that the allegations of the complaint are spurious and will vigorously defend the case at trial.

F-15.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Note 12 – Settlements

FirstFire Settlement

On February 11, 2021, the Company, entered into a settlement agreement and mutual release (the “Settlement Agreement”) with FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (“FirstFire”), relating to a pending action in the U.S. District Court in the Southern District of New York, FirstFire Global Opportunities Fund, LLC v. WestPark Capital, Inc. et. al., No. 1:20-cv-03327-LLS. The other parties to the Settlement Agreement are the Company’s co-defendants in the litigation, WestPark, Mr. Richard A. Rappaport and Mr. Ramy El-Batrawi, former chief executive officer of the Company.

This litigation was commenced by FirstFire in April 2020 and subsequently amended in December 2020. FirstFire was a subscriber to the Company’s initial public offering of Common Stock, in November 2019 (the “IPO”). It alleged in the lLitigation that the Company and the other named defendants had, in connection with the IPO and the registration statement on Form S-1 filed thereto, committed violations of Sections 11, 12(a) and 15 of the Securities Act of 1933, as amended (the “Securities Act”), Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated under the Exchange Act. Each of the Company, WestPark, Mr. Rappaport and Mr. El-Batrawi vigorously denied and disputed these allegations.

In consideration of the releases, covenants, terms and conditions set forth in the Settlement Agreement, FirstFire agreed to dismiss the litigation with prejudice, to not file any further litigation relating to the IPO, and to waive and relinquish any and all claims on shares of Common Stock other than as specified in the Settlement Agreement. The Company agreed to sell to FirstFire one hundred fifty thousand (150,000) shares of Common Stock (the “Settlement Shares”), with such shares issued pursuant to the exemption from registration under Rule 506(b) of the Act. The purchase price of the Settlement Shares was $0.066667 per share, or an aggregate of $10,000. Any resale of the Settlement Shares by FirstFire shall be subject to the conditions of Rule 144 of the Act. None of WestPark, Mr. Rappaport or Mr. El-Batrawi contributed to the Settlement Shares or any other consideration under the Settlement Agreement.

Social Reality Settlement

On February 19, 2021, the Company entered into a confidential settlement agreement and mutual release with SRAX, Inc., a Delaware corporation formerly known as Social Reality, Inc. (“SRAX”), relating to an action brought by SRAX against the Company in Los Angeles Superior Court on or around February 11, 2020. A description of this litigation has been included by the Company in its prior filings.

The Company and SRAX mutually agreed to keep the material terms of this settlement confidential, subject to disclosure as required by applicable law or regulation.

F-16.

EVmo, Inc.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2021 and 2020 (unaudited)

Note 13 – Subsequent Events

The Company has evaluated subsequent events through November 12, 2021. The Company has determined there were no subsequent events that require recognition or disclosure in the financial statements, except as discussed below:

●	The Company issued an aggregate of 187,500 warrants pursuant to the terms of the convertible note agreement discussed in Note 6.

●	The parties to the In re YayYo Securities Litigation described in Note 11 above have, after extensive negotiations, recently filed a “Joint Notice of Pending Settlement” with the court, which is subject to approval by the district court and which, if approved, will resolve the pending class actions upon payment by the Company of approximately $1,000,000 to the class. The Company’s Executive Chairman has provided his personal guarantee for the whole amount due to the plaintiffs, and the Board of Directors has agreed to issue 2,000,000 shares of Common Stock as consideration for the guarantee. The motion for approval of the settlement was filed with the court on November 19, 2021.

F-17.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of EVmo, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EVmo, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two year period then ended and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of EVmo, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two year period then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United Sates) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we were required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. According we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluation of the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of a Matter-Risks and Uncertainties

As described in Note 1, the COVID-19 virus could ultimately have a significant negative impact on the Company. The Company cannot at this time estimate the long-term effect of this unprecedented situation

/s/ AJ Robbins CPA LLC

We have served as the Company’s auditor since 2016

Denver, Colorado

March 29, 2021

aj@ajrobbins.com

400 South Colorado Blvd, Suite 870, Denver, Colorado 80246

(B)303-537-5898 (M)720-339-5566 (F)303-586-6261

F-18.

EVmo, Inc.

Consolidated Balance Sheets

As of December 31, 2020 and 2019

	2020	2019

ASSETS
Current Assets:
Cash	$72,890	$1,256,429
Accounts receivable	119,239	59,331
Prepaid expenses	23,861	782,900
Total current assets	215,990	2,098,660

Equipment, net	1,908	3,395
Rental vehicles, net	6,196,433	4,737,047
Deposit on vehicles	-	164,080
Other assets	200,000	200,000
TOTAL ASSETS	$6,614,331	$7,203,182

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable (including $590,176 and $394,183 to related party)	$1,157,299	$545,254
Accrued expenses (including $0 and $171,665 to related party)	961,704	405,977
Notes payables, current (net of discount of $1,973 and $32,289)	666,132	287,378
Customer deposit - related party	150,000	-
Advance from related party	100,000	-
Finance lease obligations, current	1,426,425	1,416,446
Total current liabilities	4,461,560	2,655,055

Note payable, net of current portion	149,414	-
Finance lease obligations, net of current portion	926,453	984,119

TOTAL LIABILITIES	5,537,427	3,639,174

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.000001 par value; 10,000,000 shares authorized; nil shares issued and outstanding	-	-
Common stock, $0.000001 par value; 90,000,000 shares authorized; 31,981,374 and 29,427,803 shares issued and outstanding	32	29
Additional paid-in capital	29,750,864	28,735,894
Accumulated deficit	(28,673,992)	(25,171,915)
Total stockholders’ equity	1,076,904	3,564,008
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,614,331	$7,203,182

The accompanying footnotes are an integral part of these consolidated financial statements.

F-19.

EVmo, Inc.

Consolidated Statements of Operations

For the Years Ended December 31, 2020 and 2019

	2020	2019

Revenue	$7,621,180	$6,914,910

Cost of revenue	5,263,474	4,673,870

Gross profit	2,357,706	2,241,040

Operating expenses:
Selling and marketing expenses	490,403	765,441
Product development	-	13,500
General and administrative expenses	5,288,316	4,023,921
Loss on the settlement of debt	-	252,900
Total operating expenses	5,778,719	5,055,762

Loss from operations	(3,421,013)	(2,814,722)

Other income (expense):
Interest and financing costs	(265,839)	(1,115,499)
Gain on forgiveness of debt	184,775	-
Total other income (expense)	(81,064)	(1,115,499)

Net loss	$(3,502,077)	$(3,930,221)

Weighted average shares outstanding :
Basic	31,118,425	27,112,557
Diluted	31,118,425	27,112,557

Loss per share
Basic	$(0.11)	$(0.14)
Diluted	$(0.11)	$(0.14)

The accompanying footnotes are an integral part of these consolidated financial statements.

F-20.

EVmo, Inc.

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2020 and 2019

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, December 31, 2018	26,718,676	$27	$19,193,151	$(21,241,694)	$(2,048,516)

Correction to outstanding shares	(173)	-	-	-	-
Proceeds from the sale of common stock	2,625,000	2	10,499,998	-	10,500,000
Offering costs	-	-	(1,631,655)	-	(1,631,655)
Issuance of common stock for settlement of debt	84,300	-	674,400	-	674,400
Net loss	-	-		(3,930,221)	(3,930,221)

Balance, December 31, 2019	29,427,803	29	28,735,894	$(25,171,915)	3,564,008

Issuance of common stock for cash	2,553,571	3	274,997	-	275,000
Stock option expense	-	-	739,973	-	739,973
Net loss	-	-	-	(3,502,077)	(3,502,077)

Balance, December 31, 2020	31,981,374	$32	$29,750,864	$(28,673,992)	$1,076,904

The accompanying footnotes are an integral part of these consolidated financial statements.

F-21.

EVmo, Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,502,077)	$(3,930,221)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,436,383	995,228
Stock option expense	739,973	-
Common stock issued for services	-	-
Amortization of debt discounts	30,316	39,922
Loss on the settlement of debt	-	252,900
Gain on forgiveness of debt	(184,775)
Changes in operating assets and liabilities:
Accounts receivable	(59,908)	(59,331)
Prepaid expenses	759,039	(674,000)
Other assets	-	(200,000)
Accounts payable	612,045	(174,132)
Accrued expenses	555,727	333,411
Customer deposit - related party	150,000	-
Net cash provided by (used in) operating activities	536,723	(3,416,223)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of vehicles	-	(225,000)
Deposit for vehicles	-	(164,080)
Net cash used in investing activities	-	(389,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	275,000	10,500,000
Offering costs paid	-	(1,565,155)
Proceeds from advance from related party	250,000	-
Repayment of advance from related party	(150,000)	-
Proceeds from notes payable	342,675	2,009,300
Repayment of notes payable	(15,486)	(4,379,814)
Repayment of finance lease obligations	(2,422,451)	(1,780,043)
Net cash provided by (used in) financing activities	(1,720,262)	4,784,288

NET INCREASE (DECREASE) IN CASH	(1,183,539)	978,985

CASH, BEGINNING OF YEAR	1,256,429	277,444

CASH, END OF YEAR	$72,890	$1,256,429

CASH PAID FOR:
Interest	$185,224	$1,105,049
Income taxes	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES
Payment of accounts payable/accrued expenses with common stock	$-	$421,500
Finance lease obligations	$3,705,417	$1,159,470

The accompanying footnotes are an integral part of these consolidated financial statements.

F-22.

EVmo, Inc.

Notes to Consolidated Financial Statements

For Year Ended December 31, 2020 and 2019

Note 1 - Organization and Basis of Presentation

Organization and Line of Business

EVmo, Inc. (the “Company”) was incorporated on June 21, 2016 under the laws of the state of Delaware originally as a limited liability company and subsequently changed to a C corporation. The Company was originally incorporated under the name of YayYo, Inc. and changed its name to Rideshare Rental, Inc. on September 11, 2020. On March 1, 2021, the Company changed its name from Rideshare Rental, Inc. to EVmo, Inc. The accompanying financial statements are retroactively restated to present the Company as a C corporation from June 21, 2016. The Company rents vehicles to Uber and Lyft drivers and drivers in the gig-ecomony.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Risks and Uncertainties

In December 2019, a novel strain of coronavirus surfaced in China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern,” and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.” In response, numerous states and cities ordered their residents to cease traveling to non-essential jobs and to curtail all unnecessary travel, and similar restrictions were recommended by the federal government. Beginning in the first quarter of 2020, which saw the initial rapid spread of COVID-19, rideshare companies were severely and negatively impacted, as demand plummeted. Consequently, the Company experienced a decline in revenue during the first half of 2020, which had a negative impact on our cash flows, but we then saw a positive upward movement in revenue during the second half of 2020, which has continued into the early months of 2021. As of the date of this prospectus, several vaccinations for COVID-19 have received emergency-use authorization from the Food and Drug Administration and many of the lockdown restrictions imposed by state and local governments have abated. Still, the pandemic has not yet ended, and there have been multiple waves where infections, hospitalizations, and deaths have sharply increased. Most recently, several variants of the original virus have been identified, and it is not yet known to what degree the authorized vaccinations provide resistance to these variants. We therefore cannot predict the ultimate impact that COVID-19 may have on our business this year, and possibly beyond.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Distinct Cars, LLC and RideShare Car Rentals, LLC. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is possible that accounting estimates and assumptions may be material to the Company due to the levels of subjectivity and judgment involved.

F-23.

Cash Equivalents

For the purpose of the statement of cash flows, cash equivalents include time deposits, certificate of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Equipment and Rental Vehicles

Equipment and Rental Vehicles are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of equipment and rental vehicles is provided using the straight-line method for substantially all assets with estimated lives as follows:

Computer equipment	5 years
Vehicles	5 years

Long-Lived Assets

The Company applies the provisions of ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Based on its review at December 31, 2020 and 2019, the Company determined that no impairment charge was necessary.

Revenue Recognition

The Company recognizes revenue from renting its fleet of cars to ridesharing and delivery gig drivers. Revenue is recognized based on the rental agreements which are generally on a weekly basis. The Company recognizes revenue in accordance with FASB ASC 606, Revenue From Contracts with Customers.

Income Taxes

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s consolidated financial statements.

F-24.

Stock-Based Compensation

The Company records stock-based compensation in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. FASB ASC Topic 718 requires companies to measure compensation cost for stock-based employee compensation at fair value at the grant date and recognize the expense over the employee’s requisite service period. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. There were 1,631,250 warrants and 2,540,000 options outstanding as of December 31, 2020 and 1,631,250 warrants and 300,000 options outstanding as of December 31, 2019.

Basic and Diluted Earnings Per Share

Earnings per share is calculated in accordance with ASC Topic 260, Earnings Per Share. Basic earnings per share (“EPS”) is based on the weighted average number of common shares outstanding. Diluted EPS is based on the assumption that all dilutive securities are converted. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were 4,171,250 and 1,931,250 potentially dilutive securities outstanding at December 31, 2020 and 2019, respectively.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising costs for the years ended December 31, 2020 and 2019 were $490,403 and $765,441, respectively.

Research and Development Costs

The Company expenses its research and development costs as incurred. Research and developments costs for the years ended December 31, 2020 and 2019 were $0 and $13,500, respectively.

Fair Value Measurements

The Company applies the provisions of ASC 820-10, “Fair Value Measurements and Disclosures.” ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

For certain financial instruments, the carrying amounts reported in the balance sheets for cash and current liabilities, including convertible notes payable, each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

At December 31, 2020 and 2019, the Company did not identify any liabilities that are required to be presented on the balance sheet at fair value.

F-25.

Recent Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to nonemployees with the requirements for share-based payments granted to employees. ASU 2018-07 is effective on January 1, 2019. Early adoption is permitted. The adoption of this ASU did not have an impact on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740 Income Taxes (ASC 740). This update is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. This update is effective for fiscal years beginning after December 15, 2021. The guidance in this update has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. ASU 2020-06 also removes certain conditions that should be considered in the derivatives scope exception evaluation under Subtopic 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and clarify the scope and certain requirements under Subtopic 815-40. In addition, ASU 2020-06 improves the guidance related to the disclosures and earnings-per-share (EPS) for convertible instruments and contract in entity’s own equity. ASU 2020-06 is effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Board specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company is currently evaluation the impact this ASU will have on its consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 3 – Equipment

At December 31, 2020 and 2019 equipment consisted of the following:

	2020	2019

Computer equipment	$6,046	$6,046
	6,046	6,046
Less accumulated depreciation	(4,138)	(2,651)
Equipment, net	$1,908	$3,395

Depreciation expense for equipment for the years ended December 31, 2020 and 2019 was $1,487 and $1,697, respectively.

F-26.

Note 4 – Rental Vehicles

At December 31, 2020 and 2019 all of the Company’s rental vehicles consisted of the following:

	2020	2019

Rental vehicles	$9,067,885	$6,284,211
	9,067,885	6,284,211
Less accumulated depreciation	(2,871,452)	(1,547,164)
Rental vehicles, net	$6,196,433	$4,737,047

The Company’s rental vehicles are depreciated over their estimated useful life of five years. Depreciation expense for leased assets for the years ended December 31, 2020 and 2019 was $1,434,896 and $993,531, respectively. A majority of the rental vehicles are leased with terms are generally for 12 to 36 months and the Company has the right to purchase the vehicles at the end of the lease terms.

Note 5 – Notes Payable

Notes payable at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Notes payable to individual investors; accrue interest at 8% per annum; principal payments equal to 1/12 of original balance plus interest due quarterly; due from dates ranging from August 9, 2020 to March 26, 2021; unsecured (A)	$304,667	319,667
Note payable to the Small Business Administration. The note bears interest at 3.75% per annum, requires monthly payments of $731 after 12 months from funding and is due 30 years from the date of issuance.	149,414	-
Note payable issued under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act in the amount of $192,775. The loan has terms of 24 months and accrues interest at 1% per annum. During the year ended December 31, 2020, $184,775 of this loan has been forgiven as provided for in the CARES Act.	8,000	-
Notes payable to a finance company, default interest at 14% per annum; monthly principal payments ranging from $10,000 to $40,000 with unpaid principal due on December 15, 2021	355,438	-
Total notes payable	817,519	319,667
Unamortized debt discount	(1,973)	(32,289)
Notes payable, net discount	815,546	287,378
Less current portion	(666,132)	(287,378)
Long-term portion	$149,414	$-

(A)	In connection with the issuance of these notes payable in 2018 and 2017, the Company also issued an aggregate of 24,050 shares of its common stock to these note holders as additional incentive to make the loans. The aggregate relative fair value of these shares of common stock was $119,875 and was recorded as a discount on the note payable and as additional paid in capital. The discount of $119,875 is being amortized over the term of the notes payable. During the years ended December 31, 2020 and 2019, $30,316 and $39,922, respectively, was charged to interest expense as amortization of the discounts, with an unamortized balance of $193 at December 31, 2020.

F-27.

A rollforward of notes payable from December 31, 2018 to December 31, 2020 is below:

Notes payable, December 31, 2018	$2,617,970
Issued for cash	2,009,300
Repayments	(4,379,814)
Amortization of debt discounts	39,922
Notes payable, December 31, 2019	287,378
Issued for cash	342,675
Lease obligation converted to note payable	355,438
Forgiveness of note payable	(184,775)
Repayments	(15,486)
Amortization of debt discounts	30,316
Notes payable, December 31, 2020	$815,546

Future payments under note payable obligations are as follows:

Years ending December 31,
2021	$668,105
2022	3,104
2023	3,175
2024	3,296
2025	3,422
Thereafter	136,417
$817,519

Note 6 – Lease Obligations

Lease obligations at December 31, 2020 and 2019 consisted of the following:

	2020	2019

Lease obligations	$2,352,878	$2,400,565
Less current portion	(1,426,425)	(1,416,446)
Long-term portion	$926,453	$984,119

A rollforward of lease obligations from December 31, 2018 to December 31, 2020 is below:

Lease obligations, December 31, 2018	$3,790,147
New lease obligations	1,159,470
Disposal of leased vehicles	(769,009)
Payments on lease obligations	(1,780,043)
Lease obligations, December 31, 2019	2,400,565
New lease obligations	3,705,417
Disposal of leased vehicles	(975,215)
Lease obligation converted to note payable	(355,438)
Payments on lease obligations	(2,422,451)
Lease obligations, December 31, 2020	$2,352,878

F-28.

Future payments under lease obligations are as follows:

Years ending December 31,
2021	$1,531,108
2022	769,619
2023	210,219
Total payments	2,510,946
Amount representing interest	(158,068)
Lease obligation, net	$2,352,878

Note 7 – Stockholders’ Equity

The Company authorized 100,000,000 shares of capital stock with consists of 90,000,000 shares of common stock, $0.000001 par value per share and 10,000,000 shares of preferred stock, $0.000001 par value per share.

Common Stock

During the year ended December 31, 2020, the Company sold an aggregate of 2,553,571 shares of common stock to three investors for cash proceeds of $275,000, of which 125,000 shares and $25,000 was to a member of the Company’s board of directors.

During the years ended December 31, 2019, the Company:

●	issued 84,300 shares of common stock to vendors in satisfaction of $421,500 of accounts payable and accrued expenses. The 84,300 shares were valued at $674,000; therefore the Company took a charge to earnings of $252,900 related to the settlement of debt during the years ended December 31, 2019;

●	issued 2,625,000 shares of common shares in connection with its initial public offering at $4.00 per share. Total gross proceeds from the offering were $10,500,000, before deducting underwriting discounts and commissions and other offering expenses.

Stock Options

The following is a summary of stock option activity:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, December 31, 2018	300,000	$8.00	2.00	$-
Granted	-	$
Forfeited	-
Exercised	-
Outstanding, December 31, 2019	300,000	$8.00	1.00	$-
Granted	4,040,000	1.62
Forfeited	(1,800,000)	4.67
Exercised	-
Outstanding, December 31, 2020	2,540,000	$0.22	4.52	$1,074,245
Exercisable, December 31, 2020	1,162,875	$0.22	4.52	$491,821

F-29.

The exercise price for options outstanding and exercisable at December 31, 2020:

Outstanding		Exercisable
Number of	Exercise	Number of	Exercise
Options	Price	Options	Price
2,505,000	$0.215	1,147,875	$0.215
35,000	0.220	15,000	0.220
2,540,000		1,162,875

For options granted during the year ended December 31, 2020 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $0.211 and the weighted-average exercise price of such options was $0.215. For options granted during the year ended December 31, 2020 where the exercise price was greater than the stock price at the date of the grant, the weighted-average fair value of such options was $1.11 and the weighted-average exercise price of such options was $4.00. No options were granted during the year ended December 31, 2020 where the exercise price was less than the stock price at the date of grant.

The fair value of the stock options is being amortized to stock option expense over the vesting period. The Company recorded stock option expense of $739,973 and $0 during the years ended December 31, 2020 and 2019, respectively. At December 31, 2020, the unamortized stock option expense was $253,830.

The assumptions used during the year ended December 31, 2020 in calculating the fair value of options granted using the Black-Scholes option-pricing model for options granted are as follows:

Risk-free interest rate	0.28% - 1.59%
Expected life of the options	5.0 years
Expected volatility	195%-212%
Expected dividend yield	0%

The following is a summary of warrant activity:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Warrants	Exercise	Contractual	Intrinsic
	Outstanding	Price	Life	Value
Outstanding, December 31, 2018	1,500,000	$4.00	4.44	$6,000,000
Granted	131,250	5.00
Forfeited	-
Exercised	-
Outstanding, December 31, 2019	1,631,250	$4.08	3.38	$-
Granted	-
Forfeited	-
Exercised	-
Outstanding, December 31, 2020	1,631,250	$4.08	2.38	$-
Exercisable, December 31, 2020	1,631,250	$4.08	2.38	$-

The exercise price for warrants outstanding at December 31, 2020:

Outstanding and Exerciseable
Number of	Exercise
Warrants	Price
1,500,000	$4.00
131,250	5.00
1,631,250

F-30.

In connection with the Company’s initial public offering, the Company issued the underwriters a total of 131,250 warrants to purchase shares of the Company’s common stock for $5.00 per share. The warrants expire in November 2024.

Note 8 – Related Party Transactions

During the years ended December 31, 2020 and 2019, the Company paid management fees of $0 and $0, respectively, to a company that is owned by the Company’s Chief Executive Officer and director. Beginning on February 1, 2019, the Company entered into a consulting agreement with this individual and paid $167,000 under the consulting agreement. The consulting agreement was terminated effective September 1, 2019. Also during the years ended December 31, 2020, the Company’s CEO and director advanced the Company $250,000 and the Company repaid $150,000. At December 31, 2020, $100,000 was owed to the Company’s CEO and director related to this advance.

During the years ended December 31, 2020 and 2019, the Company expensed $32,173 and $587,261, respectively, in advertising expenses from a company whose CEO was also a former director of the Company. At December 31, 2020 and 2019, $324,920 and $394,183, respectively, was owed to this company and is included in accounts payable in the accompanying consolidated balance sheets.

During the years ended December 31, 2020 and 2019, the Company expensed $2,321,186 and $2,214,985, respectively, in insurance expense related to insuring the Company fleet of vehicles from an insurance brokerage firm whose owner is also a stockholder of the Company. At December 31, 2020 and 2019, $265,257 and $171,665, respectively, was owed to this insurance brokerage from and is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Note 9 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A full valuation allowance is established against all net deferred tax assets as of December 31, 2020 and 2019 based on estimates of recoverability. While the Company has optimistic plans for its business strategy, it determined that such a valuation allowance was necessary given the current and expected near term losses and the uncertainty with respect to its ability to generate sufficient profits from its business model. Because of the impacts of the valuation allowance, there was no income tax expense or benefit for the years ended December 31, 2020 and 2019.

A reconciliation of the differences between the effective and statutory income tax rates for the years ended December 31, 2020 and 2019:

	2020		2019
	Amount	Percent	Amount	Percent

Federal statutory rates	$(735,436)	21.0%	$(825,346)	21.0%
State income taxes	(245,145)	7.0%	(275,115)	7.0%
Permanent differences	335,916	-9.6%	(69,409)	1.8%
Valuation allowance against net deferred tax assets	644,665	-18.4%	1,169,870	-29.8%
Effective rate	$-	0.0%	$-	0.0%

F-31.

At December 31, 2020 and 2019, the significant components of the deferred tax assets are summarized below:

	2020	2019
Deferred income tax asset
Net operation loss carryforwards	3,173,878	2,419,531
Accrued expenses	50,205	159,887
Total deferred income tax asset	3,224,084	2,579,418
Less: valuation allowance	(3,224,084)	(2,579,418)
Total deferred income tax asset	$-	$-

The valuation allowance increased by $644,665 and $1,081,921 in 2020 and 2019, respectively, as a result of the Company generating additional net operating losses.

The Company has recorded as of December 31, 2020 and 2019 a valuation allowance of $3,224,084 and $2,549,418, respectively, as it believes that it is more likely than not that the deferred tax assets will not be realized in future years. Management has based its assessment on the Company’s lack of profitable operating history.

The Company conducts an analysis of its tax positions and has concluded that it has no uncertain tax positions as of December 31, 2020 and 2019.

The Company has net operating loss carry-forwards of approximately $11,300,000. Such amounts are subject to IRS code section 382 limitations and expire in 2031. The 2018, 2019 and 2020 tax year is still subject to audit.

Note 10 - Contingencies

Legal Proceedings

From time to time, the Company may become involved in lawsuits and other legal proceedings that arise in the course of business. Litigation is subject to inherent uncertainties, and it is not possible to predict the outcome of litigation with total confidence. The following description relates to pending legal proceedings or potential claims against us whose outcome may, either individually or in the aggregate, have a material adverse effect on the Company’s business, financial condition, operating results, or cash flows.

Anthony Davis v. EVmo, Inc. (formerly YayYo, Inc.), and Ramy El-Batrawi

This action was filed on March 5, 2020, in the Superior Court of the State of California for the County of Los Angeles. Plaintiff Anthony Davis acted as the Company’s Chief Executive Officer from approximately December 2016 through April 2017. Mr. El-Batrawi is the founder of the Company and its former Chief Executive Officer and director, and was involved, the complaint alleges, in Mr. Davis’s hiring and termination after a brief tenure as CEO. As part of his severance compensation, Mr. Davis was granted stock options to purchase shares of Common Stock. Mr. Davis claims that the Company breached its agreement to award him these stock options and includes a claim for wage and hour violations. The lawsuit also seeks declaratory and injunctive relief. Mr. Davis also included a claim under the California Unfair Practices Act. The Company has denied all liability, asserts that it has paid Mr. Davis all amounts due to him under his separation agreement with the Company, and has vigorously defended this lawsuit. The Company has filed a demurrer in connection with this litigation and that demurrer is expected to be resolved at a hearing in May 2021. If the case is not dismissed at that time, the Company will conduct discovery and file a motion for summary judgment.

F-32.

In Re YayYo Securities Litigation

Two actions styled as securities class actions were filed in the United States District Court for the Central District of California, on September 9, 2020 (Hamlin v. YayYo) and September 18, 2020, respectively (Koch v. YayYo et al). The plaintiffs to each action individually alleged misrepresentations and material omissions in the registration statement on Form S-1 that the Company filed with the SEC in connection with its initial public offering, which was declared effective on November 13, 2019, claiming violations of Sections 11 and 15 of the Securities Act. Each purported action involved securities class action claims. The district court consolidated the two actions, and the Hamlin action was since dismissed. The district court indicated in its order consolidating the actions that the new caption for the case would be “In Re YayYo Securities Litigation.” The Company filed an answer, denying liability and asserted that it accurately and completely disclosed all material facts and occurrences, including adverse ones, in its registration statement, related public filings and other public statements, and further asserted that the alleged violations of Sections 11 and 15 of the Securities Act are baseless. Each of the parties to this litigation has mutually agreed to request a stay of the proceedings pending a mediation that is tentatively scheduled for April 29, 2021 in which a global settlement, also involving the plaintiff class representative identified in the case described immediately below,

Michael Vanbecelaere v. YayYo, Inc, et al.

Two actions styled as securities class actions were filed in the Superior Court of the State of California for the County of Los Angeles, on July 22, 2020 and July 23, 2020, respectively. The plaintiffs to each action individually alleged misrepresentations and material omissions in the registration statement on Form S-1 that the Company filed with the SEC in connection with its initial public offering, which was declared effective on November 13, 2019, claiming violations of Sections 11 and 15 of the Securities Act. Each action purported to bring a securities class action against the Company; one of the two lawsuits was dismissed on the basis that the lead plaintiff in one of the actions was not a suitable class Representative, and that plaintiff later joined the lawsuit brought by the other one. In its answer, the Company denied liability and asserted that it accurately and completely disclosed all material facts and occurrences, including adverse ones, in its registration statement, related public filings and other public statements, and further asserted that the alleged violations of Sections 11 and 15 of the Securities Act are baseless. Each of the parties to this litigation has mutually agreed to request a stay of the proceedings pending a mediation that is tentatively scheduled for April 29, 2021, which will also include the parties to the action described immediately above.

Uptick Capital, LLC v. EVmo, Inc. (formerly YayYo, Inc.)

On March 5, 2021, Uptick Capital, LLC (“Uptick”), filed an arbitration demand with the American Arbitration Association (“AAA”) alleging breach of contract with respect to an Advisory Agreement that Uptick asserts it entered into with the Company on August 7, 2017. The claim filed with the AAA alleges that “pursuant to the terms of the Advisory Agreement, Uptick was entitled to receive $2,500 per month for three months” plus “an issuance of restricted shares of $50,000 worth of YayYo common stock in exchange for providing certain consulting services to YayYo.” The agreement, according to the demand, was renewed once. The Company has not yet formally responded to the arbitration claim but denies liability and intends to vigorously defend this arbitration on the basis that Uptick failed to comply with the contract. It is unknown what the potential liabilities are but, as of the date of the registration statement of which this prospectus is a part, the Company believes they should not exceed $10,000 in cash and $100,000 worth of stock.

Note 11 – Subsequent Events

Convertible promissory note

On January 8, 2021, the Company, issued a stand-alone $500,000 convertible promissory note (the “Note”) to Mr. John Gray, principal of one of the Company’s largest stockholders, the Gray Mars Venus Trust, Arizona 2015, an Arizona asset management limited partnership (the “Gray Trust”), in return for a loan extended by Mr. Gray to the Company in the principal amount of the Note.

The Note accrued interest at a fixed rate of 6% and will mature on January 6, 2022. Any unpaid principal balance on the Note was eligible to be converted at any time, at the option of Mr. Gray, into shares of the Company’s Common Stock, at a price of $0.50 per share. Upon conversion, the common shares Mr. Gray was to have received have registration rights, as specified in the Note. On February 25, 2021, Mr. Gray converted the full amount of the convertible promissory note into 1,000,000 shares of the Company’s common stock.

F-33.

FirstFire Settlement

On February 11, 2021, the Company, entered into a settlement agreement and mutual release (the “Settlement Agreement”) with FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (“FirstFire”), relating to a pending action in the U.S. District Court in the Southern District of New York, FirstFire Global Opportunities Fund, LLC v. WestPark Capital, Inc. et. al., No. 1:20-cv-03327-LLS (the “Litigation”). The other parties to the Settlement Agreement are the Company’s co-defendants in the Litigation, WestPark Capital, Inc. a Colorado corporation (“WestPark”), Mr. Richard A. Rappaport and Mr. Ramy El-Batrawi, chief executive officer of the Company.

The Litigation was commenced by FirstFire in April 2020 and subsequently amended in December 2020. FirstFire was a subscriber to the Company’s initial public offering of Common Stock in November 2019 (the “IPO”). It alleged in the Litigation that the Company and the other named defendants had, in connection with the IPO and the registration statement on Form S-1 filed thereto, committed violations of Sections 11, 12(a) and 15 of the Securities Act of 1933, as amended (the “Securities Act”), Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated under the Exchange Act. Each of the Company, WestPark, Mr. Rappaport and Mr. El-Batrawi vigorously denied and disputed these allegations.

In consideration of the releases, covenants, terms and conditions set forth in the Settlement Agreement, FirstFire has agreed to dismiss the Litigation with prejudice, to not file any further litigation relating to the IPO, and to waive and relinquish any and all claims on shares of Common Stock other than as specified in the Settlement Agreement. The Company has agreed to sell to FirstFire one hundred fifty thousand (150,000) shares of Common Stock (the “Settlement Shares”) on or around February 15, 2021, with such shares to be issued pursuant to the exemption from registration under Rule 506(b) of the Act. The purchase price of the Settlement Shares will be $0.066667 per share, or an aggregate of $10,000. Any resale of the Settlement Shares by FirstFire shall be subject to the conditions of Rule 144 of the Securities Act. None of WestPark, Mr. Rappaport or Mr. El-Batrawi are contributing to the Settlement Shares or any other consideration under the Settlement Agreement.

Social Reality Settlement

On February 19, 2021, the Company entered into a confidential settlement agreement and mutual release (the “Agreement”) with SRAX, Inc., a Delaware corporation formerly known as Social Reality, Inc. (“SRAX”), relating to an action brought by SRAX against the Company in Los Angeles Superior Court on or around February 11, 2020 (the “Litigation”). A description of the Litigation has been included by the Company in its prior filings, most recently in its quarterly report on Form 10-Q for the quarterly period ended September 30, 2020, filed on November 12, 2020.

The Company and SRAX have mutually agreed to keep the material terms of the Agreement confidential, subject to disclosure as required by applicable law or regulation.

Common Stock issuances

In addition to the above-described issuance of Common Stock subsequent to December 31, 2020, the Company has issued the following shares of Common Stock:

●	100,000 shares to a member of the Company’s board of directors for cash proceeds of $50,000;
●	960,550 shares to the Company’s former Chief Executive Officer for the cashless exercise of 1,000,000 stock options;
●	35,000 shares for the exercise of stock options for cash proceeds of $15,450; and
●	825,000 shares to our Executive Chairman in connection with an anti-dilutive agreement.

Bridge loan financing

On April 12, 2021, the Company, entered into a securities purchase agreement with a certain investor in connection with the issuance, as of that same date, of a 12.5% original issue discount convertible promissory note and a Common Stock purchase warrant. The note had an original principal amount of $2,250,000, with an original issue discount of $250,000. It bore interest at a fixed rate of ten percent (10%), was convertible into shares of Common Stock at an initial price of $3.00 per share, and was to mature on January 12, 2022. The note has since been exchanged for 230,375 shares of the Company’s series B preferred stock, par value $0.000001 (the “Series B Preferred Stock”) and a warrant, as described below, and cancelled. The warrant grants the right to purchase 187,500 shares of Common Stock at an exercise price of $3.00, subject to adjustment as set forth therein, and is exercisable at any time within five (5) years of the date of issuance. The agreement provided that additional warrants, each for 93,750 shares of Common Stock with an exercise price of $3.00 per share, will be issued by the Company to the investor on the 12th day of each month that the note remained outstanding. The warrant include anti-dilution provisions in which its exercise price will be reduced to equal the conversion or exercise price, as applicable, of any subsequently-issued derivative security to acquire shares of Common Stock, or their equivalent, should that conversion or exercise price be lower than the exercise price of the warrant. On each of May 12, 2021, June 12, 2021, July 12, 2021, August 8, 2021, September 8, 2021, October 8, 2021 and November 8, 2021, the Company issued another warrant for an additional 93,750 common shares to the same investor pursuant to the terms of the agreement.

Term loan financing

On July 9, 2021, the Company entered into a term loan, guarantee and security agreement with a lender and its agent providing for a secured term loan facility in an aggregate principal amount of up to $15.0 million, with $7.5 million funded upon closing and up to $7.5 million of additional borrowings under a delayed draw term loan facility. This agreement matures on July 9, 2026. Borrowings under it bear interest at LIBOR, plus a margin of 10.0%, with a default interest rate equal to 2.00% per year in the event of an ongoing event of default. The Company’s obligations under this agreement are guaranteed by its wholly-owned subsidiaries, and are a general obligation of the Company secured by substantially all of the Company’s property and assets. The Company may voluntarily prepay the term loans and mandatory prepayment will be required under certain contingencies, with a prepayment fee to be assessed, the amount of which will be calculated depending on when the prepayment is made. The Company has executed and delivered a term note evidencing this loan and has also issued a warrant granting the lender the right to purchase up to 1.5 million shares of Common Stock at an exercise price of $2.10.

Exchange of bridge note for preferred stock and warrant

In connection with the Company’s entry into the term loan, guarantee and security agreement, the Company also entered into an exchange agreement, dated as of July 8, 2021, with the counterparty to the securities purchase agreement entered into in April 2021. The investor agreed to exchange its note for 230,375 shares of the Company’s Series B Preferred Stock, and a warrant to purchase 93,750 shares of Common Stock at an exercise price of $3.00. The Series B Preferred Stock is subject to mandatory redemption in full at a redemption price initially equal to $10.00 per share, within 15 business days after the date on which the Company has completed an equity financing resulting in total proceeds of at least $10 million.

Settlement of Class-Action Litigation

On October 21, 2021, the Company announced that it had reached a provisional settlement of the “In re YayYo Securities Litigation” matter described in Note 10 above. This settlement is subject to court approval, which is expected to be granted. The Company’s portion of the settlement totals $1 million, which will be paid to the plaintiffs in equal installments every three months after the settlement is final. The Company’s Executive Chairman, Terren S. Peizer, has agreed to personally guarantee the settlement amount. The motion for approval of the settlement was filed with the court on November 19, 2021.

F-34.

Shares of Common Stock

EVmo, Inc.

PRELIMINARY PROSPECTUS

November 23, 2021

Through and including             , 2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission (“SEC”) registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee.

	Amount to be Paid
SEC Registration Fee		$1,695
FINRA Filing Fee		2,319
Legal Fees and Expenses
Accounting Fees and Expenses
Transfer Agent and Registrar Fees and Expenses
Printing Expenses
Miscellaneous Expenses
Total	$

Item 14. Indemnification of Officers and Directors

Our Amended and Restated Bylaws (the “Bylaws”) provide that we will indemnify our directors, officers and employees to the fullest extent against expenses judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director of the Company, permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”). Our Bylaws also provide that the Company shall have the power (though not the obligation), to the extent and in the manner permitted by the DGCL, to indemnify each of its employees, officers, and agents (other than directors) against expenses (as defined in Section 145 of the DGCL), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any, arising by reason of the fact that such person is or was an employee, officer or agent of the Company.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

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The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b).

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) which breached the director’s duty of loyalty to the corporation or its stockholders, (2) which were not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL; or (4) from which the director derived an improper personal benefit.

As disclosed elsewhere in this registration statement, we plan to enter into an underwriting agreement, which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

We engaged in two sales of unregistered sales of Common Stock during the fiscal year ended December 31, 2019. The sales are as follows:

●

On March 28, 2019, we sold an aggregate of 80,000 shares to our managing general underwriter, American Business Services, Inc., in a negotiated transaction that satisfied $400,000 in accounts payable, or $5.00 per share.

●

On June 26, 2019, we sold an aggregate of 4,300 shares to RG Alliance, the company which our CFO, Ryan Saathoff, serves as CEO, in a negotiated transaction that satisfied $21,500 in accounts payable, or $5.00 per share.

We engaged in three unregistered sales of Common Stock during the fiscal year ended December 31, 2020. The sales are as follows:

●	On April 2, 2020, we sold an aggregate of 1,428,571 shares to ACME Auto Leasing, one of the companies that finances our vehicle purchases, in a negotiated transaction for $0.07 per share, or aggregate cash consideration of $100,000.

●	On June 8, 2020, we sold 1,000,000 shares to Acuitas Group Holdings, LLC (“Acuitas”), a Delaware limited liability company which is now the Company’s largest shareholder, in a negotiated transaction for $0.15 per share, or aggregate cash consideration of $150,000.

●	On June 9, 2020, we sold 125,0000 shares to John P. O’Neill, a member of our Board of Directors, in a negotiated transaction for $0.20 per share, or aggregate cash consideration of $25,000.

In the first quarter of fiscal 2021, we engaged in the following unregistered sales of Common Stock:

●	On January 7, 2021, we sold another 100,000 shares to Mr. O’Neill, in a negotiated transaction for $0.50 per share, or aggregate cash consideration of $50,000;

●	On February 1, 2021, we issued 600 shares to an investor in connection with a prior note payable agreement;

●	On February 12, 2021, we issued 1,000,000 shares to John Gray in connection with the conversion of his note payable for $500,000;

●	On February 12, 2021, we issued 150,000 shares to FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company, in connection with the settlement of a legal action;

●	On February 23, 2021, we issued 75,000 shares to SRAX, Inc., a Delaware corporation, in connection with the settlement of a legal action; and

●	On March 1, 2021, we issued 825,000 shares to Acuitas in connection with a settlement agreement between Acuitas and X, LLC, a Delaware limited liability company controlled by the Company’s former CEO. The value of the shares was $3,240,600 which is based on the market value of the Common Stock at the grant date.

On April 12, 2021, the Company, entered into a securities purchase agreement with a certain investor in connection with the issuance, as of that same date, of a 12.5% original issue discount convertible promissory note and a Common Stock purchase warrant. The note had an original principal amount of $2,250,000, with an original issue discount of $250,000. It bore interest at a fixed rate of ten percent (10%), was convertible into shares of Common Stock at an initial price of $3.00 per share, and was to mature on January 12, 2022. The note has since been exchanged for 230,375 shares of the Company’s Series B Preferred Stock and a warrant, as described below, and cancelled. The warrant grants the right to purchase 187,500 shares of Common Stock at an exercise price of $3.00, subject to adjustment as set forth therein, and is exercisable at any time within five (5) years of the date of issuance. The agreement provided that additional warrants, each for 93,750 shares of Common Stock with an exercise price of $3.00 per share, will be issued by the Company to the investor on the 12th day of each month that the note remained outstanding. The warrant include anti-dilution provisions in which its exercise price will be reduced to equal the conversion or exercise price, as applicable, of any subsequently-issued derivative security to acquire shares of Common Stock, or their equivalent, should that conversion or exercise price be lower than the exercise price of the warrant. On each of May 12, 2021, June 12, 2021, July 12, 2021, August 8, 2021, September 8, 2021, October 8, 2021 and November 8, 2021, the Company issued another warrant for an additional 93,750 common shares to the same investor pursuant to the terms of the agreement.

On July 9, 2021, the Company entered into a term loan, guarantee and security agreement with a lender and its agent providing for a secured term loan facility in an aggregate principal amount of up to $15.0 million, with $7.5 million funded upon closing and up to $7.5 million of additional borrowings under a delayed draw term loan facility. This agreement matures on July 9, 2026. Borrowings under it bear interest at LIBOR, plus a margin of 10.0%, with a default interest rate equal to 2.00% per year in the event of an ongoing event of default. The Company’s obligations under this agreement are guaranteed by its wholly-owned subsidiaries, and are a general obligation of the Company secured by substantially all of the Company’s property and assets. The Company may voluntarily prepay the term loans and mandatory prepayment will be required under certain contingencies, with a prepayment fee to be assessed, the amount of which will be calculated depending on when the prepayment is made. The Company has executed and delivered a term note evidencing this loan and has also issued a warrant granting the lender the right to purchase up to 1.5 million shares of Common Stock at an exercise price of $2.10.

In connection with the Company’s entry into the term loan, guarantee and security agreement, the Company also entered into an exchange agreement, dated as of July 8, 2021, with the counterparty to the securities purchase agreement entered into in April 2021. The investor agreed to exchange its note for 230,375 shares of the Company’s Series B Preferred Stock, and a warrant to purchase 93,750 shares of Common Stock at an exercise price of $3.00. The Series B Preferred Stock is subject to mandatory redemption in full at a redemption price initially equal to $10.00 per share, within 15 business days after the date on which the Company has completed an equity financing resulting in total proceeds of at least $10 million.

Each of the sales described above was made pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act (i.e., a private transaction by an issuer not involving a public offering).

64.

Item 16. Exhibits

		Incorporated by Reference
Exhibit No.	Exhibit	Form	Filing Date	Exhibit No.	Filed Herewith
1.1	Form of Underwriting Agreement				X
3.1	Amended and Restated Certificate of Incorporation	1-A	December 15, 2016	2.4
3.2	Amended and Restated Bylaws	S-1/A	June 7, 2018	3.4
3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock	1-A	December 15, 2016	2.5
3.4	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock	8-K	July 14, 2021	3.1
3.5	Certificate of Corrections to Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock	8-K	July 14, 2021	3.2
4.1	Certificate, Series B Convertible Preferred Stock	8-K	July 14, 2021	4.2
4.2	Warrant, dated March 8, 2018	10-K	March 31, 2020	4.3
4.3	Form of Convertible Promissory Note issued to bridge lender	8-K	April 16, 2021	4.1
4.4	Form of Term Note issued to Energy Impact Credit Fund I, LP	8-K	July 14, 2021	4.1
4.5	Form of Representative’s Warrant				X
5.1	Opinion of Withers Bergman LLP
10.1#	EVmo, Inc. 2016 Equity Incentive Plan	S-1/A	June 7, 2018	10.4
10.2	Form of Securities Purchase Agreement between the Company and its bridge lender	8-K	April 16, 2021	10.1
10.4	Term Loan, Guarantee and Security Agreement with EICF Agent LLC and Energy Impact Credit Fund I, LP	8-K	July 14, 2021	10.1
10.5	Form of Warrant issued to Energy Impact Credit Fund I, LP	8-K	July 14, 2021	10.2
10.6	Exchange Agreement between the Company and its bridge lender	8-K	July 14, 2021	10.3
10.7	Form of Exchange Warrant issued to bridge lender	8-K	July 14, 2021	10.4
21.1	Subsidiaries of the Registrant	10-K	March 31, 2021	21.1
23.1	Consent of AJ Robbins CPA LLC, an Independent Registered Public Accounting Firm				X
23.2	Consent of Withers Bergman, LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on signature page to this Registration Statement)				X

# A contract, compensatory plan or arrangement to which a director or executive officer is a party or in which one or more directors or executive officers are eligible to participate.

65.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

66.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

67.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, California on November 23, 2021.

EVmo, Inc.

By:	/s/ Stephen M. Sanchez
Stephen M. Sanchez
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of EVmo, Inc., hereby severally constitute and appoint Stephen M. Sanchez and Ryan Saathoff, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen M. Sanchez	Chief Executive Officer	November 23, 2021
Stephen M. Sanchez	(principal executive officer)

/s/ Ryan Saathoff	Chief Financial Officer	November 23, 2021
Ryan Saathoff	(principal financial officer and principal accounting officer)

/s/ Terren S. Peizer	Executive Chairman, Board of Directors	November 23, 2021
Terren S. Peizer

/s/ Harbant S. Sidhu	Director	November 23, 2021
/s/ Harbant S. Sidhu

/s/ Douglas M. Mox	Director	November 23, 2021
Douglas M. Mox

/s/ John P. O’Neill	Director	November 23, 2021
John P. O’Neill

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